Exhibit 10.6

[Execution Version]

CREDIT AGREEMENT

dated as of March 18, 2011

among

LONE PINE RESOURCES INC.,
as Parent,

CANADIAN FOREST OIL LTD.,

as Borrower,

THE LENDERS PARTY HERETO,

THE TORONTO-DOMINION BANK

and

BANK OF MONTREAL,

as Co-Syndication Agents,

THE BANK OF NOVA SCOTIA

and

WELLS FARGO FINANCIAL CORPORATION CANADA,

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

2

3

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 18, 2011, is among LONE PINE RESOURCES INC., a Delaware corporation (the “Parent”), CANADIAN FOREST OIL LTD., a corporation amalgamated under the laws of the Province of Alberta, Canada (“Borrower”), the LENDERS party hereto, THE TORONTO-DOMINION BANK and BANK OF MONTREAL, as Co-Syndication Agents, THE BANK OF NOVA SCOTIA and WELLS FARGO FINANCIAL CORPORATION CANADA, as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent.

W I T N E S S E T H:

In consideration of the mutual promises herein contained and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acceptance Date” means any date, which must be a Business Day, on which a Bankers’ Acceptance is or is to be issued.

“Accepting Lender” means any Lender which has accepted a Bankers’ Acceptance under this Agreement.

“Act” is defined in Section 10.18.

“Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Lenders hereunder, and any successor thereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means each of the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents.

“Agreed Currency” is defined in Section 2.20(a).

“Agreement” means this Credit Agreement, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, such office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and/or issued and maintained.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently set forth in the Register, giving effect to any assignments made in accordance with Section 10.4 or any increases or decreases in Commitments made in accordance with this Agreement.

“Applicable Rate” means, for any day and with respect to any Canadian Prime Loans, any Bankers’ Acceptance or any Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below in basis points under the caption “Canadian Prime Loans,” “Bankers’ Acceptances Stamping Fee” or “Commitment Fees,” as the case may be, based on the Borrowing Base Utilization on such date:

Borrowing Base Utilization	Canadian Prime Loans	Bankers’ Acceptances Stamping Fee	Commitment Fees
x > 90%	175	275	50.0
75% < x < 90%	150	250	50.0
50% < x < 75%	125	225	50.0
25% < x < 50%	100	200	50.0
x < 25%	75	175	50.0

As used in this definition, “x” means, at any time, the Borrowing Base Utilization.

For purposes of the foregoing, any change in the Applicable Rate will occur automatically without prior notice upon any change in the Borrowing Base Utilization.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Country” means Canada and the U.S. or any other country determined to be an “Approved Country” by the Majority Lenders.

“Approved Engineer” means (a) Ryder Scott Company Petroleum Engineers, Netherland, Sewell & Associates, Inc., Collarini Engineering, Inc., DeGolyer and MacNaughton, GLJ Petroleum Consultants Ltd., Sproule Associates Ltd., or McDaniel & Associates Consultants Ltd. or (b) such other firm of independent petroleum engineers expert in the matters required to be performed in connection with the preparation and delivery of an Independent Reserve Report and reasonably satisfactory to the Administrative Agent.

“Arranger” means J.P. Morgan Securities LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Vice President or the Treasurer of such Person or any other officer of such Person duly authorized to contractually bind such Person specified as such to the Administrative Agent in writing by any of the aforementioned officers of such Person.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“BA Exposure” means, with respect to any Accepting Lender, the Principal Amount of Bankers’ Acceptances and BA Loans to be paid by Borrower to the Administrative Agent at the Principal Office, for which Borrower has not reimbursed such Accepting Lender.

“BA Loan” is defined in Section 2.23(h).

“BA Maturity Date” means the date on which a Bankers’ Acceptance is payable.

“BA Net Proceeds” means, in respect of any Bankers’ Acceptance, the amount determined as of the applicable Acceptance Date in accordance with the formula set forth in Exhibit L, subject to deduction of the Stamping Fees applicable to such Bankers’ Acceptance in accordance with Section 2.23(c).

“Bankers’ Acceptance Liability” means, with respect to any Bankers’ Acceptance, the obligation of Borrower to pay to the Administrative Agent at the Principal Office the Principal Amount of such Bankers’ Acceptance for which Borrower has not reimbursed the Accepting Lender.

“Bankers’ Acceptance Rate” means:

(a)                                  for a Lender which is a Schedule I Lender, the arithmetic average of the rates for the Lenders that are Schedule I Reference Lenders as quoted on Reuters Services page CDOR as at 10:00 a.m. on the Acceptance Date for the appropriate term of the requested Bankers’ Acceptance; and

(b)                                 for a Lender which is a Schedule II/III Lender, the arithmetic average of the actual discount rates applicable to Bankers’ Acceptances accepted by the Lenders that are Schedule II/III Reference Lenders as at 10:00 a.m. on the Acceptance Date for the appropriate term of the requested Bankers’ Acceptance, but not to exceed the sum of (i) the Banker’s Acceptance Rate in paragraph (a) of this definition plus (ii) 10 basis points per annum.

“Bankers’ Acceptance Request” is defined in Section 2.23(b) and contains the information set forth in Exhibit K.

“Bankers’ Acceptances” means bankers’ acceptances denominated in Canadian Dollars in the form of either a depository bill, as defined in the DBNA, or a blank non-interest bearing bill of exchange, as defined in the Bills of Exchange Act (Canada), in either case issued by Borrower and accepted by a Lender (and, if applicable, purchased by a Lender) at the request of Borrower, such depository bill or bill of exchange to be substantially in the standard form of such Lender.

“Bankruptcy and Insolvency Act (Canada)” means, collectively, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), each as amended from time to time and any similar statute of Canada or any province thereof.

“Borrower” is defined in the preamble.

“Borrower Arrangement” is defined in Section 2.23(c).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of BA Loans or Bankers’ Acceptances, as to which a single Interest Period is in effect.

“Borrowing Base” means the “Borrowing Base” as determined from time to time pursuant to Section 2.7.

“Borrowing Base Deficiency” means, at the time of determination, the amount by which (a) the Credit Exposures of all Lenders exceeds (b) the then effective Borrowing Base.

“Borrowing Base Designation Notice” is defined in Section 2.7(b).

“Borrowing Base Properties” means the Mortgaged Properties and those other Oil and Gas Properties owned by Borrower or its Restricted Subsidiaries that are given value in the determination of the then current Borrowing Base.

“Borrowing Base Utilization” means, at any time, the ratio (expressed as a percentage) of (i) the Credit Exposures of all Lenders to (ii) the then effective Borrowing Base under this Agreement.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.3, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Canada, Calgary, Canada, and Montreal, Canada are authorized or required by law to remain closed.

“Canadian Benefit Plans” means any employee benefit plan, maintained or contributed to by Borrower or any Restricted Subsidiary that is not a Canadian Pension Plan and which is primarily for the benefit of the employees or former employees of Borrower or any of its Restricted Subsidiaries employed in Canada who participate or are eligible to participate, including all profit sharing, incentive compensation, savings, supplemental retirement, retiring allowance, severance, deferred compensation, welfare, bonus, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements primarily for the benefit of such employees.

“Canadian Dollars” or “C$” or “$” or “Dollar” refers to lawful money of Canada.

“Canadian Pension Plan” means any pension plan administered by the Borrower and required to be registered under Canadian provincial or federal pension benefits standards legislation contributed to by (or to which there is or may be an obligation to contribute by) a Loan Party or its Subsidiaries.

“Canadian Pension Plan Termination Event” means an event which would entitle a Person (without the consent of any Loan Party or its Subsidiaries) to wind-up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Governmental Authority to terminate or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or an event respecting any Canadian Pension Plan which would result in the revocation of the registration of such Canadian Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.

“Canadian Prime”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate” means the greater of (a) the per annum floating rate of interest established from time to time by the Administrative Agent as the base rate the Administrative Agent will use to determine rates of interest on Canadian Dollar loans to its customers in Canada, (b) the per annum floating rate of interest established from time to time by the Reference Lender as the base rate the Reference Lender will use to determine rates of interest on Canadian Dollar loans to its customers in Canada, and (c) the sum of (i) the discount rate expressed as a rate of interest per annum payable to the purchasers of thirty-day bankers’ acceptances, duly accepted by the Administrative Agent, as established by the Administrative Agent and (ii) 100 basis points.  Without notice to Borrower or any other Person, the Canadian Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate.  The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans and other loans at rates of interest at, above or below the Canadian Prime Rate.  For purposes of this Agreement, any change in any interest rate due to a change in the Canadian Prime Rate shall be effective on the date such change in the Canadian Prime Rate is announced.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral having a fair market value in excess of C$25,000,000 (or its equivalent in other currencies).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any Applicable Lending Office of such Lender or any Issuing Bank or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import.

“Co-Documentation Agents” means The Bank of Nova Scotia and Wells Fargo Financial Corporation Canada, each in its capacity as co-documentation agent for the Lenders, and any successor thereto.

“Co-Syndication Agents” means The Toronto-Dominion Bank and Bank of Montreal, each in its capacity as co-syndication agent for the Lenders hereunder, and any successor.

“Collateral” means the “Mortgaged Property,” “Pledged Capital Stock” and “Collateral,” as defined in the Security Documents.

“Commission” means the U.S. Securities and Exchange Commission or any Canadian counterpart, or any Governmental Authority in the United States or Canada succeeding to any or all of the functions thereof.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, to acquire participations in Letters of Credit hereunder, and to accept Bankers’ Acceptances or make BA Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, (c) increased from time to time pursuant to Section 2.22, and (d) terminated pursuant to Sections 8.2 or 8.3.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Register following any Assignment and Assumption to which such Lender is a party or the delivery of a Lender Certificate to which such Lender is a party.  The initial aggregate amount of the Commitments of the Lenders is C$500,000,000.

“Commitment Fee” is defined in Section 2.11(a).

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Parent) in which the Parent or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Restricted Subsidiary, (d) unrealized losses and gains from Hedging Agreements resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, (e) any non-cash compensation charge or expense realized from grants of Equity Interests or other rights to officers, directors and employees and (f) any gains or losses from, or related to, currency conversions; provided further, that for the purpose of calculating “Consolidated Net Income” for the last four consecutive fiscal quarter period, such calculation shall include, to the extent necessary and without duplication, the historical financial information of the Borrower for the fiscal quarter periods ending on or before March 31, 2011.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the date of the Parent IPO, between FST and Parent.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans (excluding BA Loans and Bankers’ Acceptances) plus (b) its LC Exposure plus (c) its BA Exposure at such time.

“Currency” means, with respect to any Loan, Letter of Credit or Bankers’ Acceptance, whether such Loan, Letter of Credit or Bankers’ Acceptance is denominated in Canadian Dollars.

“DBNA” is defined in Section 2.23(l).

“Debenture” means any Demand Debenture and Negative Pledge delivered pursuant to the Loan Documents, substantially in the form of Exhibit H, in each case as amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents.  The term “Debentures” shall include each and every Debenture executed and delivered pursuant to the Loan Documents.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower, the Administrative Agent, the Issuing Bank or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, the Issuing Bank or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, the Issuing Bank’s or such other Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become insolvent or bankrupt pursuant to Section 8.1(g).

“Deposit Agreement” means any Deposit Agreement delivered pursuant to the Loan Documents, substantially in the form of Exhibit I, in each case as amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents.  The term “Deposit Agreements” shall include the Deposit Agreements executed and delivered pursuant to the Loan Documents.

“Disclosed Matters” is defined in Section 3.11(a).

“EBITDA” means, for any period, the Consolidated Net Income of Parent and its Restricted Subsidiaries for such period (excluding any extraordinary gains and losses from Consolidated Net Income) before deduction for interest expense, depreciation, depletion expense, amortization expense, federal, provincial, territorial and state income taxes and other non-cash charges and expenses incurred by Parent and its Restricted Subsidiaries; provided, however, that any calculation of EBITDA hereunder shall be made using an EBITDA calculated on a pro forma basis (inclusive of any acquisitions and/or divestitures, if any, made during the relevant calculation period and, if any such acquisition or divestiture has a value in excess of U.S.$25,000,000, as if such acquisition or divestiture had occurred on the first day of such period); provided further, that for the purpose of calculating “EBITDA” for the last four consecutive fiscal quarter period, such calculation shall include, to the extent necessary and without duplication, the historical financial information of the Borrower for the fiscal quarter periods ending on or before March 31, 2011.

“Effective Date” means the date on which the conditions specified in Section 4.1 and Section 4.2 of this Agreement are satisfied (or waived in accordance with Section 10.2 of this Agreement).

“Effectiveness Notice” means a notice and certificate of Borrower properly executed by an Authorized Officer of Borrower, addressed to the Lenders and delivered to the Administrative

Agent whereby Borrower certifies satisfaction and/or waiver of all the conditions precedent to the effectiveness under Section 4.1 and Section 4.2 of this Agreement.

“Employee Matters Agreement” means that certain Employee Matters Agreement dated as of the date of the Parent IPO between FST, Borrower and Parent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding directives or directions or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, environmental contamination or pollution, the management, handling, Release or threatened Release of, or exposure to, any Hazardous Material or, to the extent relating to human exposure to Hazardous Materials, health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, any liability for damages, costs of environmental investigation, Remedial Action, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other legally binding consensual arrangement pursuant to which liability is assumed by or imposed on any Loan Party or its Subsidiaries with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the rules, regulations and interpretations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or Section 414(c) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to Section 412(c) of the Code or Section 302(c) of ERISA); (c) the failure of a Plan to satisfy the requirements of Section 401(a)(29) of the Code, Section 436 of the Code or Section 206(g) of ERISA; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the Pension Benefit Guaranty Corporation (or any successor thereto) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any Withdrawal Liability; or (g) the receipt by Borrower or any ERISA Affiliate of any notice concerning the determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income, capital or franchise taxes imposed on (or measured by) its net income or capital by the federal, or any provincial, government of Canada, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the federal, or any provincial, government of Canada, the United States or any of its political subdivisions, or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender.

“Existing Canadian Credit Facility” means that certain Second Amended and Restated Credit Agreement dated as of June 6, 2007 among the Borrower, JPMorgan Chase Bank, N.A., as the Global Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as the Canadian Administrative Agent, the other agents party thereto, and the lenders party thereto, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Fee Letter” means that certain Fee Letter dated as of January 4, 2011, by and among Borrower, the Administrative Agent and the Arranger, as such letter may be amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Foreign Lender” means any Lender that is a non-resident in Canada for purposes of the Income Tax Act (Canada), other than a resident of the U.S. for purposes of the Canada-United States Income Tax Convention that is entitled to the benefits of such income tax convention with regard to any amounts that may become payable to it under the Loan Documents.  For purposes of this definition, Canada and each province thereof shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement contributed to by Borrower or any of its Restricted Subsidiaries with respect to employees employed outside Canada and the United States.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than Canada or any province or territory thereof.

“Form 10-K” means the Form 10-K as promulgated by the United States Securities and Exchange Commission, or any successor thereto.

“Form 10-Q” means the Form 10-Q as promulgated by the United States Securities and Exchange Commission, or any successor thereto.

“FST” means Forest Oil Corporation, a New York corporation.

“GAAP” means generally accepted accounting principles in the United States or, if generally accepted accounting principles of the United States are no longer required, Canada.

“Governmental Approval” means (a) any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, any Governmental Authority.

“Governmental Authority” means the governments of Canada and the United States of America, any other nation, sovereign or government, any state, province or territory or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently  liable under or with respect to, the Indebtedness, net worth, working capital or earnings of any Person or any production or revenues generated by (or any capital or other expenditures incurred in connection with the acquisition and exploitation of, exploration for, development of or production from) any Hydrocarbons, or a guarantee of the payment of dividends or other distributions upon the Equity Interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank, surety company or other financial institution or similar entity to issue a letter of credit, surety bond or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guarantors” means collectively, (a) prior to the Spin-Off Date, (i) FST and (ii) each Restricted Subsidiary of Borrower that executes and delivers a Guaranty, including each Restricted Subsidiary that is required to execute a Guaranty pursuant to Section 5.14 and (b) on or after the Spin-Off Date, (i)  Parent, (ii) Wiser I, (iii) Wiser II and (iv) each Restricted

Subsidiary of Borrower that executes and delivers a Guaranty, including each Restricted Subsidiary that is required to execute a Guaranty pursuant to Section 5.14.

“Guaranty” means (a) the Guaranty dated as of the Effective Date, made by FST in favor of the Administrative Agent substantially in the form of Exhibit F-1, (b) the Guaranty dated as of the Spin-Off Date made by Parent in favor of the Administrative Agent substantially in the form of Exhibit F-2, (c) the Guaranty dated as of the Spin-Off Date, made by Wiser I in favor of the Administrative Agent substantially in the form of Exhibit F-2, (d) the Guaranty dated as of the Spin-Off Date, made by Wiser II in favor of the Administrative Agent substantially in the form of Exhibit F-2, and (e) any other Guaranty delivered pursuant to the Loan Documents by any Restricted Subsidiary substantially in the form of Exhibit F-3, in each case as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the Loan Documents.  The term “Guaranties” shall include (i) the Guaranty described in clauses (a) - (e) above and (ii) each and every Guaranty executed and delivered hereunder.

“Hazardous Material” means all contaminants, pollutants, wastes, explosive or radioactive substances regulated by a Governmental Authority pursuant to Environmental Laws, and all hazardous or toxic substances, including petroleum or petroleum distillates or byproducts, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are defined as hazardous or deleterious under, or regulated or listed pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, whether or not such agreement contemplates physical delivery of commodities or is considered “financial”, which agreement is entered into for managing, mitigating or eliminating risks relating to commodity price fluctuations, between Borrower or its Restricted Subsidiaries and any Person.

“Hedging Obligations” means, with respect to any Person, all liabilities (including but not limited to obligations and liabilities of such Person arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder) of such Person under a Hedging Agreement.

“Highest Lawful Rate” is defined in Section 10.13(b).

“Hydrocarbon Interests” means all rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests; mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests, and other similar interests.

“Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Income Tax Act (Canada)” means the Income Tax Act (Canada) and regulations promulgated thereunder, as amended from time to time.

“Increased Commitment Amount” is defined in Section 2.22.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person or its Subsidiaries shall sell or transfer any material asset, and whereby such Person or any of its Subsidiaries shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, (k) all recourse and support obligations of such Person or any of its Subsidiaries with respect to the sale or discount of any of its accounts receivable, and (l) all obligations of such Person with respect to Production Payments sold by such Person or any prepayments for oil and gas production or other similar agreements; provided, however, that, with respect to determining the amount of Indebtedness under clause (a) or clause (b) above, any application of Financial Accounting Standard Nos. 133, 137, 138 and 143 which would have the effect of increasing or decreasing the principal amount of any obligation for borrowed money shall be disregarded.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” is defined in Section 10.3(b).

“Information” is defined in Section 10.12.

“Initial Reserve Report” means the Reserve Report prepared by DeGolyer and MacNaughton and delivered to the Administrative Agent with an effective date as of December 31, 2010, with respect to the Oil and Gas Properties of Borrower and its Subsidiaries, a true and correct copy of which has been delivered to the Administrative Agent and the Lenders.

“Intercompany Debt” means those certain outstanding intercompany advances made by FST to Borrower which is subordinated to the Obligations on terms satisfactory to the Administrative Agent, in its reasonable discretion.

“Interest Payment Date” means (a) with respect to any Canadian Prime Loan, the last day of each March, June, September and December, and (b) with respect to any BA Loan, the maturity date of the Bankers’ Acceptances issued concurrently with the advance of such BA Loan.

“Interest Period” means with respect to any BA Loan, each period commencing on the date such BA Loan is made or converted from another Type of Loan or the last day of the next preceding Interest Period for such BA Loan and ending on the date not less than 30 days or more than 180 days thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period may end later than the last day of the Availability Period, and (c) the Interest Period for a BA Loan shall end on the BA Maturity Date of the Bankers’ Acceptances issued concurrently therewith.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Reserve Report” is defined in Section 5.1(e).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) or (c) the entering into of any Guarantee of Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means any Lender in its capacity as the issuer of Letters of Credit hereunder, provided that, upon written notice to the Administrative Agent and Borrower, any Lender (other than JPMorgan Chase Bank, N.A., Toronto Branch) may decline to act in the capacity of an Issuing Bank under this Agreement. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” is defined in Section 2.20(b).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Affiliate” means, with respect to any Lender, (a) an Affiliate of such Lender or (b) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Certificate” is defined in Section 2.22.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.22, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, collateral assignment or security interest in, on or of such asset, including encumbrances created by the posting of a Letter of Credit, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, however, that, with respect to any prohibitions of Liens on Property, the following transactions shall not be deemed to create a Lien to secure Indebtedness: (i) Production Payments and (ii) liens required by statute and created in favor of any Governmental Authority to secure partial, progress, advance, or other payments intended to be used primarily in connection with air or water pollution control.

“Lien Searches” means central and local current financing statement searches from each province in which any Collateral or a Borrowing Base Property owned by Borrower or any Restricted Subsidiary of Borrower is located, and such other jurisdictions as the Administrative Agent may request, covering each Loan Party, together with copies of all financing statements listed in such searches.

“Loan Document” means (a) this Agreement, the Security Documents, the Fee Letter,  the Guaranties, the Hedging Agreements between Borrower or any of its Restricted Subsidiaries and any Lender or any Affiliate of a Lender, any Borrowing Request, any election notice, any agreement with respect to fees described in Section 2.11, and (b) each other agreement, document or instrument delivered by Borrower or any other Loan Party in connection with this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Loan Parties” means Parent, Borrower, each Guarantor and, after the date of this Agreement, any other Affiliate or Restricted Subsidiary of Borrower that executes a Loan Document, for so long as such Loan Document is in effect.

“Loans” means (a) the loans (including the Canadian Prime Loans and the BA Loans) made by the Lenders to Borrower pursuant to this Agreement and (b) the acceptance and purchase by the Lenders of Bankers’ Acceptances pursuant hereto.

“Majority Lenders” means Lenders having greater than 50% of the aggregate Commitments, provided that the Loans, LC Exposure, BA Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect” means a material adverse effect on (a) the business, Properties, operations or condition, financial or otherwise, of Parent and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents taken as a whole, or (c) the rights of or benefits available to the Lenders under any of the Loan Documents, as the case may be.

“Maturity Date” means March 18, 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means, initially, each Oil and Gas Property on which a Lien has been granted pursuant to pursuant to Section 4.2(f), and includes each other Oil and Gas Property with respect to which a Lien is granted pursuant to Sections 5.14 or 5.15.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received by Borrower and its Restricted Subsidiaries in respect of such event including (i) any cash received in respect of any non cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out of pocket expenses paid by Borrower and its Restricted Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Borrower and its Restricted Subsidiaries, and (iv) the amount of any reserves established by Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of Borrower).

“NI 51-101” means National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators.

“Non-Recourse Debt” means any Indebtedness of any Unrestricted Subsidiary, in each case in respect of which the holder or holders thereof (a) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the assets and Property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries and/or any other Person (other than Borrower and/or any Restricted Subsidiary), and (b) shall have no direct or indirect recourse (including by way of guaranty or indemnity) to Borrower or any Restricted Subsidiary or to any of the assets or Property of Borrower or any Restricted Subsidiary, whether for principal, interest, fees, expenses or otherwise.

“Obligations” means, at any time, the sum of (a) the aggregate Credit Exposure of the Lenders under the Loan Documents plus (b) all accrued and unpaid interest and fees owing to the Lenders under the Loan Documents plus (c) all Hedging Obligations in connection with all Hedging Agreements between Borrower or any Restricted Subsidiary and any Lender or any Affiliate of a Lender plus (d) all other obligations (monetary or otherwise) of Parent, Borrower or any Restricted Subsidiary to any Lender or any Agent, whether or not contingent, arising under or in connection with any of the Loan Documents.

“OFAC” is defined in Section 3.19.

“Oil and Gas Properties” means the Hydrocarbon Interests; any Property now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, profits á prendre, hereditaments, appurtenances and any Property in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Property, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, water wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and  rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organic Documents” means, relative to any Person, its articles of organization, formation or incorporation (or comparable document), its by-laws or operating agreement and all partnership agreements, limited liability company or operating agreements and similar arrangements applicable to ownership.

“Other Currency” is defined in Section 2.20(a).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by a Governmental Authority in Canada or the U.S. arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” is defined in the preamble.

“Parent IPO” means an underwritten initial public offering of Parent’s equity securities pursuant to a registration statement filed with the U.S. Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended.

“Participant” is defined in Section 10.4(e).

“Permitted Encumbrances” means:

(a)           Liens imposed by any Governmental Rule for Taxes that are not yet due or are being contested in compliance with Section 5.5;

(b)           landlord’s or lessor’s, carriers’, warehousemen’s, mechanics’, builders’, materialmen’s, repairmen’s and other like Liens imposed by law or arising in the ordinary course of business and in each case, securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.5;

(c)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(d)           pledges or deposits under worker’s compensation, unemployment insurance and other social security or similar  legislation made in the ordinary course of business;

(e)           judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);

(f)            easements, deed or zoning restrictions, permitting and operating restrictions, rights-of-way and similar encumbrances on real property imposed by any Governmental Rule or arising in the ordinary course of business that do not secure any Indebtedness and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any of its Restricted Subsidiaries;

(g)           Liens permitted by any of the Loan Documents;

provided that the term “Permitted Encumbrances” shall not include any Lien securing (i) any Indebtedness for borrowed money or (ii) any Hedging Obligation.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada or any province thereof (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada), in each case maturing within 90 days from the date of acquisition thereof;

(b)           Investments in commercial paper (i) rated A-1, P-1, R-1 low or A-1 or better by S&P, Moody’s, or DBRS Limited, respectively, maturing not more than 90 days from the date of acquisition thereof or (ii) rated A-2 or better (but less than A-1) or P-2 or better (but less than P-1) by S&P or Moody’s, respectively, maturing not more than 30 days from the date of acquisition thereof;

(c)           Investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 90 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or Canada or any province thereof which has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 or is a Schedule I Lender; and

(d)           deposits in money market funds investing exclusively in (a), (b) or (c) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA), which is subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a pledge agreement, dated as of the Effective Date or otherwise delivered pursuant to the Loan Documents, substantially in the form of Exhibit G, as amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents.  The term “Pledge Agreements” shall include each and every Pledge Agreement executed and delivered pursuant to the Loan Documents.

“Pledged Capital Stock” means all issued and outstanding capital stock or other Equity Interests of Wiser I, Wiser II, Borrower and any Restricted Subsidiary.

“Preferred Equity Interest” means any Equity Interest that, by its terms (or the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or circumstance either (a) matures, (b) is redeemable (whether mandatorily or otherwise) at the option of the holder thereof for any consideration other than shares of common stock or (c) is convertible or exchangeable for Indebtedness or other Preferred Equity Interests, in each case, in whole or in part, prior to the date which is 91 days after the earlier of (i) the Maturity Date or (ii) the date on which the Obligations have been paid in full and the Commitments have terminated and all Letters of Credit have expired or terminated.

“Present Value” means, at any time, the calculation of the present value of future cash flows based upon the then-effective Reserve Report for Proven Reserves from Oil and Gas Properties located within an Approved Country, utilizing the customary discount rates and pricing assumptions of the Administrative Agent.

“Principal Amount” means, for a Bankers’ Acceptance, the face amount thereof, for a BA Loan, the principal amount thereof determined in accordance with Section 2.23(h), and for any other Loans, the outstanding principal amount thereof.

“Principal Office” means the principal office of the Administrative Agent, which on the date of this Agreement is located at 200 Bay Street, Floor 18, Royal Bank Plaza, South Tower, Toronto, Ontario M5J 2J2 Canada.

“Production Payment” means a production payment obligation (whether volumetric or dollar denominated) of Borrower or any of its Restricted Subsidiaries which are payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proven Reserves” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined by the Commission in its standards and guidelines or “Proved” reserves in accordance with NI 51-101; provided that if both the Commission standards and guidelines and NI 51-101 apply, the Commission standards and guidelines shall control.

“Reference Lender” means The Toronto-Dominion Bank.

“Register” has the meaning set forth in Section 10.4(c).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date of the Parent IPO between FST and Parent.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, respond to or in any other way address Hazardous Materials Released into the environment; or (ii) perform pre-remedial and post-remedial studies and investigations and post-remedial operation and maintenance activities.

“Required Lenders” means, at any time, the Lenders having in the aggregate at least 66 2/3% of the aggregate total Commitments under the Loan Documents, or, if the Commitments have been terminated, Lenders holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Credit Exposures of all the Lenders; provided that the Loans, LC Exposure, BA Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Report” means the Initial Reserve Report and any other Independent Reserve Report or Internal Reserve Report delivered pursuant to Section 2.7 or Section 5.1(e), in form and substance reasonably satisfactory to the Administrative Agent, prepared at the sole cost and expense of Borrower (a) by Borrower’s internal petroleum engineers or (b) by an Approved Engineer or (c) by Borrower’s internal petroleum engineers and audited by an Approved Engineer, as the case may be, which shall evaluate the Proven Reserves attributable to the Oil and Gas Properties owned directly by Borrower and/or its Restricted Subsidiaries, as of the immediately preceding January 1 or July 1.  Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbons prices, escalation rates, discount rate assumptions, and net proceeds of production, Present Value, operating expenses and capital expenditures, in each case based upon updated economic assumptions reasonably acceptable to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property, real, personal or mixed) with respect to any Equity Interests in Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other Property, real, personal or mixed), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Borrower or Parent, as the context requires, that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s and any successor thereto that is a nationally-recognized rating agency.

“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada), as amended from time to time.

“Schedule I Reference Lenders” means The Toronto-Dominion Bank and Bank of Montreal.

“Schedule II/III Lenders” means a Lender that is a bank that is listed on Schedule II or Schedule III to the Bank Act (Canada), as amended from time to time.

“Schedule II/III Reference Lender” means JPMorgan Chase Bank, N.A., Toronto Branch.

“Security Documents” means each Guaranty, each Debenture, each Deposit Agreement, each Pledge Agreement, and each other instrument or document executed and delivered pursuant to Section 5.14 or Section 5.15 or pursuant to the Loan Documents to secure any of the Obligations.

“Senior Notes” means any unsecured Indebtedness of Parent, and any Guarantees thereof which has terms (including interest, amortization, covenants and events of default), not more onerous to Parent and its Restricted Subsidiaries than those contained in the Loan Documents

“Senior Notes Document” means the indentures or other agreements under which any Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing such Senior Notes or providing for any Guarantee or other right in respect thereof.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement dated as of the date of the Parent IPO between FST, Borrower and Parent.

“Solvent” means, with respect to any Person at any time, a condition under which (a) the fair saleable value of such Person’s assets is, on the date of determination, greater than the total amount of such Person’s liabilities (including contingent and unliquidated liabilities) at such time; and (b) such Person is able to pay all of its liabilities as such liabilities mature.  For purposes of this definition (i) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability, (ii) the “fair saleable value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value, and (iii) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.

“Spin-Off Date” means the date upon which FST no longer holds direct or indirect ownership of the Equity Interests of either Borrower or Parent.

“Stamping Fee” means, in respect of any Bankers’ Acceptance or BA Loan, the fee payable by Borrower described in Section 2.23(c).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower or Parent, as the context requires.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement dated as of the date of the Parent IPO between FST and its Affiliates and Parent and its affiliates.

“Total Debt” means all Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis described under clauses (a), (b), (d), (e), (f), (g), (h), (i), (k) and (l) of the definition thereof.

“Transition Agreements” means the Transition Services Agreement, the Tax Sharing Agreement, the Separation and Distribution Agreement, the Employee Matters Agreement, the Registration Rights Agreement, and the Contribution Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of the date of the Parent IPO between FST and Parent.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate or the Bankers’ Acceptance Rate .

“Unfunded Current Liability” means the amount, if any, by which (i) the greater of the solvency liability or the going concern liability of a Canadian Pension Plan as at the date of the most recently filed actuarial valuation, in either case determined in accordance with the actuarial methods and assumptions used by the actuary for the Canadian Pension Plan in the most recent actuarial valuation of the Canadian Pension Plan filed with, and accepted for filing by, the relevant pension regulatory authority, exceeds (ii) the fair market value of the assets of the Canadian Pension Plan as at the same date.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Unrestricted Subsidiary” means any Subsidiary of Borrower or Parent, as the context requires, that is not a Restricted Subsidiary or which Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 1.4 and all subsidiaries of such Person.  As of the date of this Agreement, the Unrestricted Subsidiaries are designated on Schedule 3.14 as such.

“Unutilized Commitment” means, at the time of determination, the amount by which (a) the lesser of (i) the amount of the Borrowing Base as then in effect at such time or (ii) the amount of the aggregate Commitments at such time, exceeds (b) the amount of the aggregate Credit Exposure of the Lenders at such time.

“Upfront Fee” is defined in Section 2.11(c).

“United States Dollars” or “U.S.$” refers to lawful money of the United States.

“Wiser I” means Wiser Delaware LLC, a Delaware limited liability company.

“Wiser II” means Wiser Oil Delaware, Inc., a Delaware corporation, which will be converted into a Delaware limited liability company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2.                 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “BA Loan” or “BA Borrowing” or “Canadian Prime Loan” or “Canadian Prime Borrowing”).

SECTION 1.3.                 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.4.                 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)           Unless designated as an Unrestricted Subsidiary on Schedule 3.14 as of the date of this Agreement or thereafter in writing to the Administrative Agent, any Person that becomes a Subsidiary of Borrower or Parent or any of their Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)           Borrower or Parent may designate any Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary if (i) after giving effect to such designation, no Default would exist as a result of a breach of Section 5.12 and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value of Borrower’s or Parent’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 7.4(i).  Except as provided in this Section 1.4(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)           Borrower or Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of Borrower and Parent and their Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist, and (iii) Borrower complies with the requirements of Sections 5.12 and 5.15.  Any such designation shall be treated as a cash dividend in an amount equal to the fair market value of Borrower’s or Parent’s direct and indirect ownership interest in such Subsidiary for purposes of the limitation on Investments under Section 7.4(i).

(d)           If, during any period, a Subsidiary is redesignated as either “Restricted” or “Unrestricted,” then for purposes of the calculation of EBITDA for such period, such Subsidiary shall be deemed to have been redesignated as of the first day of the relevant period.

(e)           For calculation of EBITDA for any period ending on or before the last day of the fiscal quarter in which the Effective Date occurs, such calculation shall be calculated on a pro forma basis (inclusive of any acquisitions and/or divestitures, if any, made during the relevant calculation period and, if any such acquisition or divestiture has a value in excess of U.S.$25,000,000, as if such acquisition or divestiture had occurred on the first day of such period).

ARTICLE II
THE CREDITS

SECTION 2.1.                 Commitments.  Subject to the terms and conditions set forth herein, (a) each Lender agrees to make Loans (including BA Loans made in accordance with Section 2.23) in Canadian Dollars to Borrower and (b) each Accepting Lender agrees to accept Bankers’ Acceptances presented to it by Borrower pursuant to Section 2.23, in each case from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Credit Exposure of any Lender exceeding the Commitment of such Lender, or (ii) the aggregate amount of the Credit Exposure of all Lenders exceeding the lesser of (A) the aggregate amount of the Borrowing Base then in effect and (B) the aggregate amount of the Commitments of the Lenders.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may repay (but not prepay) Bankers’ Acceptances and may borrow, prepay and reborrow Loans.

SECTION 2.2.                 Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Applicable Percentages.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Each Borrowing shall be comprised entirely of Canadian Prime Loans, or shall be comprised of Bankers’ Acceptances and BA Loans made in accordance with Section 2.23.

(c)           At the time that each Canadian Prime Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of C$1,000,000 and not less than C$1,000,000 (including any continuation or conversion of existing Loans made in connection therewith); provided that a Canadian Prime Borrowing may be in an aggregate amount that is equal to the entire Unutilized Commitment, if less.

SECTION 2.3.                 Requests for Borrowings.  To request a Borrowing of a Canadian Prime Loan, Borrower shall notify the Administrative Agent of such request by telephone not later than noon, Toronto time, on the date of such proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request executed by an Authorized Officer of Borrower, substantially in the form of Exhibit E or otherwise in a form approved by the Administrative Agent.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)            the aggregate amount of the requested Borrowing (which amount will be in Canadian Dollars as required pursuant to the last sentence of this Section 2.3); and

(ii)           the date of such Borrowing, which shall be a Business Day.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan (which shall be made in Canadian Dollars) to be made as part of the requested Borrowing.

SECTION 2.4.                 Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account or the account of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall, prior to 1:00 p.m., Toronto time, at least three (3) Business Days prior to the proposed date of issuance or modification, hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the least of the aggregate Commitments hereunder, (B) the Borrowing Base as then in effect at such time and (C) C$30,000,000; and (ii) the aggregate Credit Exposure of the Lenders shall not exceed the lesser of (x) the aggregate Commitments of the Lenders or (y) the Borrowing Base then in effect.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) five (5) Business Days prior to the Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Toronto time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Toronto time, on such date; or, if such notice has not been received by Borrower prior to such time on such date, then not later than 12:00 p.m., Toronto time, on the Business Day immediately following the day that Borrower receives such notice; provided that, unless such LC Disbursement is less than C$1,000,000, as applicable, Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Borrowing in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing.  If Borrower fails to make such payment (if applicable) when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph (or promptly following the Administrative Agent’s receipt from the Lenders of proceeds from a requested Borrowing), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or the Loan Documents, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.  Neither the Agents, the Lenders or any Issuing Bank nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to Borrower to the extent of any direct or actual damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Canadian Prime Loans; provided that, if Borrower fails to reimburse such LC Disbursement within two (2) Business Days after such reimbursement is due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Cash Collateralization.  If (a) any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (b) Borrower is required to cash collateralize pursuant to Section 2.21 as a result of a Defaulting Lender, Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash  equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.1(g).  Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10, and any such cash collateral so deposited and held by the Administrative Agent hereunder shall constitute part of the Borrowing Base for purposes of determining compliance with Section 2.10. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, or pursuant to Section 2.21 as a result of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three (3) Business Days after all Events of Default have been cured or waived. If Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10, such amount (to the extent not applied as aforesaid) shall be returned to Borrower as and to the extent that, after giving effect to such return, Borrower would remain in compliance with Section 2.10 and no Default shall have occurred and be continuing.

SECTION 2.5.                 Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Toronto time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, which Loan shall be in Canadian Dollars.  The Administrative Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with the Administrative Agent in Toronto; provided that Canadian Prime Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the costs incurred by the Administrative Agent for making such Lender’s share of such Borrowing or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to Loans made in such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.6.                 [Intentionally omitted].

SECTION 2.7.                 Borrowing Base.  This Section shall be applicable at all times.

(a)           Initial Borrowing Base.  Subject to Section 2.7(g), during the period from the date hereof to the date of the first redetermination of the Borrowing Base pursuant to the provisions of this Section, the initial amount of the Borrowing Base has been determined by the Administrative Agent and acknowledged by Borrower and its Restricted Subsidiaries and agreed to by the Lenders to be C$300,000,000.

(b)           Annual Scheduled Determinations of the Borrowing Base. Promptly after January 1 of each calendar year (commencing January 1, 2012), and in any event prior to February 15 of each calendar year, Borrower shall furnish to the Administrative Agent and the Lenders a report in form and substance reasonably satisfactory to the Administrative Agent, prepared by Borrower’s internal petroleum engineers and audited by an Approved Engineer, which report shall evaluate as of January 1 of such calendar year the Proven Reserves attributable to the Oil and Gas Properties which Borrower wishes to include in the Borrowing Base and a projection of the rate of production and net operating income with respect thereto, as of such date, together with additional data concerning pricing, hedging, operating costs and quantities of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request.  Within 30 days after receipt of such report and information, the Administrative Agent shall make an initial determination of the amount of credit to be made available to Borrower hereunder as of April 1st of such calendar year, and upon such initial determination shall promptly notify the Lenders in writing of the Administrative Agent’s initial determination of the Borrowing Base.  The Administrative Agent shall make such determination in accordance with its customary practices and standards for oil and gas loans and in the exercise of its sole discretion.  Within 15 days following their receipt of the proposed amount for the redetermined Borrowing Base, (i) for any increase to the redetermined Borrowing Base, the Administrative Agent and the Lenders representing one hundred percent (100%) of the Commitments shall approve the Administrative Agent’s initial determination of the Borrowing Base and (ii) for no change or any decrease to the redetermined Borrowing Base, the Administrative Agent and Required Lenders shall approve the Administrative Agent’s initial determination of the Borrowing Base, by written notice to the Administrative Agent; provided, however that failure by any Lender to reject in writing the Administrative Agent’s determination of the Borrowing Base within such 15-day period shall be deemed an acceptance of such determination by such Lender.  If the Required Lenders fail to approve any such determination of the Borrowing Base made by the Administrative Agent hereunder, then the Administrative Agent shall poll the Lenders and the Borrowing Base shall be set at the highest amount on which the Required Lenders can agree, it being understood that a Lender is deemed to have agreed to any and all amounts that are lower than the amount actually determined by such Lender to be the appropriate value of the Borrowing Base.  Upon approval or deemed approval by the Required Lenders of the Borrowing Base, the Administrative Agent upon notice thereof shall, by written notice to Borrower, the Agents and the Lenders, designate the new Borrowing Base available to Borrower as of April 1st of such calendar year (each such notice in this Section 2.7(b) or Section 2.7(c) below, herein a “Borrowing Base Designation Notice”).

(c)           Semi-Annual Scheduled Determination of the Borrowing Base. In addition, promptly after July 1 of each calendar year (commencing July 1, 2011, which will result in the first scheduled Borrowing Base redetermination), and in any event prior to August 15th of each calendar year, Borrower will make available for review by the Administrative Agent a report in form and substance reasonably satisfactory to the Administrative Agent, prepared by Borrower’s internal petroleum engineers, which report shall evaluate as of July 1 of such calendar year the Proven Reserves attributable to the Oil and Gas Properties which Borrower wishes to include in the Borrowing Base and a projection of the rate of production and net operating income with respect thereto, as of such date, together with additional data concerning pricing, hedging, operating costs, and quantities of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request.  The new Borrowing Base as of October 1st of such calendar year shall be approved and designated in accordance with the procedures and standards described in Section 2.7(b).

(d)           [Intentionally omitted].

(e)           Discretionary Determination of the Borrowing Base.  Each of Borrower and the Administrative Agent, at the request of the Required Lenders, shall have the right to redetermine the Borrowing Base in their sole discretion at any time and from time to time but not more often than one (1) time during any calendar year.  If either Borrower or the Required Lenders shall elect to make a discretionary redetermination of the Borrowing Base pursuant to the provisions of this Section 2.7(e), Borrower shall, within 30 days of its delivery of a request thereto or receipt of a request therefor from the Administrative Agent, deliver to the Administrative Agent such updated engineering, production, operating and other data as the Administrative Agent or any Lender may reasonably request.  The new Borrowing Base shall be approved and designated in accordance with the procedures and standards described in Section 2.7(b).

(f)            General Provisions With Respect to the Borrowing Base. The determination of the Borrowing Base shall be made by the Administrative Agent and the Required Lenders, taking into consideration the estimated value of the Oil and Gas Properties owned by Borrower and its Restricted Subsidiaries as reflected in the most recent Reserve Report delivered hereunder and any other relevant information obtained by or delivered to the Administrative Agent or any Lender, all in accordance with the other provisions of this Section 2.7 in accordance with their customary practices for oil and gas loans as in effect from time to time.  It is understood by the parties hereto that the Lenders shall have no commitment or obligation whatsoever to increase the Borrowing Base to any amount in excess of C$500,000,000, and nothing herein contained shall be construed to be a commitment by the Lenders to so increase the Borrowing Base.  The Borrowing Base may be redetermined pursuant to Section 2.7(b) (annual), Section 2.7(c) (semi-annual) and Section 2.7(e) (discretionary) and may be adjusted from time to time to give effect to issuances of Senior Notes under Section 2.7(g), the occurrence of Casualty Events under Section 2.7(h), and asset dispositions under Section 2.7(i).  In connection with any redetermination or adjustment pursuant to any of the foregoing, if the Administrative Agent determines that a Borrowing Base Deficiency exists at such time, the Administrative Agent shall give written notice thereof to Borrower and the date such notice is received shall be the “Deficiency Notification Date”.

(g)           Adjustment following Issuance of Senior Notes. In the event that Parent or any of its Restricted Subsidiaries issues any Senior Notes, then the Borrowing Base shall be reduced immediately by an amount equal to 25% of the stated principal amount of such issued Senior Notes; provided, however, that, notwithstanding the foregoing, the Borrowing Base shall not be reduced to the extent that the proceeds from the issuance of such Senior Notes are used to refinance the principal amount of existing unsecured Indebtedness of a Loan Party which constitutes Senior Notes.

(h)           Adjustment following Casualty Event. In the event that a Casualty Event has occurred related to any Borrowing Base Property, to the extent that the Net Proceeds received by Borrower or any of its Restricted Subsidiaries with respect to such Casualty Event have not been applied or budgeted to be applied to repair, restore or replace the Property affected by such Casualty Event within 30 days after the occurrence thereof, the Administrative Agent, at the request of the Required Lenders, shall have the right to reduce the Borrowing Base in its sole discretion based on its review of such Casualty Event; provided that the Borrowing Base shall not be reduced by an amount greater than 100% of such Net Proceeds.  The Administrative Agent shall provide notice to Borrower and the Lenders and the other Agents of the reduction in the Borrowing Base resulting from such Casualty Event, which reduction shall be effective as of the date of such notice.

(i)            Adjustment following Certain Asset Sales. In the event that Borrower sells, transfers or otherwise disposes in one or more transactions any Property pursuant to Section 7.5(g) if the aggregate fair market value of all such Property so sold, transferred or otherwise disposed of during the period since the most recent redetermination of the Borrowing Base shall exceed 10% of the amount of the then current Borrowing Base, then the Borrowing Base shall be reduced by an amount equal to the portion of the Borrowing Base attributable to the particular Property as agreed upon by Borrower and the Required Lenders acting reasonably.  The Administrative Agent shall provide notice to Borrower and the Lenders and the other Agents of the reduction in the Borrowing Base resulting from such disposition, which reduction shall be effective as of the date of such notice.

SECTION 2.8.                 Termination and Reduction of Commitments.

(a)           Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of C$1,000,000 and not less than C$5,000,000 and (ii) Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Credit Exposure of the Lenders would exceed the aggregate Commitments of the Lenders.

(c)           Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two (2) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Subject to the rights of

Borrower under Section 2.22, any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among each of the Lenders in accordance with each such Lender’s Applicable Percentage.

SECTION 2.9.                 Repayment of Loans; Evidence of Debt.

(a)           Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan and Borrowing of such Lender on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by one or more promissory notes.  In such event, Borrower shall prepare, execute and deliver to such Lender promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns and in a form approved by the Administrative Agent).  Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.               Prepayment of Loans.

(a)           Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.  Borrower shall not be permitted to prepay any Bankers’ Acceptance or BA Loans at any time.

(b)           If the Borrowing Base is (A) redetermined under Section 2.7, (B) reduced as the result of a Casualty Event under Section 2.7(h), (C) reduced as the result of an asset disposition under Section 2.7(i), or (D) reduced pursuant to any other provision of this Agreement, and (ii) as a result thereof, a Borrowing Base Deficiency occurs, then Borrower shall take the following actions:

(1)                                  in the case of a Borrowing Base Deficiency resulting from a redetermination or reduction of the Borrowing Base, prepay, or cause to be prepaid, Loans in an aggregate principal amount equal to such deficiency, together with interest on the principal amount paid accrued as of the date of such prepayment and, if after prepaying all of the Loans (other than Bankers Acceptances) a Borrowing Base Deficiency remains as a result of a BA Exposure, pay to the Administrative Agent an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.23(m), and, if after prepaying all of the Loans (other than Bankers Acceptances) and providing cash collateral for all Bankers’ Acceptances pursuant to this Section, a Borrowing Base Deficiency remains as a result of an LC Exposure, pay to the Administrative Agent an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.4(i); provided that  Borrower shall be obligated to make (or cause to be made) such prepayment and/or deposit of cash collateral within 180 days following the Deficiency Notification Date with respect to such deficiency; and provided further that within 90 days following the Deficiency Notification Date, Borrower shall have prepaid (or caused to be prepaid), or deposited cash in an amount equal to, one-half of such Borrowing Base Deficiency;

(2)                                  [Intentionally omitted];

(3)                                  [Intentionally omitted];

(4)                                  in the case of a Borrowing Base Deficiency resulting from a Casualty Event pursuant to Section 2.7(h), utilize the Net Proceeds of such Casualty Event to take the action described under clause (1) above (except that prepayments shall be made in respect of Loans made pursuant to this Agreement); provided that if a prepayment or deposit is required under this clause (4), then Borrower shall be obligated to make (or cause to be made) such prepayment and/or deposit of cash collateral on the Business Day immediately following receipt by Borrower or any Restricted Subsidiary of the notice from the Administrative Agent pursuant to Section 2.7(h) related to such Casualty Event; and

(5)                                  in the case of a Borrowing Base Deficiency resulting from an asset disposition pursuant to Section 2.7(i), utilize the Net Proceeds of such asset disposition to take the action described under clause (1) above (except that prepayments shall first be made in respect of Loans made pursuant to this Agreement); provided that if a prepayment or deposit is required under this clause (5), then Borrower shall be obligated to make (or cause to be made) such prepayment and/or deposit of cash collateral on the Business Day immediately following the receipt by Borrower or a Restricted Subsidiary of any Net Proceeds from such asset disposition.

(c)           Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder in the case of prepayment of a Canadian Prime Borrowing, not later than 11:00 a.m., Toronto time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each

Borrowing or portion thereof to be prepaid (which amount shall be in a minimum principal amount of C$1,000,000 (or the aggregate amount of the Obligations hereunder at such time), and in C$1,000,000 increments in excess thereof (or such other lesser amount in excess thereof in the event that prepayment is with respect to all Obligations hereunder)); provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and by any other amounts then due under this Agreement (including all amounts due under Section 2.16).

SECTION 2.11.               Fees.

(a)           Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate for Commitment Fees on the daily amount equal to the Applicable Percentage of such Lender of the Unutilized Commitment.  Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date of this Agreement; provided that any Commitment Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest for Bankers’ Acceptances on the average daily amount of such Lender’s Applicable Percentage of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which the Commitments terminate and the date on which  the Lenders cease to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee equal to the greater of (A) C$125 per fiscal quarter, and (B) the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the administration, issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall be payable in arrears on the last day of each March, June, September and December of each year, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the date on which such Commitments terminate and any such fees accruing after the date on which such Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Borrower agrees to pay to the Administrative Agent and/or the Arranger, for its own account and for the account of each Lender, as applicable, fees, including, without limitation, an upfront fee (the “Upfront Fee”), in the amounts and at the times separately agreed upon between Borrower, the Administrative Agent and the Arranger, including, without limitation, the amounts agreed upon among FST, the Administrative Agent and the Arranger in the Fee Letter.

(d)           Unless otherwise set forth herein or in the Fee Letter, all fees payable hereunder shall be paid on the dates due, in immediately available funds in Canadian Dollars, to the Administrative Agent (or the Issuing Bank, in the case of fees payable to it, or the Arranger, in the case of the Upfront Fee), as the case may be, for distribution, in the case of Commitment Fees and Upfront Fee, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.               Interest.

(a)           Subject to Sections 2.12(f), (g) and (h) and Section 10.13, the Loans comprising each Canadian Prime Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Loans.

(b)           [Intentionally omitted].

(c)           Notwithstanding the foregoing, but subject to Sections 2.12(f), (g) and (h) and Section 10.13, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section plus, to the extent permitted by applicable law, 2% or (ii) in the case of any other amount, the rate applicable to Canadian Prime Loans as provided in paragraph (a) of this Section plus, to the extent permitted by applicable law, 2%.

(d)           Subject to Sections 2.12(f), (g) and (h) and Section 10.13, accrued interest on each Loan (other than a Loan consisting of the acceptance of a Bankers’ Acceptance) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand of the Administrative Agent or the Majority Lenders (through the Administrative Agent) and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)           Subject to Sections 2.12(f), (g) and (h) and Section 10.13, all interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            To the extent permitted by applicable law, any provision of the Interest Act (Canada) or the Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by Borrower.

(g)           The theory of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder, notwithstanding anything contained in this Agreement, acceptance or other evidence of indebtedness or in any other Loan Document now or hereafter taken by any Agent or any Lender for the obligations of Borrower under this Agreement, or any other instrument referred to herein, and all interest and fees payable by Borrower to the Lenders, shall accrue from day to day, computed as described herein in accordance with the “nominal rate” method of interest calculation.

(h)           Where, in this Agreement, a rate of interest or fees is to be calculated on the basis of a 365/366-day year, such rate is, for the purpose of the Interest Act (Canada), equivalent to the said rate (i) multiplied by the actual number of days in the one year period beginning on the first day of the period of calculation and (ii) divided by 365 or 366, as applicable.

SECTION 2.13.               [Intentionally omitted].

SECTION 2.14.               [Intentionally omitted].

SECTION 2.15.               Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank any other condition affecting this Agreement made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost directly attributable to such Lender of making or maintaining any BA Loan or Bankers’ Acceptance (or of maintaining its obligation to make any such Loan or BA Loan or Bankers’ Acceptance ) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or BA Loan or Bankers’ Acceptance, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such  additional costs incurred or reduction suffered.

(b)           If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the directly attributable effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such

Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.               Break Funding Payments.  In the event of (a) the payment (including prepayment) of any principal of any BA Loan or Bankers’ Acceptance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any BA Loan or Bankers’ Acceptance other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith), or (d) the assignment of any BA Loans or Bankers’ Acceptances other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.19 then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower, the Administrative Agent and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.               Taxes.

(a)           Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified

Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent, each Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided that if a Lender is in breach of its representation and warranty under Section 2.17(e), then Borrower shall only be obligated to comply with clauses (ii) and (iii) of this Section 2.17(a) with respect to payments to be made to or for the benefit of such Lender.

(b)           In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if a Lender is in breach of its representation and warranty under Section 2.17(e), then Borrower shall have no obligations under this Section 2.17(c) with respect to any payments or liabilities described herein made or owed by such Lender.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, if available, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender represents and warrants that it is not, and will not be at any time,  a Foreign Lender.

(f)            If Borrower at any time pays an amount under Section 2.17(a), (b) or (c) to any Lender, the Administrative Agent or any Issuing Bank, and such payee receives a refund of or credit for any part of any Indemnified Taxes or Other Taxes which such payee determines in its good faith judgment is made with respect to such amount paid by Borrower, such Lender, the Administrative Agent or any Issuing Bank, as the case may be, shall pay to Borrower the amount of such refund or credit promptly, and in any event within 60 days, following the receipt of such refund or credit by such payee.  Nothing in this Section shall require any Lender, the Administrative Agent or any Issuing Bank to make available its tax returns or any other information relating to its taxes that such Person deems confidential.

SECTION 2.18.               Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Toronto time), on the date when due, in immediately available funds in Canadian Dollars, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent c/o JPMorgan Chase Bank, N.A., Toronto Branch, 200 Bay Street, Floor 18, ON1-1800, Toronto, Ontario, Canada M5J 2J2, Attention: Amanda Vidulich, Telephone: 416-981-9235, Fax: 416-981-9128, except payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17(a), 2.17(c) and 10.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as set forth in clause (a) of the definition of “Interest Period”, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Canadian Dollars as required pursuant to the Loan Documents.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due, such funds shall be applied (i) first, towards payment of interest and fees then due, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the costs incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(d) or 2.4(e), 2.5(b), 2.18(d) or 10.3(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)            Notwithstanding the foregoing or anything to the contrary contained herein, (i) if any Defaulting Lender shall have failed to fund all or any portion of any Loan (each such Loan, an “Affected Loan”), each prepayment of a Loan by Borrower under Section 2.10 shall be applied first to such Affected Loan and the principal amount and interest with respect to such payment shall be distributed (x) to each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans has been repaid in full and (y) to the extent of any remaining amount of such prepayment, to each Lender pro rata in accordance with such Lender’s Applicable Percentage, and (ii) each payment made by Borrower on account of the interest on any Affected Loans shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders.

SECTION 2.19.               Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.15, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender defaults in its obligation to fund Loans hereunder or otherwise becomes a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender, the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the terms of Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (3) the assignee and assignor shall have entered into an Assignment and Assumption, and (4) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

SECTION 2.20.               Currency Conversion and Currency Indemnity.

(a)           Payments in Agreed Currency.  Borrower shall make payment relative to any Obligation in the currency (the “Agreed Currency”) in which the Obligation was effected.  If any payment is received on account of any Obligation in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any Collateral or the liquidation of Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of Borrower hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.

(b)           Conversion of Agreed Currency into Judgment Currency.  If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency then the conversion shall be made on the basis of the rate of exchange prevailing on the next Business Day following the date such judgment is given and in any event Borrower shall be obligated to pay the Agents and the Lenders any deficiency in accordance with Section 2.20(c).

For the foregoing purposes “rate of exchange” means the lowest rate at which the relevant Lender or Agent, as applicable, in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.

(c)           Circumstances Giving Rise to Indemnity.  To the fullest extent permitted by applicable law, if (i) any Lender or any Agent receives any payment or payments on account of the liability of Borrower hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Lender or Agent, as applicable, is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then Borrower on demand shall, and Borrower hereby agrees to, indemnify the Lenders and the Agents from and against any loss, cost or expense arising out of or in connection with such deficiency.

(d)           Indemnity Separate Obligation.  To the fullest extent permitted by applicable law, the agreement of indemnity provided for in Section 2.20(c) shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders or Agents or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

(e)           Other Currency Conversion.  Any amount of money to be used in determining compliance with Article IV, Article V, Article VI, Article VII and Article VIII, may be denominated in either $U.S. or $C and, in accordance with such determination, may be converted from $U.S. to $C or vice-versa, as applicable, at the then-current rate of exchange on the date thereof.  For the foregoing purposes “rate of exchange” means the rate at which the Borrower, Parent, or Guarantor, as applicable, in accordance with its normal business procedures is able on the relevant date to purchase the relevant currency after deducting any premium and costs of exchange.

SECTION 2.21.               Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11;

(b)           the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c)           if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposure plus such Defaulting Lender’s LC Exposure does not exceed the lesser of (A) the aggregate amount of the Commitments of all non-Defaulting Lenders and (B) the aggregate amount of the Borrowing Base then in effect.

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank only Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.4(i) for so long as such LC Exposure is outstanding;

(iii)          if Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(a) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of an Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11 with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)           so long as such Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) ultimate parent of any Lender shall become bankrupt or insolvent pursuant to Section 8.1(g) following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing

Bank shall have entered into arrangements with Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. Once the conditions in the immediately preceding sentence have been satisfied, as determined by the Administrative Agent, such Lender shall no longer be deemed a Defaulting Lender.

SECTION 2.22.               Addition of Lenders and Increase in Commitments.  It is agreed by the parties hereto that one or more financial institutions acceptable to Borrower may become a Lender under this Agreement, with the consent of the Administrative Agent, not to be unreasonably withheld, (as to the identity of the institution), by executing and delivering to Borrower and the Administrative Agent a certificate substantially in the form of Exhibit B hereto (a “Lender Certificate”).  Upon receipt and agreement by Borrower and the consent of the Administrative Agent (as to the identity of the institution) of any such Lender Certificate increasing the Commitments, (a) the aggregate amount of the Commitments of the Lenders (including any Person that becomes a Lender by delivery of such a Lender Certificate) automatically without further action by Borrower, the Administrative Agent or any Lender shall be increased by the amount indicated in such Lender Certificate (but the aggregate Commitments shall not exceed C$750,000,000 as a result of increases pursuant to this Section) on the effective date set forth in such Lender Certificate (such increased amount herein the “Increased Commitment Amount”), (b) the Register shall be amended to add such Commitment of such additional Lender or to reflect the increase in the Commitment of an existing Lender, and the Applicable Percentages of the Lenders shall be adjusted accordingly to reflect the additional Lender or the increase in the Commitment of an existing Lender, (c) any such additional Lender shall be deemed to be a party in all respects to this Agreement and any other Loan Documents to which the Lenders are a party, and (d) upon the effective date set forth in such Lender Certificate, any such Lender party to the Lender Certificate shall purchase a pro rata portion of the outstanding Credit Exposure of each of the current Lenders such that the Lenders (including any additional Lender, if applicable) shall have the appropriate portion of the aggregate outstanding Credit Exposure of the Lenders (based in each case on such Lender’s Applicable Percentage, as revised pursuant to this Section).

SECTION 2.23.               Bankers’ Acceptances.  Subject to the terms and conditions of this Agreement, the Commitments may be utilized, upon the request of Borrower, in addition to the Loans provided for by Section 2.2 and the issuance of Letters of Credit provided for by Section 2.4, for the acceptance by the Lenders of Bankers’ Acceptances issued by Borrower, provided that in no event shall (i) the aggregate amount of all Bankers’ Acceptance Liabilities together with the aggregate principal amount of the Loans (excluding Bankers’ Acceptances and BA Loans) and the aggregate amount of all LC Exposure exceed the lesser of (A) the aggregate amount of the Borrowing Base then in effect and (B) the aggregate amount of the Commitments of the Lenders, and (ii) any Bankers’ Acceptances have maturities of less than 30 days or more than 180 days from the Acceptance Date (and shall in no event mature on a date after the Maturity Date).  The following additional provisions shall apply to Bankers’ Acceptances:

(a)           In order to facilitate and expedite the issuance and acceptance of Bankers’ Acceptances hereunder, Borrower agrees to the terms and conditions of the Power of Attorney with respect to the Bankers’ Acceptance attached hereto as Exhibit J.

(b)           When Borrower wishes to make a Borrowing by way of Bankers’ Acceptances, Borrower shall submit to the Administrative Agent prior written notice with respect to the issuance of the Bankers’ Acceptances (such written notice a “Bankers’ Acceptance Request”) by not later than 1:00 p.m., Toronto time, two (2) Business Days’ prior to the Acceptance Date.  Each Bankers’ Acceptance Request shall be irrevocable and binding on Borrower.  Borrower shall indemnify each Lender against any loss or expense incurred by such Lender as a result of any failure by Borrower to fulfill or honor before the date specified as the Acceptance Date, the applicable conditions set forth in Article IV, if, as a result of such failure the requested Bankers’ Acceptance is not made on such date.  Unless otherwise agreed among the Administrative Agent and the Lenders, the aggregate amount of all Bankers’ Acceptances issued on any Acceptance Date hereunder shall be accepted pro rata by all Lenders relative to their respective Applicable Percentage, rounded, upwards or downwards, as the case may be, to the nearest C$100,000.  Upon receipt of a Bankers’ Acceptance Request, the Administrative Agent shall advise each Lender of the contents thereof.

(c)           Unless Borrower has notified the Administrative Agent in the Bankers’ Acceptance Request that Borrower intends to arrange the sale of the Bankers’ Acceptances which are the subject of such Bankers’ Acceptance Request (a “Borrower Arrangement”), on the Acceptance Date at 10:30 a.m., Toronto time, the Administrative Agent shall determine the Bankers’ Acceptance Rate for each of the Accepting Lenders.  Not later than 2:00 p.m., Toronto time, each such Accepting Lender shall accept and purchase its share of the Bankers’ Acceptances that are issued and shall make available to the Administrative Agent, in accordance with Section 2.5, the BA Net Proceeds of the purchase of Bankers’ Acceptances on such day by such Lender.  The Administrative Agent shall transfer to Borrower those BA Net Proceeds of the Bankers’ Acceptances and shall notify Borrower and each such Lender by facsimile or telephone (if by telephone, to be confirmed subsequently in writing) of the details of the issue, pursuant to a notice in substantially the form attached hereto as Exhibit M.  Each Accepting Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

On the Acceptance Date, Borrower shall pay each Accepting Lender and each Lender providing a BA Loan a Stamping Fee with respect to each Bankers’ Acceptance and each BA Loan and each Lender is hereby authorized to deduct such Stamping Fee prior to remitting the BA Net Proceeds to the Administrative Agent.

For each Bankers’ Acceptance or BA Loan, the Stamping Fee payable by Borrower shall be the product obtained by multiplying:

(i)            the applicable Bankers’ Acceptance Stamping Fee specified in the definition of Applicable Rate in effect from time to time; by

(ii)           the Principal Amount of that Bankers’ Acceptance or BA Loan;

and prorating that product for the number of days in the term from and including the Acceptance Date to but not including the BA Maturity Date of that Bankers’ Acceptance or the Interest Period for the BA Loan, as the case may be, on the basis of a year of 365 days.

(d)           [Intentionally omitted].

(e)           On each day during the period commencing with the issuance by Borrower of any Bankers’ Acceptance and until such Bankers’ Acceptance Liability shall have been paid by Borrower, the Commitment of each Accepting Lender that is able to extend credit by way of Bankers’ Acceptances shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the Principal Amount of such Bankers’ Acceptance.

The Commitment of any Lender providing a BA Loan rather than Bankers’ Acceptances shall be deemed utilized during this period in an amount equal to the Principal Amount of such BA Loan.

(f)            Borrower agrees to pay on the BA Maturity Date for each Bankers’ Acceptance, to the Administrative Agent for account of each Accepting Lender, an amount equal to the Bankers’ Acceptance Liability for such Bankers’ Acceptance.

Borrower hereby waives presentment for payment of Bankers’ Acceptances by the Accepting Lenders and any defense to payment of amounts due to an Accepting Lender in respect of a Bankers’ Acceptance which might exist by reason of such Bankers’ Acceptance being held at maturity by the Accepting Lender which accepted it and agrees not to claim from such Lenders any days of grace for the payment at maturity of Bankers’ Acceptances.

(g)           In the event Borrower fails to notify the Administrative Agent in writing not later than 1:00 p.m., Toronto time, on the Business Day prior to any BA Maturity Date that Borrower intends to pay with Borrower’s own funds the Bankers’ Acceptance Liabilities due on such BA Maturity Date or fails to make such payment, Borrower shall be deemed for all purposes to have given the Administrative Agent notice of a borrowing of a Canadian Prime Loan pursuant to Section 2.3 for an amount equal to the Principal Amount of such Bankers’ Acceptances; provided that:

(i)            the BA Maturity Date for such Bankers’ Acceptances shall be considered to be the date of such borrowing;

(ii)           the proceeds of such Canadian Prime Loan shall be used to pay the amount of the Bankers’ Acceptance Liability due on such BA Maturity Date;

(iii)          if after giving effect to such Canadian Prime Loan, a Borrowing Base Deficiency would exist, the Administrative Agent shall so advise Borrower and Borrower shall comply with the provisions of Section 2.10;

(iv)          each Lender which has made a maturing BA Loan (in accordance with Section 2.23(h) hereof) shall continue to extend credit to Borrower by way of a Canadian

Prime Loan (without further advance of funds to Borrower) in the Principal Amount equal to its Applicable Percentage of the total amount of credit requested to be extended by Bankers’ Acceptances when the BA Loan was made; and

(v)           the Administrative Agent shall promptly and in any event within three (3) Business Days following the BA Maturity Date of such Bankers’ Acceptances, notify Borrower in writing of the making of such Canadian Prime Loan pursuant to this Section 2.23(g).

(h)           If, in the sole judgment of a Lender, such Lender is unable, as a result of applicable law or customary market practice, to extend credit by way of Bankers’ Acceptance in accordance with this Agreement, such Lender shall give notice to such effect to the Administrative Agent and Borrower prior to 1:00 p.m., Toronto time, on the date of the requested credit extension (which notice may, if so stated therein, remain in effect with respect to subsequent requests for extension of credit by way of Bankers’ Acceptance until revoked by notice to the Administrative Agent and Borrower) and shall make available to the Administrative Agent, in accordance with Section 2.1 hereof prior to 2:00 p.m., Toronto time, on the date of such requested credit extension a Canadian Dollar loan (a “BA Loan”) in the Principal Amount equal to such Lender’s Applicable Percentage of the total amount of credit requested to be extended by way of Bankers’ Acceptances. All BA Loans shall, if requested by the Lender making such a loan, be evidenced by promissory notes of the Borrower in form and substance satisfactory to the Borrower and such Lender, each acting reasonably.  The Stamping Fee for that BA Loan shall be calculated on that Principal Amount.  Such BA Loan shall have an Interest Period equal to the term of the Bankers’ Acceptances for which it is a substitute and shall bear interest throughout such Interest Period applicable to that BA Loan at a rate per annum equal to the Bankers’ Acceptance Rate for such Bankers’ Acceptances.  On the maturity date of the Bankers’ Acceptances issued concurrently with the advance of the BA Loan, Borrower shall pay to each Lender which made a BA Loan, in satisfaction of the BA Loan and accrued interest thereon, an amount equal to the Principal Amount of such BA Loan, failing which such Principal Amount shall be converted to a Canadian Prime Loan.  The amount of the proceeds of that BA Loan to be disbursed to Borrower on the Acceptance Date shall be the same amount as if that Lender had accepted and purchased its Lender’s Applicable Percentage of the requested Bankers’ Acceptances at a discount from the Principal Amount of that Bankers’ Acceptance calculated at a discount rate per annum equal to the Bankers’ Acceptance Rate for the term of such Bankers’ Acceptances in the same manner that BA Net Proceeds are calculated; provided that the Principal Amount of such BA Loan shall be the same amount as the face amount of the Bankers’ Acceptance which such Lender would have accepted but for this Section 2.23(h).

(i)            If Borrower notifies the Administrative Agent of a Borrower Arrangement, on the Acceptance Date of the Bankers’ Acceptances constituting a Borrower Arrangement:

(i)            Borrower shall obtain quotations from prospective purchasers regarding the sale of the Bankers’ Acceptances to be accepted by the Lenders, and shall, on or before 11:00 a.m., Toronto time, on such date, provide the Administrative Agent with all necessary information required by each Lender to enable each Lender to determine the Bankers’ Acceptance discount rate applicable to such issue, together with the identity of and the face amount of Bankers’ Acceptances to be purchased by each of the purchaser(s)

of the Bankers’ Acceptances accepted by each Lender.  In obtaining such quotes, Borrower shall offer each Lender the right to bid on the Bankers’ Acceptances accepted by it.  The Lenders and the Administrative Agent shall not be responsible for any losses occasioned by the failure of Borrower to comply with its obligations under this paragraph and shall not be required to purchase any Bankers’ Acceptances on such Acceptance Date if Borrower has requested Borrower Arrangement; and

(ii)           on receipt from Borrower of the information referred to in paragraph (i), the Administrative Agent shall promptly notify each Lender of:

(A)          the Bankers’ Acceptance discount rate to be applicable to such issue;

(B)           the proceeds to be received by such Lender on the sale of the Bankers’ Acceptances accepted by such Lender, based upon such Bankers’ Acceptance discount rate obtained by Borrower for each such Lender; and

(C)           the Stamping Fee payable to such Lender in connection with such issue.

(j)            [Intentionally omitted].

(k)           If a Lender determines in good faith, which determination shall be final, conclusive and binding upon Borrower, and notifies Borrower that, by reason of circumstances affecting the money market:

(i)            there is no market for Bankers’ Acceptances generally or of a requested duration;

(ii)           the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created and purchased hereunder generally or in connection with a requested duration; or

(iii)          the Bankers’ Acceptance Rate does not accurately reflect the cost of funds of such Lender or the discount rate which would be applicable to a sale of Bankers’ Acceptances accepted by such Lender in the market;

then:

(x)            the right of Borrower to request Bankers’ Acceptances or a BA Loan of the affected duration from that Lender shall be suspended until such Lender determines that the circumstances causing such suspension no longer exist and such Lender so notifies Borrower; and

(y)           any Bankers’ Acceptance Request for an affected duration which is outstanding shall be canceled and the Bankers’ Acceptances or BA Loan requested therein shall not be made and a Bankers’ Acceptance or BA Loan having the shortest duration available (or if none) a Canadian Prime Loan shall be made in its place.

(l)            It is the intention of the Administrative Agent, the Lenders and Borrower that, except to the extent a Lender advises otherwise, pursuant to the Depository Bills and Notes Act (“DBNA”), all Bankers’ Acceptances accepted by the Lenders under this Agreement shall be issued in the form of a “depository bill” (as defined in the DBNA), deposited with The Canadian Depository for Securities Limited or a Subsidiary thereof and made payable to CDS & Co.  In order to give effect to the foregoing, the Administrative Agent shall, subject to the approval of Borrower and the Lenders, establish and notify Borrower and the Lenders of any procedure, consistent with the terms of this Agreement and the requirements of the DBNA, as is reasonably necessary to accomplish such intention, including:

(i)            any instrument held by the Administrative Agent or a Lender for purposes of Bankers’ Acceptances shall have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”;

(ii)           any reference to the authentication of the Bankers’ Acceptances will be removed; and

(iii)          any reference to “bearer” will be removed and no Bankers’ Acceptance shall be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

(m)          If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the BA Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 8.1(g).  Borrower shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10, and any such cash collateral so deposited and held by the Administrative Agent hereunder shall constitute part of the Borrowing Base for purposes of determining compliance with Section 2.10. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent for the satisfaction of the obligations of Borrower with respect to the BA Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with BA Exposure representing greater than 50% of the total BA Exposure), be applied to satisfy other obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three (3) Business Days after all Events of Default have been cured or waived.  If Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10, such amount (to the extent not applied as aforesaid) shall be returned to Borrower as and to the extent that, after giving effect to such return, Borrower would remain in compliance with Section 2.10 and no Default shall have occurred and be continuing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the other Agents, any Issuing Bank and the Lenders to enter into this Agreement and to make Loans (including making BA Loans and accepting Bankers’ Acceptances) and issue or participate in any Letters of Credit hereunder, Parent and Borrower each represents and warrants to the Administrative Agent, the other Agents, any Issuing Bank and the Lenders as set forth in this Article.

SECTION 3.1.                 Organization; Powers.  Each of Parent, Borrower, and their respective Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.2.                 Authorization; Enforceability.  The execution, delivery and performance by Borrower of this Agreement and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Loan Party of each Loan Document executed or to be executed by it, are within Borrower’s and each such other Loan Party’s corporate, limited liability company and/or partnership powers, and have been duly authorized by all necessary corporate, limited liability company and/or partnership action, and if required, stockholder, member and/or partner action.  This Agreement and each other Loan Document executed or to be executed by it has been duly executed and delivered by Borrower and constitutes, and each other Loan Document executed or to be executed by any other Loan Party, when executed and delivered by such other Loan Party, will constitute, a legal, valid and binding obligation of Borrower or such Loan Party (as the case may be), enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3.                 Approvals; No Conflicts.  The execution, delivery and performance by Borrower of this Agreement and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Loan Party of each Loan Document executed or to be executed by such other Loan Party, (a) do not require any Governmental Approval or third party approvals, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable Governmental Rule or the Organic Documents of Borrower or any such other Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any such Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by Borrower or any such other Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any such other Loan Party except Liens created under the Loan Documents.

SECTION 3.4.                 Properties.  Each of Borrower and its Restricted Subsidiaries owns its Properties free and clear of all Liens (other than Liens permitted by Section 7.2).

SECTION 3.5.                 Compliance with Laws and Agreements.  Each of the Loan Parties and its Restricted Subsidiaries is in compliance with all Governmental Rules applicable to such Person or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.6.                 [Intentionally Omitted.]

SECTION 3.7.                 Disclosure.  Parent has disclosed to the Lenders and the Administrative Agent all agreements, court orders, judgments, instruments and corporate or other restrictions to which Parent or any of its Subsidiaries is subject, and all other matters known to any of them relating to any of the foregoing, which agreements, court orders, judgments, instruments, restrictions and other matters individually or in aggregate could reasonably be expected to result in a Material Adverse Effect.  None of the documents, reports, financial statements, certificates or other information furnished by or on behalf of Parent or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.8.                 Priority; Security Matters.  The Obligations are and shall be at all times secured by Liens in all Collateral to the extent perfection has occurred or will occur by the filing of an instrument to perfect a security interest under the laws of the applicable jurisdiction, or by possession, and, except for Liens permitted by Section 7.2, all such Liens shall be first priority Liens.

SECTION 3.9.                 Solvency.  Immediately after the consummation of the Financing Transactions to occur on the Effective Date, (a) no Loan Party will have unreasonably small capital with which to conduct the business in which such Loan Party is engaged as such business is now conducted and is proposed to be conducted following the Effective Date; and (b) each Loan Party will be Solvent.

SECTION 3.10.               Financial Condition; No Material Adverse Change.

(a)           Borrower has heretofore furnished to the Lenders and the Administrative Agent copies of its consolidated balance sheet and statements of operations, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, audited by Ernst & Young LLP, independent public accountants, and (ii) if available, as of and for the fiscal quarter and the portions of the fiscal year ended March 31, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year end audit adjustments in the case of the statements referred to in clause (ii) above.

(b)           [Intentionally omitted].

(c)           Parent has heretofore furnished to the Lenders and the Administrative Agent copies of its pro forma consolidated balance sheet as of December 31, 2010, prepared giving pro forma effect to the Financing Transactions as if the Financing Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared in good faith in accordance with GAAP, (ii) is based on assumptions believed to be reasonable, and (iii) presents fairly, in all material respects, the pro forma consolidated financial position of Parent and its consolidated Subsidiaries as of December 31, 2010 (or in the event that the Effective Date occurs after March 31, 2011, such later date reasonably requested by the Administrative Agent).

(d)           Except as set forth in Schedule 3.10 or reflected in the financial statements referred to in Section 3.10(a), neither Parent, Borrower nor any of their Restricted Subsidiaries has any contingent liabilities, unusual long-term commitments or unrealized losses.

(e)           Since December 31, 2010, there has been no material adverse change in the consolidated financial condition, operations or business taken as a whole of Borrower and its consolidated Restricted Subsidiaries.  Since the Effective Date, there has been no material adverse change in the consolidated financial condition, operations or business taken as a whole of Parent and its consolidated Restricted Subsidiaries.

SECTION 3.11.               Litigation.

(a)           Except for such actions, suits or proceedings set forth in Schedule 3.11 hereto and any other actions, suits or proceedings from time to time disclosed in writing by Borrower or its Restricted Subsidiaries to the Administrative Agent after the date of this Agreement (collectively, the “Disclosed Matters”), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Parent or any of its Restricted Subsidiaries or any of their respective Properties, businesses, assets or revenues, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or enforceability of any of the Loan Documents or seek to enjoin or prevent the Financing Transactions.

(b)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.12.               Taxes.  Except as set forth in Schedule 3.12, each of Parent, its Restricted Subsidiaries and each of its Subsidiaries which is a member of Parent’s consolidated  federal income tax group has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13.               Compliance with Benefit Plans; ERISA.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Canadian Pension Plans, if any, are duly registered under the Income Tax Act (Canada) and all applicable provincial or federal pension benefits standards legislation and no event has occurred which is reasonably likely to cause the loss of such registered status; (ii) all obligations of Borrower and its Restricted Subsidiaries (including any applicable fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans, if any, have been performed in accordance with applicable laws and regulations; (iii) no promises of benefit improvements under the Canadian Pension Plans, if any, or the Canadian Benefit Plans have been made; (iv) all reports and disclosures relating to the Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in accordance with applicable laws and regulations; (v) neither Borrower nor any Restricted Subsidiary has made any improper withdrawals prohibited by applicable law, or applications of, the assets of any of the Canadian Pension Plans; (vi) other than as disclosed in Schedule 3.13, no Canadian Pension Plan Termination Event has occurred; (vii) neither Borrower nor any of its Restricted Subsidiaries has any knowledge that the Canadian Pension Plans, if any, are the subject of an investigation, any other proceeding, an action or a claim other than a routine claim for benefits; (viii) all contributions or premiums required to be made by Borrower or any Restricted Subsidiary to the Canadian Pension Plans and the Canadian Benefit Plans have been made within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations; and (ix) all employee contributions to the Canadian Pension Plans, if any, required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations. No Canadian Pension Plan has an Unfunded Current Liability that could, individually or when taken together with any other liabilities referenced in this Section 3.13(a), could reasonably be anticipated to have a Material Adverse Effect;

(b)           There has been no failure to administer or operate the Foreign Plans in accordance with the terms thereof except for any failure to so administer or operate the Foreign Plans as could not reasonably be expected to have a Material Adverse Effect;

(c)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (in each case determined based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the date of the most recent financial statements reflecting such amounts, does not exceed the fair market value of the assets of such Plan (as of the date of determination of such benefit obligation amount) by an amount which, if it constituted a direct liability of Borrower, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14.               Subsidiaries.  Schedule 3.14 sets forth the name, the identity or corporate structure, the ownership interest, the chief executive office, principal places of business, and, if applicable, the Federal Taxpayer Identification Number, of each direct or indirect Subsidiary of Parent as of the Effective Date.  Schedule 3.14 also sets forth the name of each Restricted Subsidiary and Unrestricted Subsidiary of Parent and Borrower as of the Effective Date. As of the Effective Date, Parent does not have any Subsidiaries other than the Subsidiaries identified in Schedule 3.14.

SECTION 3.15.               Insurance.  Schedule 3.15 sets forth a description of all insurance maintained by or on behalf of Borrower and its Restricted Subsidiaries as of the date of this Agreement.  As of the date of this Agreement, all premiums in respect of such insurance then due have been paid.

SECTION 3.16.               Labor Matters.  As of the Effective Date, there are no material strikes, lockouts or slowdowns against Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Borrower, threatened.  The hours worked by and payments made to employees of Borrower and its Restricted Subsidiaries have not been in material violation of any applicable Federal, state, provincial, local, territorial or foreign law dealing with such matters.  All material payments due from Borrower or any of its Restricted Subsidiaries, or for which any claim may be made against Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or any such Restricted Subsidiary.  The consummation of the Financing Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its Restricted Subsidiaries is bound except where the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17.               Environmental Matters.  Except as set forth in Schedule 3.17 or, after the date of this Agreement, otherwise disclosed in writing by Borrower to the Administrative Agent:

(a)           All facilities and Property currently owned or leased by Borrower or any of its Restricted Subsidiaries are and have been in compliance with all applicable Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)           Except as set forth in Schedule 3.17, there are no pending or, to the knowledge of Borrower, threatened (i) claims, complaints, notices or requests for information received by Borrower or any of its Restricted Subsidiaries with respect to any alleged violation of any applicable Environmental Law, or (ii) complaints or notices to Borrower or any of its Restricted Subsidiaries regarding instances which could give rise to an Environmental Liability for Borrower or any of its Restricted Subsidiaries, which in either case are in writing and could reasonably be expected to have a Material Adverse Effect;

(c)           Except as set forth in Schedule 3.17, and any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Borrower nor any of its Restricted Subsidiaries is in violation of any Environmental Laws or has received written notice of, or otherwise has knowledge of, any pending or threatened claim, charge, order or other proceeding with respect to any Environmental Liability, (ii) neither Borrower nor any of its Restricted Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) has generated, treated, stored, transported or Released Hazardous Materials on, under or from any of its Property (whether currently or formerly used, owned, leased, controlled, managed or operated by Borrower or its Restricted Subsidiaries) or is responsible for the exposure of any person to Hazardous Materials, in each case in a manner that has given rise to or would reasonably be expected to give rise to any Environmental Liability, (3) is subject to any pending or, to the knowledge of Borrower, threatened administrative or judicial proceeding relating to any Environmental Liability, (4) has assumed by contract or by operation of laws, the Environmental Liabilities of any other Person (other than Borrower or its Restricted Subsidiaries), or (5) know of any existing facts, circumstances, conditions or occurrences (including the presence or Release of any Hazardous Materials) that would reasonably be expected to result in any claims, suits or proceedings asserting Environmental Liability against any Loan Party or its Subsidiaries, (iii) neither Borrower nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, directions, orders, directives, rules or regulations of any Governmental Authority arising under applicable Environmental Laws, (iv) none of the Mortgaged Property is subject to any Lien, restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law, or has ever contained any storage tanks, surface impoundments, septic tanks, pits, sumps or lagoons that are being or have been used for the treatment, storage or disposal of Hazardous Materials for which the Borrower or any Restricted Subsidiary remains obligated to conduct Remedial Action, and (v) excluding any reclamation responsibilities required pursuant to any Environmental Law in respect of the closure/decommissioning of the facilities for which adequate reserves and financial security are being maintained and which reclamation responsibilities are not presently required to be implemented, neither Borrower nor any Restricted Subsidiary has failed to timely commence and diligently pursue any required Remedial Action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d)           Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(e)           Borrower has adopted and implemented procedures and guidelines as Borrower has determined are reasonably appropriate to comply in all material respects with applicable Environmental Laws and to identify and evaluate events or conditions that would result in any material Environmental Liability.

SECTION 3.18.               Claims and Liabilities.  Neither Borrower nor any of its Restricted Subsidiaries has accrued any liabilities under gas purchase contracts for gas not taken, but for which it is liable to pay if not made up and which, if not paid, could reasonably be expected to have a Material Adverse Effect.  No claims exist against Borrower or any of its Restricted

Subsidiaries for gas imbalances which claims if adversely determined could reasonably be expected to have a Material Adverse Effect.  No purchaser of product supplied by Borrower or any of its Restricted Subsidiaries has any claim against Borrower or any of its Restricted Subsidiaries for product paid for, but for which delivery was not taken as and when paid for, which claim if adversely determined could reasonably be expected to have a Material Adverse Effect.

SECTION 3.19.               OFAC.  Neither Parent, any of its Subsidiaries nor any of its respective employees, officers or directors is a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), or other Governmental Rule.

ARTICLE IV

CONDITIONS

SECTION 4.1.                 Effectiveness.  This Agreement shall become effective on the date on which the following condition is satisfied (or waived in accordance with Section 10.2): The Administrative Agent (or its counsel) shall have received from each party thereto either a counterpart of each of the following documents duly executed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such document) that each such party has duly executed for delivery to the Administrative Agent a counterpart of each of the following documents which documents must be acceptable to the Administrative Agent in its sole and absolute discretion: this Agreement.

SECTION 4.2.                 Initial Loan.  The obligations of (a) the Lenders to make Loans (including making BA Loans and accepting Bankers’ Acceptances) or (b) any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)           Certain Loan Documents.  The Administrative Agent (or its counsel) shall have received from each party thereto either a counterpart of each of the following documents duly executed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such document) that each such party has duly executed for delivery to the Administrative Agent a counterpart of each of the following documents: a Guaranty from FST, a Guaranty from each Restricted Subsidiary of Borrower that is required to execute and deliver a Guaranty under this Agreement, and the Debenture and Deposit Agreement, and all related financing statements, registrations and other filings.

(b)           Fees and Expenses. The Administrative Agent, the Arranger and the Lenders shall have received all fees, including the arrangement fee plus the Upfront Fee, and other amounts due and payable pursuant to any Loan Document on or prior to the date thereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(c)           Title Diligence.  The Administrative Agent shall be satisfied with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute at least 75% of the Present Value of the Proved Reserves of the Loan Parties.

(d)           Opinions of Counsel.  The Administrative Agent shall have received opinions, dated the Effective Date, addressed to the Administrative Agent, the other Agents and the Lenders, from (i) Bennett Jones LLP, counsel to Borrower, Parent, FST, Wiser I and Wiser II, in substantially the form attached hereto as Exhibit A-1; (ii) Vinson & Elkins L.L.P., U.S. counsel to FST, Parent, FST, Wiser I and Wiser II, in substantially the form attached hereto as Exhibit A-2; and (iii) Burnet, Duckworth & Palmer LLP, counsel to the Lenders, in substantially the form attached hereto as Exhibit A-3.

(e)           Organizational Documents.  The Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party dated as of the Effective Date, certifying:

(i)            that attached to each such certificate are (A) a true and complete copy of the Organic Documents of such Loan Party, as the case may be, as in effect on the Effective Date, (B) a true and complete copy of a certificate from the Governmental Authority of such entity’s organization certifying that such entity is duly organized and validly existing in such jurisdiction, and (C) a true and complete copy of a certificate from the appropriate Governmental Authority certifying that such entity is duly qualified and in good standing to transact business in such jurisdiction, if the failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect;

(ii)           that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors or management committee of such Loan Party, as applicable, authorizing the execution, delivery and performance of such of the Loan Documents to which such Loan Party is or is intended to be a party; and

(iii)          as to the incumbency and specimen signature of each officer of such Loan Party executing such of the Loan Documents to which such Loan Party is or is intended to be a party.

(f)            Debenture; Deposit Agreement.  The Administrative Agent shall have received, as applicable, (i) duly executed counterparts of the Debenture and Deposit Agreements from  Borrower and each Restricted Subsidiary, as applicable, which shall create a floating charge and other security in favor of the Administrative Agent for the benefit of the Lenders with respect to substantially all of the Properties (including Oil and Gas Properties) of  Borrower and its Restricted Subsidiaries located in Canada, together with (ii) such other documents or instruments as the Administrative Agent may reasonably request.

(g)           Lien Searches.  The Administrative Agent shall have received (i) the Lien Searches, all dated reasonably close to the Effective Date, in the discretion of the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and (ii) evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by the financing statements (or similar documents) in such Lien Searches are permitted by Section 7.2 or have been released.

(h)           Priority; Security Interest.  The Collateral shall be free and clear of all Liens, except Liens permitted by Section 7.2.  All filings, notices, recordings and other action necessary to perfect the Liens in the Collateral shall have been made, given or accomplished or arrangements for the completion thereof satisfactory to the Administrative Agent and its counsel shall have been made and all filing fees and other expenses related to such actions either have been paid in full or arrangements have been made for their payment in full which are satisfactory to the Administrative Agent.

(i)            Initial Reserve Report.  The Administrative Agent and the Lenders shall have received and shall be satisfied with the contents, results and scope of the Initial Reserve Report.

(j)            Environmental. The Administrative Agent shall have received such environmental reports as it may reasonably require and shall be satisfied with the condition of the Oil and Gas Properties with respect to Borrower’s and its Restricted Subsidiaries’ compliance with Environmental Laws.

(k)           Effectiveness Notice.  The Administrative Agent shall have received the Effectiveness Notice.

(l)            Approvals and Consents.  The Administrative Agent shall have received copies of all Governmental Approvals and third party consents and approvals necessary or advisable in connection with the (i) Financing Transaction, (ii) the continuing operations of Borrower and its Subsidiaries, and (iii) Parent IPO, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any conditions which could reasonably be expected to have a Material Adverse Effect.  There shall be no actual government or judicial action restraining, preventing or imposing conditions on the Financing Transactions which could reasonably be expected to have a Material Adverse Effect.

(m)          Insurance.  The Administrative Agent and the Lenders shall have received certificates from Borrower’s insurers certifying (i) compliance with all of the insurance required by Section 5.7 and by the Security Documents and (ii) that such insurance is in full force and effect as of the Effective Date.

(n)           Pro Forma Balance Sheet and Income Statement.  The Administrative Agent shall have received (i) the pro forma combined balance sheets and income statements of Parent and its consolidated Subsidiaries described in  Section 3.10(c) and (ii) projected financial statements for Borrower for a two (2) year period, in each case, giving effect to Parent IPO and any related transaction. Such pro forma combined balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.  All such information shall be duly certified by an Authorized Officer.

(o)           Hedging Agreements.  The Administrative Agent shall have received a list of any Hedging Agreements currently in existence with respect to Borrower or any of its Restricted Subsidiaries.

(p)           Floating Charge.  The Administrative Agent shall have received satisfactory evidence that substantially all of the Properties (including all Oil and Gas Properties) of Borrower and the Restricted Subsidiaries are subject to a floating charge in favor of the Administrative Agent for the benefit of the Lenders.

(q)           Financial Statements.  The Administrative Agent shall have received or been provided access to (i) the financial statements described in Section 3.10 hereof, (ii) copies of all financial statements (including pro forma financial statements), reports, notices and proxy statements sent by FST to its respective stockholders during the period after December 31, 2010, and (iii) copies of all SEC filings and Canadian regulatory filings concerning the Parent IPO.

(r)            No Material Adverse Effect; Litigation.  The Administrative Agent shall have received a certificate, signed by an Authorized Officer of Parent, stating that (i) no event or condition has occurred since December 31, 2010, which could reasonably be expected to have a Material Adverse Effect on the Financing Transactions or the Parent IPO and (ii) no litigation, arbitration, governmental proceeding, claim for Taxes, dispute or administrative or other proceeding shall be pending or, to the knowledge of Parent, threatened against Parent or any of its respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of any Loan Document except as previously disclosed to the Lenders.

(s)           Existing Canadian Credit Facility.  The Administrative Agent shall have received a certificate, signed by an Authorized Officer of Parent, stating that Borrower or its Subsidiaries are repaying in full and are terminating the Existing Canadian Credit Facility contemporaneously with the funding of the Loans under this Agreement.  The Administrative Agent shall have received evidence satisfactory to it that all Liens associated with the Existing Canadian Credit Facility are being released or terminated contemporaneously with the making of such payments and that arrangements satisfactory to the Administrative Agent has been made for recording and filing of such releases.

(t)            Tax Ruling.  Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that it has received (i) an opinion of FST’s certified public accountants that the Spin-Off should not result in taxable income accruing to FST or its shareholders and (ii) an opinion of FST’s certified public accountants that the contribution of Borrower, Wiser I and Wiser II to Parent by FST should not result in capital gains tax being owed in Canada on such contribution.

(u)           Intercompany Debt.  The Administrative Agent and the Lenders shall have received acceptable evidence of (i) the repayment by Borrower in an amount sufficient to cause the outstanding intercompany advances made by FST to Borrower (the “Intercompany Debt”) to be no more than U.S.$100,000,000 and (ii) the contribution by FST of all Equity Interests of Borrower, Wiser I and Wiser II to Parent.

(v)           Other Documents.  The Administrative Agent shall have received such other legal opinions, information, approvals, instruments and documents as the Administrative Agent or its counsel may have reasonably requested.

(w)          Satisfactory Legal Form. All documents executed or submitted pursuant hereto by and on behalf of Borrower or any other Loan Party shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

The Administrative Agent shall notify Borrower, the other Agents and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of (a) the Lenders to make Loans and (b) any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on July 29, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.3.                 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           Representations and Warranties.  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party shall be true and correct on and as of such date after giving effect to such funding and to the intended use thereof in all material respects as if made on and as of such date (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date).

(b)           No Defaults.  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           No Material Adverse Effect.  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no event or events shall have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d)           Borrowing Request.  The Administrative Agent shall have received a Borrowing Request for any Borrowing. Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Parent and Borrower agrees with the Administrative Agent, the other Agents, any Issuing Bank and each Lender that, until the Commitments have expired or been terminated and Obligations shall have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed and no Bankers’ Acceptances Liabilities are outstanding, it will perform its obligations set forth in this Article.

SECTION 5.1.                 Financial Reporting; Notices and Other Information.  Borrower will furnish, or will cause to be furnished, to each Lender, the Administrative Agent the following financial statements, reports, notices and information:

(a)           Within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2011, a copy of Parent’s audited annual report for the applicable fiscal year, including therein a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           Within 45 days after the end of each fiscal quarter beginning with the fiscal quarter ending June 30, 2011, Parent’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the applicable fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by an Authorized Officer as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           Concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate, in substantially the form of Exhibit C or any other form approved by the Administrative Agent, executed by an Authorized Officer of Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VI, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.10 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           Promptly after the sending or filing thereof, copies of all material public filings, (other than the applicable Form 10-K or Form 10-Q), reports and communications from Parent and any of its Subsidiaries, and all reports, proxy statements and registration statements which Parent or any of its Subsidiaries files with the Commission or any national securities exchange;

(e)           By February 15th of each year, a Reserve Report prepared by an Approved Engineer or prepared by Borrower and audited by an Approved Engineer (the “Independent Reserve Report”), and by August 15th of each year, a Reserve Report prepared by Borrower (subject to the proviso contained in the first sentence of Section 2.7(c)), utilizing the customary discount rates and price deck of the Administrative Agent and in form and substance acceptable to the Administrative Agent (the “Internal Reserve Report”);

(f)            [Intentionally omitted];

(g)           Within thirty (30) days after the end of each calendar quarter, a certificate  specifying any sales, transfer, assignments or other dispositions of Property of Borrower or any of its Restricted Subsidiaries governed by subsections (d), (e), (f) or (g) of Section 7.5 occurring during such calendar quarter, executed on behalf of Borrower by an Authorized Officer; and

(h)           Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Restricted Subsidiary, including any requested Internal Reserve Report, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

(i)            Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on its website (located on the date hereof at www.lonepineresources.com) or (ii) on which such documents are posted on the Borrower’s behalf on the website of the United States Securities and Exchange Commission or the website of the System for Electronic Document Analysis and Retrieval (SEDAR) or on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial third-party website or whether sponsored by the Administrative Agent); provided that, the Borrower shall notify the Administrative Agent of the posting of any such documents and the Administrative Agent shall in turn give the Lenders notice of such posting; and provided further that, if requested by the Administrative Agent, the Compliance Certificate to be delivered under Section 5.1(c) shall also be delivered in a tangible, physical version or in .pdf format.

SECTION 5.2.                 Notice of Material Events.

(a)           Promptly, and in any event within three (3) Business Days of any Authorized Officer of Parent or any of its Restricted Subsidiaries becoming aware of the following events, Parent will furnish to the Administrative Agent and each Lender written notice of the following:

(i)            the occurrence of any Default;

(ii)           the incurrence, or any proposed incurrence, of Senior Notes by Parent or any of its Restricted Subsidiaries; and

(iii)          any sales, transfers, assignments or other dispositions of Property of Parent or any of its Restricted Subsidiaries governed by subsections (d), (e), (f) (but only if such transaction involves the sale of assets for a value in excess of two percent (2%) of the lesser of (A) the Borrowing Base, if in effect, and (B) the Commitments) or (g) of Section 7.5;

(b)           Promptly, and in any event within thirty (30) days of any Authorized Officer of Parent or any of its Restricted Subsidiaries becoming aware of the following events, Parent will furnish to the Administrative Agent and each Lender written notice of the following:

(i)            (A) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any of its Restricted Subsidiaries thereof or (B) the occurrence of any adverse development with respect to any action, suit or proceeding previously disclosed to the Administrative Agent or the Lenders pursuant to this Agreement, in each case if such action, suit, proceeding or development could reasonably be expected to result in a Material Adverse Effect;

(ii)           the occurrence of any Canadian Pension Plan Termination Event or any ERISA Event that, alone or together with any other Canadian Pension Plan Termination Events or ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Restricted Subsidiaries in an aggregate amount which could reasonably be expected to have a Material Adverse Effect;

(iii)          any and all enforcement, cleanup, removal or other governmental or regulatory actions or other environmental claims asserted against Borrower or any of its  Restricted Subsidiaries or any of its Properties pursuant to any applicable Environmental Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(iv)          any default under one or more Hedging Agreements which results in an obligation of Borrower or any of its Restricted Subsidiaries to make one or more payments in an aggregate amount in excess of C$10,000,000; and

(v)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(c)           Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3.                 Information Regarding Collateral.  Borrower will furnish to the Administrative Agent promptly, and in any event within thirty (30) days upon becoming aware of the following changes, written notice of any change (a) in any Loan Party’s corporate name or in any trade name used to identify such Loan Party in the conduct of its business or in the ownership of any of its Properties, (b) in the location of any Loan Party’s chief executive office or its principal place of business, (c) in any Loan Party’s state or province of incorporation or formation, (d) in any Loan Party’s identity or corporate structure, (e) in any Loan Party’s organizational identification number or any other such similar number identifying such Loan Party, and (f) in the location of any Collateral to any jurisdiction in which any registration of, or in respect of, any security agreement or pledge agreement may not be effective to protect the Lien created thereunder, including information regarding the time of such relocation, the items being relocated and the intended new locality of such items.

SECTION 5.4.                 Existence; Conduct of Business.  Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to so preserve, renew or keep in full force and effect such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks or trade names could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5.                 Payment of Obligations.  Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including liabilities for Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Parent or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.6.                 Maintenance of Properties.  Borrower will, and will cause each of its Restricted Subsidiaries to, keep, preserve, protect and maintain all Properties material to the conduct of its business in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business, and the respective businesses of its Restricted Subsidiaries, carried on in connection therewith may be properly conducted at all times in accordance with standard industry practices unless the (i) Borrower or the respective Restricted Subsidiary determines in good faith that the continued maintenance of any of its Properties is no longer economically desirable or (ii) the failure to so keep, preserve, protect and maintain such Properties or the failure to make such repairs, renewals or replacements could not reasonably be expected to result in a Material Adverse Effect.  In particular, Borrower will, and will cause each of its Restricted Subsidiaries to, operate or cause to be operated its Oil and Gas Properties as a reasonable and prudent operator.

SECTION 5.7.                 Insurance.  Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Administrative Agent, on behalf of the Lenders, will be named as sole loss payee and additional insured, as appropriate, with respect to such insurance.  Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.8.                 Casualty and Condemnation.  Borrower (a) will furnish to the Administrative Agent and the Lenders written notice promptly, and in any event within three (3) Business Days of the occurrence, of any Casualty Event to any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Loan Documents.

SECTION 5.9.                 Books and Records; Inspection and Audit Rights.  Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Parent will, and will cause each of its Restricted Subsidiaries to, permit any representatives or agents designated by the Administrative Agent or any Lender (including any consultants, accountants, lawyers and appraisers), upon reasonable prior notice and at the reasonable cost and expense of Borrower, to visit and inspect its Properties, including the Oil and Gas Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10.               Compliance with Laws.  Borrower will, and will cause each of its Subsidiaries to, comply with all Governmental Rules applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.               Use of Proceeds and Letters of Credit.  Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans (a) to refinance existing Indebtedness of  Borrower and its Subsidiaries, (b) to reimburse each Issuing Bank for LC Disbursements in accordance with Section 2.4(e), or (c) for Borrower’s and its Subsidiaries’ general corporate purposes, in the ordinary course of business including for any non-hostile acquisitions, working capital, and the development of oil and gas properties.  Letters of Credit will be issued only to support normal and customary oil and gas operations undertaken by Borrower or any of its Subsidiaries in the ordinary course of its business.

SECTION 5.12.               Unrestricted Subsidiaries.  Parent:

(a)           will cause the management, business and affairs of Parent and its Restricted Subsidiaries to be conducted in such a manner (including, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting any Property of Parent and its respective Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Parent and the Restricted Subsidiaries;

(b)           except as permitted by Section 7.1(a)(iv), will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, Guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries; and

(c)           will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, any Restricted Subsidiary.

SECTION 5.13.               Environmental Matters.

(a)           Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with all Environmental Laws now or hereafter applicable to Borrower or its Restricted Subsidiaries, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and maintain such authorizations in full force and effect, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to have a Material Adverse Effect.

(b)           Borrower will, and will cause each of its Restricted Subsidiaries to, promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other written notifications, received by Borrower or its Restricted Subsidiaries, asserting that in connection with its ownership or use of its Properties or the conduct of its business, it is potentially liable for investigation or clean-up of Hazardous Material at any location, except to the extent any such investigation or clean-up could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.14.               Additional Subsidiaries.  If any Restricted Subsidiary as of the date of its formation, its acquisition or at any time thereafter, has a total asset value in excess of C$5,000,000 (or its equivalent in other currencies) and has incurred Indebtedness or Guaranteed Indebtedness in excess of C$5,000,000 (or its equivalent in other currencies) in favor of any Person other than a Loan Party, then Borrower will (a) cause such Subsidiary (unless such Subsidiary is a Foreign Subsidiary) to execute a Guaranty within 30 days after such Subsidiary is formed or acquired or is determined to have the requisite total asset value and Indebtedness owed to third parties and (b)(i) to execute a Debenture and a Deposit Agreement (to the extent necessary to comply with Section 5.15(c)) and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent shall reasonably request and (ii) pledge or cause to be pledged, and create a first priority security interest in, pursuant to such foregoing Debentures and Deposit Agreements, all Equity Interests in such Restricted Subsidiary within 30 days after such Subsidiary is formed or acquired.

SECTION 5.15.               Further Assurances.

(a)           Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Majority Lenders may reasonably request, to effect the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request of the Administrative Agent, information which is in the possession of Borrower or its Restricted Subsidiaries or otherwise reasonably obtainable by any of them, reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  The Security Documents shall remain in effect at all times unless otherwise released pursuant to the terms of this Agreement.

(b)           Borrower hereby authorizes the Administrative Agent and the Lenders to file one or more financing statements, and amendments thereto, or any equivalent thereto in Canada or any province, relative to all or any part of the Collateral without the signature of Borrower or any other Loan Party where permitted by law.  A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  The Administrative Agent will promptly send Borrower any financing statements or amendments thereto it files without the signature of Borrower or any other Loan Party and the Administrative Agent will promptly send Borrower the filing or recordation information with respect thereto.

(c)           If at any time the Administrative Agent shall have received currently effective, duly executed Loan Documents encumbering Oil and Gas Properties of Borrower and its Restricted Subsidiaries constituting less than 75% of the Present Value of Oil and Gas Properties of Borrower and its Restricted Subsidiaries then Borrower will notify the Administrative Agent and the Lenders thereof and will, and/or will cause its Restricted Subsidiaries to, execute and deliver to the Administrative Agent for the ratable benefit of each Lender (other than any such Lender having notified the Administrative Agent that it may not legally benefit from a given Security Document) supplemental or additional Security Documents, in form and substance reasonably satisfactory to the Administrative Agent and its counsel (including, but not limited to, (A) in the case of Restricted Subsidiaries whose Oil and Gas Properties are to be mortgaged pursuant to this Section 5.15(c), (1) a Guaranty, (2) a pledge of all Equity Interests in such Restricted Subsidiary pursuant to a Pledge Agreement and (3) appropriate Security Documents and (B) in the case of Borrower, a Security Document), covering additional Oil and Gas Properties of Borrower and its Restricted Subsidiaries not then encumbered by any Loan Documents such that the Administrative Agent shall have received currently effective duly-executed Security Documents (A) encumbering Oil and Gas Properties of Borrower and its Restricted Subsidiaries constituting 75% or more of the Present Value of Oil and Gas Properties of Borrower and its Restricted Subsidiaries.

SECTION 5.16.               Additional Guaranties; Pledge Agreement; Termination of FST Guaranty.

(a)           On or before the Spin-Off Date, Borrower and Parent shall deliver, or shall cause to be delivered, to the Administrative Agent, for the benefit of the Lenders, (i)  Guaranties, in substantially the form attached hereto as Exhibit F-2, by each of Parent, Wiser I and Wiser II; (ii) Pledge Agreements, in substantially the form attached hereto as Exhibit G,  from each of Parent, Wiser I, and Wiser II, pledging its Equity Interests in the Borrower, Wiser I, and Wiser II; (iii) an opinion addressed to the Administrative Agent, the other Agents and the Lenders, from Vinson & Elkins L.L.P., U.S. counsel to FST, Parent, Wiser I and Wiser II, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the additional Guaranties and the Pledge Agreements referenced in this Section 5.16(a); and (iv) the execution and delivery of any and all further documents, agreements, instruments and certificates reasonably requested by the Administrative Agent in connection with the delivery of the additional Guaranties and the Pledge Agreements referenced in this Section.

(b)           Upon the occurrence of the Spin-Off Date and the delivery of the Security Documents described in Section 5.16(a) above, the Guaranty of FST shall terminate and all Obligations thereunder shall cease.

ARTICLE VI

FINANCIAL COVENANT

Parent agrees with the Administrative Agent, the other Agents, any Issuing Bank, and each Lender that, until the Commitments have expired or been terminated and Obligations shall have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Parent will perform the obligations set forth in this Article.

SECTION 6.1.                 Ratio of Total Debt to EBITDA.  Parent will not permit its ratio of Total Debt outstanding to EBITDA (calculated for the last four consecutive fiscal quarter period then most recently ended for which financial statements are available) to be greater than 4.00 to 1.0.

ARTICLE VII

NEGATIVE COVENANTS

Each of Parent and Borrower agrees with the Administrative Agent, the other Agents, any Issuing Bank, and each Lender that, on and after the date of the satisfaction of the requirements of Section 4.2 and until the Commitments have expired or been terminated and Obligations shall have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed and no Bankers’ Acceptances Liabilities are outstanding, it will perform its obligations set forth in this Article.

SECTION 7.1.                 Indebtedness; Certain Equity Securities.

(a)           Borrower and Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness created under the Loan Documents;

(ii)           Senior Notes and guarantees thereof by any Guarantor or Borrower in an aggregate principal amount not to exceed at any one time U.S.$500,000,000;

(iii)          Indebtedness of Parent to any Restricted Subsidiary and of any Restricted Subsidiary to Parent or any other Restricted Subsidiary that is subordinated to the Obligations (other than Hedging Obligations) in form and substance reasonably satisfactory to the Administrative Agent;

(iv)          (A) Guarantees by Parent of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Parent or any other Subsidiary, in each case existing as of the date hereof and set forth in Schedule 7.1(a)(iv); and (B) other Guarantees by Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Parent or any other Subsidiary; provided that with respect to clause (B), the Guarantees by Parent or any other Loan Party of Indebtedness of any Unrestricted Subsidiary shall not exceed at any time U.S.$5,000,000 in the aggregate and shall be subject to Section 7.4;

(v)           Indebtedness of any Person that becomes a Restricted Subsidiary after the Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) and clause (ix) shall not exceed C$25,000,000 at any time outstanding;

(vi)          Indebtedness of Parent and its Restricted Subsidiaries secured by Liens permitted by Section 7.2(e) up to but not exceeding U.S.$10,000,000 at any one time outstanding;

(vii)         Capital Lease Obligations or sale and leasebacks (i) of Borrower and its Restricted Subsidiaries secured by Liens permitted by Section 7.2(i) up to but not exceeding C$10,000,000 at any one time outstanding, and (ii) related to the infrastructure and compression projects set forth on Schedule 7.1(a)(vii) attached hereto;

(viii)        prior to the Spin-Off Date, Indebtedness relating to Intercompany Debt not to exceed U.S.$100,000,000;

(ix)           other Indebtedness of Borrower and its Restricted Subsidiaries in an aggregate principal amount not exceeding C$30,000,000 at any time outstanding; and

(x)            Indebtedness, not to exceed C$10,000,000 consisting of performance, bid and customs bonds, letters of credit, statutory obligations, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of businesses in connection with new, renewed or extended charter or leases of rigs entered into after the Effective Date, and (ii) Indebtedness incurred in the ordinary course of business with respect to insurance premium financing for insurance being acquired by Borrower or any Subsidiary under customary terms and conditions.

(b)           Borrower and Parent will not, and will not permit any Restricted Subsidiary to, issue any Preferred Equity Interest.

(c)           Borrower and Parent will not permit any of the Unrestricted Subsidiaries to create, incur or suffer to exist any Indebtedness except:

(i)            Non-Recourse Debt in an aggregate principal amount not to exceed C$125,000,000 at any time outstanding; and

(ii)           letter of credit or bank guarantee reimbursement obligations of such Unrestricted Subsidiary in an amount not to exceed C$10,000,000 in the aggregate at any one time outstanding, provided that stated principal amount of all such reimbursement obligations so Guaranteed shall be considered Investments and be subject to the aggregate limitation on Investments in Unrestricted Subsidiaries imposed under Section 7.4(h).

SECTION 7.2.                 Liens.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Loan Documents;

(b)           Permitted Encumbrances;

(c)           any Lien on any Property or asset of Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 7.2; provided that (i) such Lien shall not apply to any other Property or asset of Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date;

(d)           any Lien existing on any Property or asset prior to the acquisition thereof by Borrower or any Restricted Subsidiary or existing on any Property or asset of any Person that becomes a Restricted Subsidiary after the Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property or assets of Borrower or any Restricted Subsidiary, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(e)           any Liens on assets acquired, constructed or improved by Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (v) or (vi) of Section 7.1(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other Property of Borrower or any of its Restricted Subsidiaries;

(f)            any Liens for or arising under farm-in, farm-out, joint operating, pooling or unitization agreements, area of mutual interest agreements, processing or unitization agreements, or similar agreements entered into by Borrower and its Restricted Subsidiaries in the ordinary course of business and which Borrower or such Restricted Subsidiary determines in good faith to be necessary for or advantageous to the economic development of their Properties;

(g)           additional Liens upon real and/or personal Property created after the date hereof, provided that the aggregate Indebtedness secured thereby and incurred on and after the date hereof shall not exceed C$5,000,000 in the aggregate at any one time outstanding;

(h)           any Liens created pursuant to any Hedging Agreement (i) with any Lender or any Affiliate of such Lender, or (ii) with any other Person, provided that the aggregate value of the obligation secured by all such Liens permitted by this clause (h)(ii) shall not exceed C$5,000,000 in the aggregate at any one time outstanding and no such Liens shall extend to any Hydrocarbon Interests;

(i)                                     Liens to secure Capital Lease Obligations or sale and leaseback transactions permitted under Section 7.1(a)(vii); provided that such Liens attach only to Property subject of such Capital Lease Obligation;

(j)                                     Liens securing obligations of a Subsidiary of Borrower to Borrower; and

(k)                                  any extension, renewal or replacement of the foregoing, provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

SECTION 7.3.                                                    Fundamental Changes.

(a)                                  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into or amalgamate with Borrower, (ii) any Restricted Subsidiary may merge into or amalgamate with any Restricted Subsidiary, (iii) any Restricted Subsidiary (other than a Loan Party) may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders, and (iv) Borrower or any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person if in the case of a merger, amalgamation or consolidation of Borrower, Borrower is the surviving corporation or the amalgamated corporation resulting from such amalgamation continues to be liable for the Obligations of the Borrower under the Loan Documents or applicable law, and, in any other case, the surviving corporation or amalgamated corporation is a wholly-owned Restricted Subsidiary and such Restricted Subsidiary (x) has complied with the requirements of Section 5.12 and (y) shall have assumed and ratified all obligations of any Restricted Subsidiary involved in such merger or amalgamation pursuant to documentation in form and substance satisfactory to the Administrative Agent.

(b)                                 Borrower and Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 7.4.                                                    Investments, Loans, Advances, Guarantees and Acquisitions.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)                                  Permitted Investments;

(b)                                 Investments existing on the date of this Agreement and set forth on Schedule 7.4;

(c)                                  Investments by Borrower and its Restricted Subsidiaries in Equity Interests in Restricted Subsidiaries and Indebtedness of Borrower or a Restricted Subsidiary permitted by Section 7.1(a)(iii); provided that (i) the aggregate amount of Investments by Restricted Subsidiaries in and Guarantees by Restricted Subsidiaries of Indebtedness of, Foreign Subsidiaries (other than those located in the United States) and other Restricted Subsidiaries relating to Oil and Gas Properties not located within the geographic boundaries of Canada or the United States (including all Investments existing on the Effective Date) shall not exceed C$25,000,000 at any time outstanding, and (ii) any Foreign Subsidiary or any other Restricted Subsidiary owning Oil and Gas Properties not located within the geographic boundaries of Canada may make Investments in any of its wholly-owned direct or indirect Restricted Subsidiaries to the extent of the net income of such Foreign Subsidiary or the net income attributable to such Oil and Gas Properties;

(d)                                 one or more substantially contemporaneous Investments in Equity Interests of any Person owning Oil and Gas Properties which, after giving effect to such Investments, will be a Restricted Subsidiary or will be merged into or with a Restricted Subsidiary; provided that (i) as a result of such Investments, such Person becomes a wholly-owned Restricted Subsidiary and has complied with the requirements of Section 5.14, and (ii) no Default would result from such Person becoming a Restricted Subsidiary;

(e)                                  Guarantees constituting Indebtedness permitted by Section 7.1; provided that (i) a Restricted Subsidiary shall not Guarantee any other Indebtedness unless such Restricted Subsidiary also has Guaranteed the Obligations pursuant to a Guaranty delivered pursuant to Article IV on the Effective Date or pursuant to Section 5.14, and (ii) the aggregate principal amount of Indebtedness of Foreign Subsidiaries that is Guaranteed by any Restricted Subsidiary shall be subject to the limitation set forth in clause (c) above;

(f)                                    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)                                 Investments in Oil and Gas Properties;

(h)                                 (i) Investments in Unrestricted Subsidiaries existing as of the date hereof and set forth in Schedule 7.4, and (ii) other Investments in Unrestricted Subsidiaries (including Investments in the form of guarantees of letters of credit or bank guarantee reimbursement obligations of an Unrestricted Subsidiary in an amount not to exceed U.S.$10,000,000 at any one time outstanding) up to but not exceeding U.S.$30,000,000 (or the equivalent in other currencies) cumulatively in the aggregate during the term of this Agreement plus the net cash proceeds of any issuance of Equity Interests which is applied simultaneously or substantially simultaneously for an Investment, including Investments in Unrestricted Subsidiaries; provided that any cash dividends received by Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary shall reduce pro tanto the aggregate amount of the Investments in such Unrestricted Subsidiary for purposes of calculating compliance with such U.S.$30,000,000 limitation; and

(i)                                     additional Investments in an aggregate principal amount not to exceed five percent (5%) of the then currently effective Borrowing Base when made, at any one time outstanding.

SECTION 7.5.                                                    Asset Sales.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any Property or asset, including any Equity Interest owned by it, nor will Borrower or Parent permit any of its Restricted Subsidiaries to issue any additional Equity Interest in such Restricted Subsidiary, except:

(a)                                  sales or other dispositions of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(b)                                 sales, transfers and dispositions of Property to Borrower or a Restricted Subsidiary (including the transfer of Oil and Gas Properties into newly created general or limited partnerships or limited liability companies, all of the Equity Interests of which are directly or indirectly owned by Borrower and/or its other Restricted Subsidiaries) or the issuance of any Equity Interest in Borrower or any Restricted Subsidiary to Borrower or any Restricted Subsidiary;

(c)                                  any Hydrocarbons produced or sold in the ordinary course of business;

(d)                                 the sale, transfer or other disposition in one or more transactions of the Properties, including the midstream assets and assets incidental thereto in the Naraway and Ojay fields,  listed on Schedule 7.5;

(e)                                  the sale, transfer or other disposition of Equity Interests in Unrestricted Subsidiaries;

(f)                                    the sale, transfer or other disposition in one or more transactions of Property (other than Equity Interests in Restricted Subsidiaries) not constituting Borrowing Base Properties; provided that the aggregate value of such Property so sold, transferred or disposed of during any six (6) month period does not exceed C$25,000,000; and

(g)                                 the sale, transfer or other disposition in one or more transactions of Property constituting either Equity Interests in Restricted Subsidiaries or any Oil and Gas Properties that are given value in the calculation of the Borrowing Base, as applicable, including the sale of any Production Payments; provided that if the aggregate fair market value of such Oil and Gas Property so sold, transferred or disposed of during the period since the most recent redetermination of the Borrowing Base shall exceed 10% of the amount of the then currently effective Borrowing Base, then the Borrowing Base shall be reduced by an amount equal to value assigned such Oil and Gas Property in the most recently prepared Reserve Reports (or if no such value was assigned, by an amount to be agreed upon by Borrower and the Administrative Agent, each acting reasonably).

SECTION 7.6.                                                    Sale and Leaseback Transactions.  Except to the extent permitted by Section 7.1 and Section 7.2, Borrower and Parent will not, and will not permit any Loan Party, other than FST, to enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

SECTION 7.7.                                                    Hedging Agreements.

(a)                                  At no time shall Borrower and Parent and its Restricted Subsidiaries have (i) Hedging Agreements rolling on a five-year basis relating to crude oil in place with respect to more than 80% of reasonably anticipated, as of the date when entered into, crude oil Hydrocarbon production net of royalties from the “proved developed producing oil and gas reserves” (as defined in the standards and guidelines of the Commission or in accordance with NI 51-101, provided that if both the Commission standards and guidelines and NI 51-101 are applicable, the Commission standards and guidelines shall control) or (ii) Hedging Agreements rolling on a five-year basis relating to natural gas in place with respect to more than 80% of reasonably anticipated, as of the date when entered into, natural gas Hydrocarbon production net of royalties from the “proved developed producing oil and gas reserves” (as defined in the standards and guidelines of the Commission or in accordance with NI 51-101, provided that if both the Commission standards and guidelines and NI 51-101 are applicable, the Commission standards and guidelines shall control), in either case which are attributable to the Hydrocarbon Interests of Borrower and its Restricted Subsidiaries as set forth in the most recently delivered Reserve Report.

(b)                                 Borrower and Parent will not, and will not permit any Loan Party, other than FST, to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 7.8.                                                    Restricted Payments; Certain Payments of Indebtedness.  From and after the Spin—Off Date, Parent will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that Parent may make Restricted Payments provided that (A) such Restricted Payments are in shares of common stock or other Equity Interests of Parent or (B) if such Restricted Payments are in cash or of Property not constituting Equity Interests, then the aggregate amount of all such dividends shall not exceed (in cash or fair market value of Property) an amount equal to the sum of (1) U.S.$10,000,000, plus (2) 50% of the Consolidated Net Income of Parent and its Restricted Subsidiaries on a consolidated basis for the period commencing on the Effective Date to and including the last day of the most recently ended fiscal quarter for which financial statements have been delivered under Section 5.1 taken as a single accounting period (provided that in no event shall the amount under this clause (2) be less than U.S.$0.00), plus (3) 50% of the net cash proceeds received by Parent from any sale of Equity Interests after the Effective Date.

SECTION 7.9.                                                    Transactions with Affiliates.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and that are at prices and on terms and conditions not less favorable to Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 7.8, (d) any Investment permitted by Section 7.4 and (e) the ongoing Transition Agreements.

SECTION 7.10.                                              Restrictive Agreements.  Borrower and Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts (a) the ability of Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien in favor of the Administrative Agent for the benefit of the Lenders upon any of its Property, or (b) the ability of any Restricted Subsidiary to make Restricted Payments to Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any Senior Notes Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date of this Agreement identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Indebtedness or other obligation, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases or other agreements restricting the assignment thereof.

SECTION 7.11.                                              No Action to Affect Security Documents.  Except for transactions expressly permitted hereby, Borrower and Parent shall not, and shall not permit any of its Subsidiaries to, do anything to adversely affect the priority of the Liens created by the Security Documents given or to be given in respect of the Obligations.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1.                                                    Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”:

(a)                                  Non-Payment of Obligations.  Any Loan Party shall default in the payment or prepayment when due of any principal of any Loan (including BA Loans and Bankers’ Acceptances) or of any reimbursement obligation with respect to any Letter of Credit or Bankers’ Acceptance; or Borrower shall default in the payment when due of any interest, fee or of any other obligation under any Loan Document and such default continues for a period of three (3) Business Days.

(b)                                 Breach of Warranty.  Any representation or warranty of any Loan Party made or deemed to be made in any Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent, any other Agent or any Lender for purposes of or in connection with any Loan Document is or shall be false or misleading when made in any material respect.

(c)                                  Non-Performance of Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any of its obligations under Sections 5.2, 5.7, 5.11, 5.15, or 5.16 or under Article IV or VII.

(d)                                 Non-Performance of Other Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any other agreement contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to Borrower by the Administrative Agent or the Majority Lenders.

(e)                                  Default on Other Indebtedness.  Any Loan Party shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating C$15,000,000 or more, or in the payment when due of C$15,000,000 or more in the aggregate under one or more Hedging Agreements; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity.

(f)                                    [Intentionally Omitted].

(g)                                 Bankruptcy and Insolvency.  Any Loan Party shall (i) generally fail to pay, or admit in writing its inability or unwillingness to generally pay, debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, receiver and manager, sequestrator or other custodian for any Loan Party, or any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, receiver and manager, sequestrator or other custodian for any Loan Party, or for a substantial part of the property of any thereof, and such trustee, receiver, receiver and manager, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that each Loan Party hereby expressly authorizes the Administrative Agent to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend the rights of the Lenders under the Loan Documents; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law (including the Bankruptcy and Insolvency Act (Canada)), or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party, and, if any such case or proceeding is not commenced by such Loan Party, such case or proceeding shall be consented to or acquiesced in by such Loan Party or shall result in the entry of an order for relief or shall remain for 60 days undismissed or unstayed, provided that each Loan Party hereby expressly authorizes the Agent to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend the rights of the Lenders under the Loan Documents; or (v) take any corporate or partnership action authorizing, or in furtherance of, any of the foregoing.

(h)                                 Judgments.  One or more judgments or orders for the payment of money in excess of C$15,000,000 in the aggregate (exclusive of amounts fully covered by valid and collectible insurance in respect thereof subject to customary deductibles or fully covered by an indemnity with respect thereto reasonably acceptable to the Majority Lenders) shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) such judgment shall have become final and non-appealable and shall have remained outstanding for a period of 60 consecutive days.

(i)                                     Change in Control.

(i)                                     On or before Parent IPO, FST shall fail to own or control, directly or indirectly, all of the outstanding Equity Interests of Borrower;

(ii)                                  After Parent IPO and prior to the Spin-Off Date, FST shall fail to own or control, directly or indirectly, eighty and one/tenth percent (80.1%) or more of the outstanding Equity Interests of Borrower;

(iii)                               Other than FST, any “person” or “group” of related persons (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the outstanding capital stock (excluding any debt securities convertible into equity) normally entitled to vote in the election of directors (“Voting Stock”) of the Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such Parent);

(iv)                              The first day on which a majority of the members of the board of directors of the Parent are not, as of any date of determination, either (i) a member of the board of directors of the Parent on the date of the Parent IPO, or (ii) individuals who were nominated for election or elected to the Parent’s board of directors with the approval of the majority of the directors described in clause (i) (or approved for nomination or election by the majority of directors described in clause (i) or (ii) hereof) who were members of the Parent’s board of directors at the time of such nomination or election; or

(v)                                 After the Spin-Off Date, Parent shall fail to own or control, directly or indirectly, all of the outstanding Equity Interests of Borrower.

(j)                                     Failure of Liens.  The Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required) in favor of the Administrative Agent or, except for expiration in accordance with its terms and as set forth in

Section 5.15(c) hereof, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Loan Party.

SECTION 8.2.                                                    Action if Bankruptcy.  If any Event of Default described in Section 8.1(g) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations hereunder shall automatically be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby expressly waived by Borrower and its Subsidiaries.  Without limiting the foregoing, the Agents and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

SECTION 8.3.                                                    Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 8.1(g)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Majority Lenders, may, by notice to Borrower declare (a) the Commitments (if not theretofore terminated) to be terminated and/or (b) all of the outstanding principal amount of the Loans (including BA Loans and Bankers’ Acceptances) and all other Obligations hereunder to be due and payable, whereupon the Commitments shall terminate and the full unpaid amount of such Loans and other Obligations shall be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby waived by Borrower and its Subsidiaries.  Without limiting the foregoing, the Agents and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

ARTICLE IX

AGENTS

Each of the Lenders, the Issuing Banks and the other Agents hereby irrevocably appoints JPMorgan Chase Bank, N.A., Toronto Branch, as the Administrative Agent, The Toronto-Dominion Bank and Bank of Montreal, as the Co-Syndication Agents, and The Bank of Nova Scotia and Wells Fargo Financial Corporation Canada, as the Co-Documentation Agents, and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto; provided, however, that none of the Co-Syndication Agents or Co-Documentation Agents shall have or be deemed to have any liability hereunder or any duties or obligations under the Loan Documents.

Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

None of the Agents shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) each Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise following its receipt of written instructions from the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, FST, Borrower or any of their Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Related Parties in any capacity.  Each Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE AGENTS BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.  Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Administrative Agent and the other Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent and the other Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent and the other Agents may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Any Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Any Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor or Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and Borrower.  Upon any such resignation, the Majority Lenders shall have the right, in good faith consultation with Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, respectively, which shall be a bank with an office in Toronto, Canada or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, as the case may be, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 10.12).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.1.                                              Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                  if to Borrower, to:

Canadian Forest Oil Ltd.
Suite 2500, 645 - 7th Avenue, S.W.
Calgary, Alberta T2P 4G8
Canada
Attention:	Vice President - Finance
Telephone:	403-292-8000
Facsimile:	403-292-8072

On or before the Spin-Off Date, with a copy to:

Forest Oil Corporation
707 17th Street, Suite 3600
Denver, Colorado 80202
Attention:	General Counsel
Telephone:	303-812-1739
Facsimile:	303-812-1510

(b)                                 if to the Administrative Agent:

JPMorgan Chase Bank, N.A., Toronto Branch
200 Bay Street, Floor 18
ON1-1800
Toronto, Ontario M5J 2J2
Canada
Attention:	Amanda Vidulich
Telephone:	416-981-9235
Facsimile:	416-981-9128

With a copy to:

JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 3rd Floor
Dallas, Texas 75201
Attention:	Brian P. Orlando
Telephone:	214-965-3245
Facsimile:	214-965-3280

(c)                                  if to either Co-Syndication Agent, either Co-Documentation Agent or any other Lender, to it at its address (or telecopy number) provided to the Administrative Agent and Borrower or as set forth in its Administrative Questionnaire.

(d)                                 if to any Lender, to it at its address (or telecopy number) provided to the Administrative Agent and Borrower or as set forth in its “Administrative Questionnaire” as defined in this Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.2.                                              Waivers; Amendments.

(a)                                  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any of the Loan Documents nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Majority Lenders or by Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce, or otherwise release Borrower from its obligation to pay, the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section 10.2, Section 2.7 (unless a lesser vote is otherwise required pursuant to this Section 10.2), Section 2.10 (unless a lesser vote is otherwise required pursuant to this Section 10.2) or the definitions of “Majority Lenders” or “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to determine or redetermine the Borrowing Base or required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) except as expressly provided herein, in the Security Documents, release all or any part of the Collateral from the Liens of the Security Documents, without the written consent of each Lender; provided, further, that no such agreement shall (1) change any provision regarding when determinations of the Borrowing Base are required pursuant to Section 2.7, (2) postpone or defer scheduled Borrowing Base redeterminations pursuant to Section 2.7,  or (3) change any provision regarding remedies for a Borrowing Base Deficiency pursuant to Section 2.10, without the written consent of the Required Lenders; provided further that no such agreement shall amend, waive, modify or otherwise affect the rights or duties of any Agent or any Issuing Bank without the prior written consent of such Agent or any Issuing Bank, as the case may be; provided further that the Administrative Agent shall have the right to execute and deliver any release of Lien (or other similar instrument) without the consent of any Lender to the extent such release is required to permit Borrower or a Restricted Subsidiary to consummate a transaction permitted by the Loan Documents; provided further that any Lender or Affiliate of any Lender which is a party to a Hedging Agreement shall have the right to execute and deliver any amendments, modifications or replacements to such Hedging Agreement to which it is a party without the consent of any Loan Party, any Lender, any Affiliate of a Lender or any Agent.

SECTION 10.3.                                              Expenses; Indemnity; Damage Waiver.

(a)                                  Borrower shall pay (i) all legal, printing, recording, syndication, travel, advertising and other reasonable out-of-pocket expenses incurred by the Agents, the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents and the Arranger (on a solicitor and his own client basis), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the Loan Documents and each other document or instrument relevant to this Agreement or the Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) the filing, recording, refiling or rerecording of the Debentures, the Deposit Agreements and the other Security Documents and/or any financing statements relating thereto and all amendments, supplements and modifications to, and all releases and terminations of, any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of the Debentures, the Deposit Agreements and the other Security Documents, and (iv) all out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, any Issuing Bank or any Lender (on a solicitor and his own client basis), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Borrower shall indemnify the Agents, each Issuing Bank, the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (on a solicitor and his own client basis), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity and release shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).

(c)                                  To the extent that Borrower fails to pay any amount required to be paid by Borrower to the Administrative Agent or an Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d)                                 To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 10.4.                                              Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Person who is not a Foreign Lender; provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Banks) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in increments of C$1,000,000 and not less than C5,000,000 unless Borrower (unless an Event of Default has occurred and is continuing)and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of C$3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (vi) after giving effect to any assignment hereunder, the assigning Lender shall have a Commitment of at least C$5,000,000 unless Borrower and the Administrative Agent otherwise consents; and provided further that any consent of Borrower otherwise required under this paragraph shall not be required if an Event of Default under Section 8.1 has occurred and is continuing.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to the Loan Documents and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 2.20 and 10.3 and be subject to the terms of Section 10.12).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                                  The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in Toronto, Canada, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register and will provide prompt written notice to Borrower of the effectiveness of such assignment.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may, without the consent of Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities which are resident in Canada for purposes of the Income Tax Act (Canada) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 10.2(b) that affects such Participant.  Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 10.8 and 10.12 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f)                                    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g)                                 Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section shall not apply to any such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.5.                                              Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to the Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank, the Arranger or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17, 2.18, 2.20, 10.3, 10.12 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.6.                                              Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.7.                                              Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.8.                                              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each of the Agents, the Issuing Banks, the Lenders and their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower or any of its Restricted Subsidiaries against any and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that any such set off and application shall be subject to the provisions of Section 2.18.

SECTION 10.9.                                              GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ALBERTA AND OF CANADA APPLICABLE THEREIN.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ALBERTA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS OF THE PROVINCE OF ALBERTA.  EACH OF THE PARTIES HERETO AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE PROVINCE OF ALBERTA.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.10.                                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.                                        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.                                        Confidentiality.  Each of the Agents, the Issuing Banks, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement or any securitization transaction, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by any Person or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Loan Parties.  For purposes of this Section, “Information” means all information received from the Loan Parties relating to such Loan Parties or their business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties; provided that, in the case of information received from Borrower after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13.                                        Interest Rate Limitation.  It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of Borrower and the Guarantors to a Lender, any Issuing Bank or any Agent under this Agreement or any Loan Document shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender, such Issuing Bank or Agent limiting rates of interest which may be charged or collected by such Lender, such Issuing Bank or Agent.  Accordingly, if the transactions contemplated hereby or thereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender, any Issuing Bank or any Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or Agent notwithstanding anything to the contrary in any Loan Document then, in that event, notwithstanding anything to the contrary in Loan Document, it is agreed as follows:

(a)                                  the provisions of this Section shall govern and control;

(b)           the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement or any Loan Document or otherwise in connection with this Agreement or any Loan Document by such Lender, such Issuing Bank or such Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender, each Issuing Bank and the Agents herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to Borrower by such Lender, such Issuing Bank or such Agent (or, if such consideration shall have been paid in full, such excess refunded to Borrower);

(c)           all sums paid, or agreed to be paid, to such Lender, such Issuing Bank or such Agent for the use, forbearance and detention of the indebtedness of Borrower to such Lender, such Issuing Bank or such Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender, such Issuing Bank or such Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;

(d)           if at any time the interest provided pursuant to this Section or any other clause of any Loan Document, together with any other fees or compensation payable pursuant to any Loan Document and deemed interest under laws applicable to such Lender, such Issuing Bank or such Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees or compensation to accrue to such Lender, such Issuing Bank or such Agent pursuant to any Loan Document shall be limited, notwithstanding anything to the contrary in any Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender, such Issuing Bank or such Agent pursuant to any Loan Document below the Highest Lawful Rate until the total amount of interest accrued pursuant to any Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender or Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section) or thereof, as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and

(e)           with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender, such Issuing Bank or such Agent would cause such Lender to charge Borrower a criminal rate of interest, the Lenders, the Issuing Banks and the Agents agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender, such Issuing Bank or such Agent, as applicable, and if received such affected Lender, such Issuing Bank or Agent will return such funds to Borrower so that the rate of interest paid by Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into.

SECTION 10.14.             Collateral Matters; Hedging Agreements.  The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to those Lenders or their Affiliates which are counterparties to the Hedging Agreements on a pro rata basis in respect of any Hedging Obligations of Borrower or any of its

Restricted Subsidiaries that are in effect at such time as such Person (or its Affiliate) is a Lender, but only while such Person or its Affiliate is a Lender; provided that it is the intention of the Lenders that receipt of payment in respect of Hedging Obligations of Borrower and its Restricted Subsidiaries under any Hedging Agreement with a Lender, or any Affiliate of a Lender from realization of any Collateral, shall be subject to the terms of the Security Documents.

SECTION 10.15.             Arranger; Co-Documentation Agents; Co-Syndication Agents.  None of the Persons identified on the facing page or the signature pages of this Agreement as the “Sole Book Manager and Lead Arranger” or a “Co-Documentation Agent” or a “Co-Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under any Loan Document other than, except in the case of the Arranger, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Arranger, any Co-Documentation Agent or any Co-Syndication Agent shall have or be deemed to have any fiduciary relationship with any Lender or Borrower or any of its Subsidiaries.  Borrower and each Lender acknowledges that it has not relied, and will not rely, on any of the Arranger, any Co-Documentation Agent or any Co-Syndication Agent in deciding to enter into this Agreement or in taking or not taking any action hereunder or under the Loan Documents.

SECTION 10.16.             Loan Documents.  Each Lender on behalf of itself and any Affiliate which is a counterparty to a Hedging Agreement acknowledges and agrees that the Administrative Agent has entered into the Security Documents on behalf of itself, the other Agents, Lenders and Affiliates thereof that are parties to a Hedging Agreement, and each of them (by their signature hereto or acceptance of the benefits of the Security Documents) hereby agrees to be bound by the terms of the Security Documents, acknowledge receipt of copies of the Security Documents and consents to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder.  In the event of any inconsistency between this Agreement and the terms of any other Loan Document, this Agreement shall control.

SECTION 10.17.             NO ORAL AGREEMENTS.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 10.18.             USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Parent and its Subsidiaries, which information includes the name and address of Parent and any Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and its Subsidiaries in accordance with the Act, as applicable.

SECTION 10.19.             Refinancing and Replacement of Existing Canadian Credit Facility.  This Agreement and the obligations and indebtedness incurred by Borrower hereunder are, and are intended to be, a replacement and refinancing the obligations and indebtedness of Borrower under the Existing Canadian Credit Facility.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LONE PINE RESOURCES INC.

By:	/s/ David M. Anderson
Name:	David A. Anderson
Title:	President and Chief Executive Officer

CANADIAN FOREST OIL LTD.

By:	/s/ David M. Anderson
Name:	David A. Anderson
Title:	President

[Signature Page - Credit Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent and as a Lender

By:	/s/ Stephen L. Lescher
Name:	Stephen L. Lesher
Title:	Authorized Officer

[Signature Page - Credit Agreement]

THE TORONTO-DOMINION BANK, as a Co-Syndication Agent and as a Lender

By:	/s/ Jackie Barrett
Name:	Jackie Barrett
Title:	Authorized Officer

[Signature Page - Credit Agreement]

BANK OF MONTREAL, as a Co-Syndication Agent and as a Lender

By:	/s/ Gumaro Tijerina
Name:	Gumaro Tijerina
Title:	Director

[Signature Page - Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Co-Documentation Agent and as a Lender

By:	/s/ Angela Becker
Angela Becker,
Associate Director

By:	/s/ Dan Lindquist
Dan Lindquist,
Managing Director

[Signature Page - Credit Agreement]

WELLS FARGO FINANCIAL CORPORATION CANADA, as a Co-Documentation Agent and as a Lender

By:	/s/ Paul D. Young
Name:	Paul D. Young
Title:	Senior Counsel & Vice President

[Signature Page - Credit Agreement]

UNION BANK, CANADA BRANCH, as a Lender

By:	/s/ Phil Taylor
Phil Taylor,
Senior Vice President

[Signature Page - Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (f/k/a CREDIT SUISSE, Cayman Islands Branch), as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur kumar
Title:	Vice President

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Associate

[Signature Page - Credit Agreement]

BANK OF AMERICA, N.A., CANADA BRANCH, as a Lender

By:	/s/ Medina Sales de Andreade
Name:	Medina Sales de Andreade
Title:	Vice President

[Signature Page - Credit Agreement]

BNP PARIBAS [Canada], as a Lender

By:	/s/ Cory Wallin
Name:	Cory Wallin
Title:	Director

By:	David Foltz
Name:	David Foltz
Title:	Managing Director

[Signature Page - Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ David Swain
Name:	David Swain
Title:	Managing Director

By:	/s/ Randy Geislinger
Name:	Randy Geislinger
Title:	Executive Director

[Signature Page - Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Sonia G. Tibbatts
Name:	Sonia G. Tibbatts
Title:	Authorized Signatory

[Signature Page - Credit Agreement]

EXHIBIT A-1

FORM OF LEGAL OPINION OF BENNETT JONES LLP

[To be attached]

Exhibit A-1 - Page 1

[•], 2011

JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent

- and -

The Bank of Nova Scotia, as Co-Documentation Agent

- and -

Wells Fargo Financial Corporation Canada, as Co-Documentation Agent

- and -

Bank of Montreal, as Co-Syndication Agent

- and -

The Toronto-Dominion Bank, as Co-Syndication Agent

The Lenders (as defined in the Credit Agreement) on the date hereof

- and -

Burnet, Duckworth & Palmer LLP

1400, 350 — 7th Avenue SW

Calgary, Alberta T2P 3N9

- and -

Greenberg Traurig LLP

1000 Louisiana Street, Suite 1700

Houston, Texas 77002

Dear Sirs:

Re:          Canadian Forest Oil Ltd. — Credit Agreement dated as of March 18, 2011

This opinion letter is furnished to you pursuant to section 4.2(c)(i) of the credit agreement dated as of March 18, 2011 (the “Credit Agreement”) among Lone Pine Resources Inc., as parent company (the “Parent”); Canadian Forest Oil Ltd., as borrower (the “Borrower”); the financial institutions signatory thereto, as lenders; JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent; The Bank of Nova Scotia and Wells Fargo Financial Corporation Canada, as co-documentation agents; and Bank of Montreal and The Toronto-Dominion Bank, as co-syndication agents.

We have acted as counsel in Alberta (the “Province”) to each of the Borrower, Forest Oil Energy Corporation (“FOEC”) and the Parent.

In this opinion letter, capitalized terms used and not defined herein have the meanings ascribed to those terms in the Credit Agreement; the Borrower and FOEC are referred to collectively as the “Alberta Corporate Parties” and individually as an “Alberta Corporate Party”; and the Alberta Corporate Parties and the Parent are referred to collectively as the “Loan Parties” and individually as a “Loan Party”.

Scope of Review

For the purpose of this opinion letter, we have examined executed copies of the following documents (collectively, the “Loan Documents”):

(a)           the Credit Agreement;

(b)           the demand debenture and negative pledge made by the Borrower in favour of JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) dated as of [•], 2011 (the “Borrower Debenture”);

(c)           the deposit agreement made by the Borrower in favour of the Administrative Agent dated as of [•], 2011 (the “Borrower Deposit Agreement”);

(d)           the subsidiary guaranty made by FOEC in favour of the Administrative Agent dated as of [•], 2011;

(e)           the demand debenture and negative pledge made by FOEC in favour of the Administrative Agent dated as of [•], 2011 (the “FOEC Debenture”); and

(f)            the deposit agreement made by FOEC in favour of the Administrative Agent dated as of [•], 2011 (the “FOEC Deposit Agreement”).

The Borrower Debenture, the Borrower Deposit Agreement, the FOEC Debenture and the FOEC Deposit Agreement are referred to collectively as the “Security Documents” and individually as a “Security Document”.

In addition, we have considered such questions of law, examined such other documents and conducted such investigations as we have considered necessary to enable us to express the opinions set forth herein.

As to various questions of fact material to our opinions that we have not verified independently, we have relied upon the following documents, copies of which have been provided to you:

(a)           a certificate of status dated of recent date in respect of each of the Alberta Corporate Parties issued pursuant to the Business Corporations Act (Alberta), on which we have relied exclusively in giving the opinion expressed in paragraph 1 below;

(b)           an officer’s certificate of the Borrower dated the date hereof containing copies of, among other things, the articles of amalgamation and by-laws of the Borrower and a resolution of the directors of the Borrower, on which we have relied as to various matters of fact expressed therein; and

2

(c)           an officer’s certificate of FOEC dated the date hereof containing copies of, among other things, the articles of incorporation and by-laws of FOEC and a resolution of the directors of FOEC, on which we have relied as to various matters of fact expressed therein.

Assumptions

In our examination we have assumed the following:

(a)           the genuineness of all signatures;

(b)           the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies;

(c)           the due authorization, execution and delivery of the Loan Documents by all parties thereto other than the Alberta Corporate Parties;

(d)           the legal existence, power and capacity of all parties to the Loan Documents other than the Alberta Corporate Parties;

(e)           the legal capacity of all individuals;

(f)            the Alberta Corporate Parties have rights in the property in which a security interest is stated to be created in favour of the Administrative Agent pursuant to the Security Documents (the “Collateral”), value has been given, and there is no agreement between any of the Alberta Corporate Parties and the Administrative Agent to postpone the time for attachment of the security interests governed by the Personal Property Security Act (Alberta) (the “PPSA”) that are created by the Security Documents; and

(g)           each Loan Document is a legal, valid and binding obligation of the parties thereto other than the Loan Parties, enforceable against each of them in accordance with its terms.

Applicable Law

We are solicitors qualified to practice law in the Province and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province and the federal laws of Canada applicable in the Province that are in effect on the date hereof (the “Applicable Laws”).  Without limiting the generality of the foregoing, we express no opinion as to the laws of any other jurisdiction to the extent that those laws may govern the validity, perfection, effect of perfection or non-perfection, or enforcement of the security interests created by the Security Documents as a result of the application of Alberta conflict of laws rules, including, without limitation, those contained in sections 5 to 8 of the PPSA.  In addition, we express no opinion as to whether, pursuant to Alberta conflict of laws rules, Applicable Laws would govern the validity, perfection, effect of perfection or non-perfection, or enforcement of those security interests.  We have not made any investigation of the laws of any other jurisdiction and do not

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express or imply any opinion thereon.  We do not undertake to update this opinion for changes in laws.

The courts of the Province and the federal courts constituted by the Parliament of Canada for the administration of the laws of Canada that have jurisdiction with respect to disputes arising in the Province are referred to collectively as the “Alberta Courts” and individually as an “Alberta Court”.

Opinions

Based upon and subject to the foregoing and subject to the qualifications below, we are of the opinion that:

1.             Each of the Alberta Corporate Parties is a valid and subsisting corporation under the laws of the Province.

2.             Each of the Alberta Corporate Parties has the corporate power and capacity to enter into and perform its obligations under the Loan Documents to which it is a party.

3.             Each of the Alberta Corporate Parties has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

4.             Each of the Alberta Corporate Parties has duly executed and, to the extent that delivery is governed by the Applicable Laws, delivered the Loan Documents to which it is a party.

5.             The execution and delivery by each Alberta Corporate Party of the Loan Documents to which it is a party and the performance by each Alberta Corporate Party of its obligations thereunder do not and will not:

(a)           result in a violation of such Alberta Corporate Party’s articles or by-laws; or

(b)           contravene or conflict with Applicable Law applicable to such Alberta Corporate Party.

6.             The execution and delivery by the Parent of the Credit Agreement and the performance by the Parent of its obligations thereunder do not and will not contravene or conflict with any law or regulation in force in the Province applicable to the Parent.

7.             No consent, approval, authorization, or order from or filing or registration with any governmental agency or body, regulatory authority, court, tribunal or other similar authority having jurisdiction in the Province is required for (i) the execution and delivery by each Alberta Corporate Party of the Loan Documents to which it is a party or the performance by each Alberta Corporate Party of its obligations thereunder or (ii) the execution and delivery by the Parent of the Credit Agreement or the performance by the Parent of its obligations thereunder, except for filings and registrations necessary to establish and protect the priority of the security interests and charges created by the Security Documents.

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8.             The Loan Documents constitute legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with their respective terms.

9.             The Security Documents create a valid security interest in favour of the Administrative Agent under the laws of the Province in any Collateral to which the PPSA applies and in which an Alberta Corporate Party now has rights and are sufficient to create a valid security interest in favour of the Administrative Agent in any such Collateral in which any Alberta Corporate Party hereafter acquires rights when those rights are acquired by it, in each case to secure the payment and performance of the obligations purported to be secured thereby.

10.           Each of the Borrower Debenture and the FOEC Debenture creates a valid floating charge on the real property which is the subject matter thereof in favour of the Administrative Agent.

11.           No stamp taxes or other similar taxes are required to be paid in connection with the execution of the Loan Documents, and no notarization is required, to ensure the validity and enforceability thereof.

Qualifications

The opinions expressed herein are subject to the following qualifications:

1.             The validity and enforceability of the Loan Documents and the rights and remedies set out therein are subject to the following:

(a)           applicable bankruptcy, insolvency, reorganization, liquidation, arrangement, fraudulent transfer, winding-up, moratorium, fraudulent preference or other laws of general application relating to or affecting the enforcement of the rights of creditors generally;

(b)           equitable limitations on the availability of remedies;

(c)           the statutory power of a court to grant relief from forfeiture;

(d)           applicable laws regarding limitations of actions;

(e)           general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of a court of competent jurisdiction in awarding equitable remedies, including, without limitation, specific performance and injunctive relief;

(f)            the rights and privileges of the Crown and its agents;

(g)           the powers of a court to stay proceedings before it and to stay the execution of judgments;

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(h)           the discretion that a court may reserve to itself to decline to hear an action if it is contrary to public policy for it to do so or if it is not the proper forum to hear such action;

(i)            limitations that may be imposed by law on the effectiveness of terms exculpating a party from a liability;

(j)            limitations which may be imposed by law upon the right of a creditor to receive immediate payment of amounts stated to be payable on demand or which have been accelerated;

(k)           limitations upon the right of a party to any Loan Document to enforce such document on the basis of a default of a minor or non-substantive nature, such as the failure to produce a document in a timely manner;

(l)            provisions of any Loan Document that purport to establish evidentiary standards, such as provisions stating that certain calculations or certificates will be conclusive and binding, may not be enforceable or may be limited in their application and determinations or references based upon the practice of a certain person or the publication or reporting of certain rates or yields may not be enforceable if the practice of such person changes or the rates or yields are not ascertainable or are equivocal;

(m)          provisions of any Loan Document which provide that delay or failure by a party to exercise any right, remedy or option will not operate as a waiver thereof may not be enforceable;

(n)           provisions of any Loan Document that provide for the waiver of certain legal or equitable rights or that absolve or purport to absolve a party from responsibility for its acts may not be enforceable;

(o)           Canadian courts will not give a monetary judgment in any currency other than that of Canada and such judgment may be based on a rate of exchange in existence on a day other than the date of payment of such judgment;

(p)           determinations or demands made by a person in the exercise of a discretion purported to be given to it may be unenforceable if made in an unreasonable or arbitrary fashion;

(q)           under the Judgment Interest Act (Alberta), interest after judgment may be limited to a rate that is lower than the rate provided for contractually;

(r)            any assignment of debts or moneys due or accruing due from the Crown in right of any province or in right of Canada or from any provincial or federal Crown corporation may not be enforceable against the Crown or any such corporation unless the provisions of certain provincial or federal statutes are complied with;

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(s)           provisions in any Loan Document providing for recovery of fees and expenses may be restricted by a court to a reasonable amount and counsel fees are subject to taxation;

(t)            all rights, duties or obligations arising under the Security Documents, the PPSA or any other Applicable Laws must be exercised or discharged in good faith and in a commercially reasonable manner;

(u)           the PPSA may affect the enforcement of certain remedies contained in the Security Documents to the extent that those remedies are inconsistent with or contrary to provisions of the PPSA;

(v)           any provision of the Security Documents that purports to exclude a duty or onus imposed by the PPSA or that purports to limit the liability of a person for failure to discharge duties imposed on it by the PPSA is unenforceable;

(w)          the security interests taken by the Administrative Agent may not be enforceable in respect of any proceeds of the property subject to such security interests that are not identifiable or traceable; and

(x)            notwithstanding the principal amount and rate of interest actually expressed in the Borrower Debenture and the FOEC Debenture, the enforceability of the Borrower Debenture is subject to the terms of the Borrower Deposit Agreement and the enforceability of the FOEC Debenture is subject to the terms of the FOEC Deposit Agreement and the amount owing under each of the Borrower Debenture and the FOEC Debenture will not exceed the Liabilities (as such term is defined in the Borrower Deposit Agreement and the FOEC Deposit Agreement, respectively), as provided in section 7(b) of the Borrower Deposit Agreement and the FOEC Deposit Agreement, respectively.

2.             We express no opinion as to the enforceability of any provision of any Loan Documents that:

(a)           purports to render any person liable for a higher rate of interest after default than before;

(b)           creates an obligation to pay interest (as defined in the Criminal Code (Canada)) in an amount or at a rate prohibited by the Criminal Code (Canada);

(c)           purports to allow the severance of an invalid, illegal, prohibited or unenforceable provision or restrict its effect;

(d)           states that amendments or waivers of or with respect to any Loan Document that are not made in writing will not be effective;

(e)           requires any Loan Party to pay or indemnify any Person for the costs and expenses of such Person in connection with judicial proceedings; or

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(f)            purports to make a receiver, a receiver and manager, or other enforcement agent appointed thereunder the agent of any Loan Party or purports to absolve the Administrative Agent or the Lenders from liability for the acts or omissions of such persons.

3.             We express no opinion as to:

(a)           the title or rights of any Alberta Corporate Party to the property, assets or rights that it purports to charge and secure under the Security Documents or the completeness or accuracy of any description of such property, assets or rights included in the Security Documents, and therefore no opinion is expressed as to the effectiveness of the Security Documents as security where effectiveness depends on title or description of the property purported to be charged or assigned, as the case may be;

(b)           the registration, perfection, priority or ranking of the security interests, mortgages and charges granted under any of the Security Documents;

(c)           whether any contracts, agreements, licences, permits or other property purporting to be made subject to a security interest or charge under the Security Documents are subject to any contractual, statutory or other provisions restricting or limiting the ability of any Alberta Corporate Party to grant a security interest in its interest thereunder;

(d)           whether a security interest may be created in any Collateral consisting of a receivable, license, approval, privilege, franchise, permit, lease or agreement (collectively, “Special Property”) to the extent that the terms of the Special Property or any Applicable Laws prohibit its assignment or require a consent, approval, or other authorization or registration that has not been made or given;

(e)           the creation or validity of any security interest in any personal property in respect of which there is applicable federal legislation that is paramount;

(f)            the creation or validity of the security interests in any Collateral that now or hereafter includes an interest or claim in or under any contract of annuity or policy of insurance other than in respect of the transfer of a right to money or other value payable under a policy of insurance as indemnity or compensation for loss of, or damage to, such Collateral; or

(g)           the validity or enforceability of the Security Documents or the validity of any security interest or charge created by the Security Documents, or whether an Alberta Court would accept jurisdiction in respect of a determination of such validity or enforceability, to the extent that such validity or enforceability is governed by any laws other than the Applicable Laws.

4.             To the extent that the security interests created by the Security Documents:

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(a)           attach intangibles (as defined in the PPSA), which would include accounts receivable;

(b)           attach goods which are of a kind that are normally used in more than one jurisdiction, if such goods are classified as equipment (as defined in the PPSA) or as inventory (as defined in the PPSA) leased or held for lease by an Alberta Corporate Party to others; or

(c)           are non-possessory security interests in chattel paper, a negotiable document of title, an instrument or money (as such terms are defined in the PPSA),

the validity of the applicable security interest is governed by the laws of the jurisdiction where the applicable Alberta Corporate Party is located at the time such security interest attaches.  If at such time an Alberta Corporate Party has more than one place of business, such Alberta Corporate Party is deemed to be located at its chief executive office.

5.             To the extent that the security interests created by the Security Documents are:

(a)           in goods (as defined in the PPSA); or

(b)           possessory security interests in chattel paper, a negotiable document of title, an instrument or money (as such terms are defined in the PPSA),

subject to paragraph 4(b) above, the validity of the applicable security interest is governed by the laws of the jurisdiction where such personal property is situated at the time such security interest attaches.

6.             To the extent that the security interests created by the Security Documents attach investment property (as defined in the PPSA), the validity of the applicable security interest is governed by the laws, at the time such security interest attaches, of:

(a)           the jurisdiction in which the certificate is located if the Collateral is a certificated security (as defined in the PPSA);

(b)           the issuer’s jurisdiction if the Collateral is an uncertificated security (as defined in the PPSA);

(c)           the securities intermediary’s jurisdiction if the Collateral is a security entitlement or a securities account (as such terms are defined in the PPSA); or

(d)           the futures intermediary’s jurisdiction if the Collateral is a futures contract or a futures account (as such terms are defined in the PPSA).

7.             The rights of the Administrative Agent as assignee of any Collateral that is either an intangible or chattel paper (as those terms are defined in the PPSA) are subject to the provisions of section 41 of the PPSA, including, inter alia, requirements regarding the giving of proper notice and proof of assignment to the account debtors obligated under such Collateral.

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Reliance Limitation

This opinion relates solely to the transactions contemplated by the Credit Agreement and is for the sole use and benefit of the addressees hereof, any permitted assigns under the Credit Agreement  and any persons who from time to time become Lenders pursuant to the provisions of the Credit Agreement.  It cannot be relied upon by other parties or in respect of other transactions without our express written consent.

Yours truly,

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EXHIBIT A-2

FORM OF LEGAL OPINION OF VINSON & ELKINS L.L.P.

[To be attached]

Exhibit A-2 - Page 1

Credit Agreement Opinion

[                  ], 2011

Each of the Addressees Listed in
the Attached Schedule I

Re:                               Credit Facility for Canadian Forest Oil Ltd.

Ladies and Gentlemen:

We have acted as counsel to Forest Oil Corporation, a New York corporation (“Forest Oil”), in connection with the transactions contemplated by the Credit Agreement dated as of March 18, 2011 (the “Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta, Canada (the “Borrower”), Lone Pine Resources Inc., a Delaware corporation (the “Parent”), the Lenders party thereto, JPMorgan Chase Bank, N.A., Toronto Branch, as the Administrative Agent (in such capacity, the “Administrative Agent”), and the other agents party thereto.  This opinion letter is furnished to you pursuant to Section 4.2(c)(ii) of the Agreement.  Unless otherwise defined in the body of this opinion letter, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

In rendering the opinions set forth below, we have reviewed an execution copy of the following documents and instruments:

(i)            the Agreement;

(ii)           the Guaranty dated as of [            ], 2011 (the “Forest Oil Guaranty”), by Forest Oil in favor of the Administrative Agent;

(iii)          each of the agreements listed on Schedule II hereto (“Applicable Contracts”);

(iv)          each Opinion Party’s constitutive documents and resolutions listed on Schedule III hereto (the “Organizational Documents”).

As used herein, (a) the documents listed in clause (i) and (ii) above are referred to herein as the “Opinion Documents” and (b) Forest Oil and the Parent are referred herein to as the “Opinion Parties”.   Additionally, in rendering the opinions set forth below, we have reviewed such other records, certificates and documents as we have deemed appropriate for the purposes of such opinions.  As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon statements of public officials and officers or other representatives of the Opinion Parties and on the representations and warranties relating to factual matters set forth in the Opinion Documents.

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In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies, which assumptions we have not independently verified.   In addition, with your permission and without independent investigation, we have made the following assumptions:

(i)            Each party to the Opinion Documents other than the Opinion Parties (each such party, a “Transaction Party”) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(ii)           Each Transaction Party has full power and authority (corporate, partnership, limited liability company or otherwise) to execute, deliver and perform its obligations under the Opinion Documents to which it is a party;

(iii)          Each Opinion Document has been duly executed and delivered by each Transaction Party that is a party thereto;

(iv)          The execution, delivery and performance by each Transaction Party of the Opinion Documents to which it is a party have been duly authorized by all necessary entity action (corporate, partnership, limited liability company or otherwise) and do not contravene the constituent documents of such Transaction Party;

(v)           The execution, delivery and performance by each Transaction Party and Opinion Party of the Opinion Documents to which it is a party do not conflict with or result in the breach of any document or instrument binding on it, except that we have not made such assumption with respect to the Organizational Documents or the Applicable contracts, as to which we express our opinions in paragraph 5(a), 5(b)(ii) and 5(b)(iii) below;

(vi)          The execution, delivery and performance by each Transaction Party and Opinion party of the Opinion Documents to which it is a party do not contravene any provision of any law, rule, regulation, order, validation, writ, judgment, injunction, decree, determination or award applicable to any of them, except that we have not made such assumption with respect to Applicable Laws (as defined in paragraph 5 below) applicable to each Opinion Party or the Borrower, as to which we express our opinion in paragraph 5(b)(i) below;

(vii)         No authorization, approval, consent, order, validation, license, franchise, permit or other action by, and no notice to or filing, recording or registration with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Transaction Party and Opinion Party of the Opinion Documents to which it is a party that has not been duly obtained or made and that is not in full force and effect, except that we have not made such assumption with respect to Governmental Approvals (as defined in paragraph 6 below) required to be obtained or taken by each Opinion Party or the Borrower as to which we express our opinion in paragraph 6 below;

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(viii)        The Opinion Documents constitute the valid, binding and enforceable obligations of each Transaction Party that is a party thereto; and

(ix)           The laws of any jurisdiction other than the laws that are the subject of this opinion letter do not affect the terms of the Opinion Documents or the opinion rendered herein.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1.               (a)  Forest Oil is a corporation validly existing and in good standing under the laws of the State of New York.

(b)  The Parent is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.               Each Opinion Party has the corporate power and authority to execute and deliver each Opinion Document to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Opinion Party of each Opinion Document to which it is a party and the performance by such Opinion Party of its obligations thereunder have been duly authorized by all requisite corporate action on the part of such Opinion Party.

3.               Each Opinion Document to which each Opinion Party is a party has been duly executed and delivered by such Opinion Party.

4.               The Forest Oil Guaranty constitutes the legal, valid and binding obligation of Forest Oil enforceable against Forest Oil in accordance with its terms under the laws of the State of New York.

5.               (a)  The execution and delivery by each Opinion Party of each Opinion Document to which it is a party do not, and the performance by such Opinion Party of its obligations thereunder will not, violate such Opinion Party’s Organizational Documents.

(b)   The execution and delivery by each Opinion Party and the Borrower of each Opinion Document to which they respectively are parties do not, and the performance by such Opinion Party and the Borrower of their respective obligations thereunder will not:  (i) result in any violation by such Opinion Party or the Borrower of any Applicable Law (as defined below); (ii) breach or result in a default under any Applicable Contract; (iii) result in the creation or imposition of any lien on any properties of such Opinion Party or the Borrower pursuant to any Applicable Contract, other than as may be contemplated by the Opinion Documents.

“Applicable Laws” means the Delaware General Corporation Law (the “Delaware GCL”) and those laws of the State of New York and the United States of America and the rules and regulations adopted thereunder that, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents.

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Furthermore, the term “Applicable Laws” does not include, and we express no opinion with regard to (a) any state or federal laws, rules or regulations relating to: (i) pollution or protection of the environment; (ii) zoning, land use, building or construction; (iii) occupational, safety and health or other similar matters; (iv) labor and employee rights and benefits, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended; (v) the regulation of utilities, including without limitation, the Federal Power Act, the Public Utility Holding Company Act of 2005 and the Public Utility Regulatory Policies Act of 1978, as amended; (vi) antitrust and trade regulation; (vii) tax; (viii) except as expressly set forth in paragraph 7 below, securities, including without limitation, the Investment Company Act of 1940, as amended; (ix) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977; (x) copyrights, patents and trademarks; and (xi) communication, telecommunication or similar matters;  and (b) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof.

6.               No Governmental Approval (as defined below) that has not been obtained or taken and is not in full force and effect, is required to be obtained or taken by each Opinion Party or the Borrower to authorize, or is required in connection with, the execution and delivery by such Opinion Party or the Borrower of each Opinion Document to which they respectively are parties or the performance by such Opinion Party or the Borrower of their respective obligations thereunder, except Governmental Approvals not required to consummate the transactions occurring on the date hereof but required to be obtained or made after the date of this opinion letter to enable such Opinion Party or the Borrower to comply with requirements of Applicable Law including, as to each Opinion Party, those required to maintain existence and good standing of such Opinion Party.

“Governmental Approvals” means any consent, approval, license or authorization of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Laws (as defined in paragraph 5 above).

7.               None of the Opinion Parties or the Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)           The opinions set forth in paragraphs 1 through 3 above as to the Parent are limited in all respects to the Delaware GCL.  The opinions in paragraph 1 above to the extent they relate to the existence and good standing of the Opinion Parties are based solely on certificates of public officials.  Our opinions contained herein to the extent they relate to matters regarding the Delaware GCL are based solely on our review of the Delaware GCL.  We have not reviewed any other laws of the State of Delaware, including, without limitation, any interpretations of the Delaware GCL, or retained or relied on any opinion or advice of Delaware counsel.

(b)           The enforceability of the Forest Oil Guaranty and the provisions thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws

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now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law.

(c)           With respect to our opinion set forth in paragraph 4, we express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Forest Oil Guaranty:  (i) provisions purporting to release, exculpate, hold harmless, or exempt any person or entity from, or to require indemnification or contribution of or by any person or entity for, liability for any matter to the extent that the same are inconsistent with applicable law (including case law) or with public policy; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions purporting to provide remedies inconsistent with applicable law; (iv) provisions relating to powers of attorney, severability or set-offs; (v) except as expressly set forth herein, provisions relating to the creation, attachment, perfection or enforceability of any security interest; (vi) provisions stating that a guarantee will not be affected by a modification of the obligation guaranteed in cases in which that modification materially changes the nature or amount of such obligation; (vii) provisions that limit the obligation of a guarantor, co-borrower or co-obligor (or provide for any rights of contribution as against another guarantor or, co-borrower or co-obligor or any other party) based upon the potential unenforceability, invalidity, or voidability of a guarantee or joint obligation under any applicable law, including, without limitation, any state or federal fraudulent transfer or fraudulent conveyance laws; (viii) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts (other than the courts of the State of New York with respect to the Forest Oil Guaranty); (ix) provisions setting out methods for service of process; (x) provisions purporting to exclude all conflicts-of-law rules; (xi) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction; (xii) provisions providing that decisions by a party are conclusive or may be made in its sole discretion; and (xiii) provisions of the Forest Oil Guaranty that require Forest Oil to indemnify any other person or entity against loss in obtaining the currency due under the Forest Oil Guaranty from a court judgment in another currency.  Additionally, with respect to our opinion set forth in paragraph 4 above, such opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinions are based solely on our reading of the Opinion Documents.  We note that enforceability of the Forest Oil Guaranty may be affected by the parties course of dealing, or by waivers, modifications or amendments (whether made in writing, orally, or by course of conduct), and we express no opinion on the effect of the foregoing on the enforceability of the Forest Oil Guaranty.

(d)          Insofar as our opinion set forth in paragraph 4 above relates to the enforceability under New York law of the provisions of the Forest Oil Guaranty choosing New York law as the governing law thereof, such opinion is rendered solely in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law §§5-1401 (McKinney 1989)) (the “Act”) and is subject to the qualifications that such enforceability (i) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the Uniform Commercial Code as in effect in the State of New York (the “NY UCC”), (ii) may be limited by public policy considerations of any jurisdiction in which

5

enforcement of such provisions is sought, and (iii) is subject to any U.S. Constitutional requirement under the Full Faith and Credit Clause or the Due Process Clause thereof or the exercise of any applicable judicial discretion in favor of another jurisdiction.

(e)           In rendering the opinion expressed in paragraphs 5(b)(ii) and 5(b)(iii) above: (i) we have not reviewed, and express no opinion with respect to, documents other than the Applicable Contracts, irrespective of whether they secure, support or otherwise relate to or are referred to in the Applicable Contracts or might under certain circumstances result in an event of default or require early payment under any of the Applicable Contracts; (ii) we have made no examination of, and express no opinion with respect to, any financial, accounting or similar covenant or provision contained in the Applicable Contracts to the extent that any such covenant or provision would require a determination as to any financial or accounting matters; (iii) we express no opinion as to any breach of any confidentiality provision contained in any Applicable Contract caused by any Opinion Document or any Opinion Party’s or the Borrower’s actions pursuant thereto or in contemplation thereof; and (iv) our opinions in paragraphs 5(b)(ii) and 5(b)(iii) above are limited to the laws of the State of New York. In every case, we have assumed that a court would enforce the Applicable Contracts as written and we have limited our opinion to matters readily ascertainable from the face of the Applicable Contracts.

We express no opinion as to the laws of any jurisdiction other than Applicable Laws.   We call to your attention that certain of the Opinion Documents are governed by laws of jurisdictions other than those described above and we express no opinion as to the effect of any such other laws on the opinions expressed herein.

This opinion has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind.

This opinion letter is rendered as of the date set forth above.  We expressly disclaim any obligation to update this letter after such date.

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This opinion letter is given solely for your benefit and the benefit of the Administrative Agent and the Lenders in connection with the transactions contemplated by the Opinion Documents and may not be furnished to, or relied upon by, any other person or for any other purpose without our prior written consent.  Notwithstanding the foregoing, at your request, we hereby consent to reliance hereon by any future assignee of the Lenders’ interests in the loans under the Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 10.4 of the Agreement, on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (c) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

Vinson & Elkins LLP

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SCHEDULE I TO OPINION LETTER

Addressees

JPMorgan Chase Bank, N.A., Toronto Branch,

as Administrative Agent under the Credit Agreement

referred to above

Each of the following Lenders that, as of the date hereof, is a party to the Credit Agreement referred to above:

JPMorgan Chase Bank, N.A., Toronto Branch

The Toronto-Dominion Bank

Bank of Montreal

The Bank of Nova Scotia

Wells Fargo Financial Corporation Canada

Credit Suisse AG, Cayman Islands Branch

Bank of America, N.A., Canada Branch

BNP Paribas [Canada]

Canadian Imperial Bank of Commerce

Royal Bank of Canada

Union Bank, Canada Branch

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SCHEDULE II TO OPINION LETTER

Applicable Contracts

[Insert list.]

9

SCHEDULE III TO OPINION LETTER

Organizational Documents

[Insert list.]

10

SCHEDULE IV TO OPINION LETTER

Applicable Orders

[Insert list.]

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EXHIBIT A-3

FORM OF LEGAL OPINION OF BURNET, DUCKWORTH & PALMER LLP

[To be attached]

Exhibit A-3 - Page 1

Reply to: Robert D. Betteridge
Direct Phone: (403) 260-0188
Direct Fax: (403) 260-0337
rdb@bdplaw.com

Assistant: Fangyu Xie
Direct Phone: (403) 806-7889
Our File: 65335-3

[•], 2011

The Lenders that are and hereafter become parties to the Credit Agreement referred to below, The Bank of Nova Scotia and Wells Fargo Financial Corporation Canada, as Co-Documentation Agents, The Toronto-Dominion Bank and Bank of Montreal, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent

Greenberg Traurig LLP

1000 Louisiana Street, Suite 1700

Houston, Texas 77002

Dear Sirs:

Re:                             Canadian Forest Oil Ltd.

We have acted as Alberta counsel to Canadian Forest Oil Ltd. (the “Borrower”) and Forest Oil Energy Corporation (the “Guarantor”) in connection with the Credit Agreement dated as of March 18, 2011 (the “Credit Agreement”) among Lone Pine Resources Inc., as parent, the Borrower, as borrower, the lenders party thereto (collectively, the “Lenders”), The Bank of Nova Scotia and Wells Fargo Financial Corporation Canada, as Co-Documentation Agents, The Toronto-Dominion Bank and Bank of Montreal, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent (the “Administrative Agent”), as well as certain other documents granted by the Borrower and the Guarantor. The Borrower and the Guarantor are collectively referred to herein as the “Loan Parties” and individually as a “Loan Party”.

Scope of Review

In that regard, we have reviewed and examined original or facsimile executed copies of the following (collectively, the “Documents”):

1.                                       the Credit Agreement;

2.                                       the Demand Debenture and Negative Pledge dated as of [•] granted by the Borrower in favour of the Administrative Agent (the “Borrower Debenture”);

3.                                       the Deposit Agreement dated as of [•] granted by the Borrower in favour of the Administrative Agent with respect to the Borrower Debenture (the “Borrower Deposit Agreement”);

4.                                       the Subsidiary Guaranty dated as of [•] granted by the Guarantor in favour of the Administrative Agent (the “Guaranty”);

5.                                       the Demand Debenture and Negative Pledge dated as of [•] granted by the Guarantor in favour of the Administrative Agent (the “Guarantor Debenture”); and

6.                                       the Deposit Agreement dated as of [•] granted by the Guarantor in favour of the Administrative Agent with respect to the Guarantor Debenture (the “Guarantor Deposit Agreement”).

The Borrower Debenture, Borrower Deposit Agreement, Guarantor Debenture and Guarantor Deposit Agreement are collectively referred to herein as the “Security Documents” and individually as a “Security Document”; the Borrower Debenture and Guarantor Debenture are collectively referred to herein as the “Debentures” and individually as a “Debenture”; and the Borrower Deposit Agreement and Guarantor Deposit Agreement are collectively referred to herein as the “Deposit Agreements” and individually as a “Deposit Agreement”.

Assumptions and Reliance

In providing the opinions expressed herein:

(a)                                  we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and of the originals of all documents submitted to us as copies, and the conformity to originals of all documents submitted to us as copies;

(b)                                 we have assumed the legal capacity of all individuals;

(c)                                  we have assumed the due authorization, execution and delivery of each of the Documents by each party thereto, the power and capacity of each such party to execute and deliver each such Document and perform its obligations thereunder, and the legal existence of all such parties;

(d)                                 we have assumed that the Documents constitute legal, valid and binding obligations of each party thereto other than the Loan Parties, enforceable against each such party in accordance with their respective terms;

(e)                                  we have exclusively relied on the information contained in the Security Documents as to the descriptions of identification of the collateral described therein (the “Collateral”) and have assumed that each Loan Party has rights in the Collateral;

(f)                                    we have assumed that the chief executive office (as determined in accordance with the Personal Property Security Act (Alberta) (the “PPSA”) of each of the Loan Parties is located in Alberta; and

(g)                                 we have made or caused to be made and this opinion is given in reliance upon the searches and certificates of public officials of recent date set forth in Schedule A hereto and we have assumed that the information contained in those searches has not changed between the effective dates of those searches and the date of this opinion.

With respect to the matters described in paragraph (c) under the heading “Assumptions and Reliance” with respect to each of the Loan Parties, we refer you to the opinion of Bennett Jones LLP, Alberta counsel to the Loan Parties dated [•], a copy of which has been provided to you. Such opinion is in form and scope satisfactory to us and we believe that we and you are justified in relying upon such opinions. However, we have made no independent investigation in respect of such opinion and have assumed its accuracy and completeness.

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Applicable Law

We are qualified to practice law only in Alberta and accordingly express no opinion as to the laws of any jurisdiction other than the laws of Alberta and the federal laws of Canada applicable therein (“Alberta Law”).

Opinions

Based upon and subject to the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.                                       the Documents constitute the legal, valid and binding obligations of the Loan Parties that are party thereto, enforceable against such Loan Parties in accordance with the terms thereof;

2.                                       the Security Documents (other than the Debentures) to which each Loan Party is a party create in favour of the Administrative Agent: (i) a valid security interest in the Collateral to which the PPSA applies, and a valid floating charge in the Collateral which constitutes real property, in each case, in which such Loan Party now has rights; and (ii) a valid security interest in the Collateral to which the PPSA applies, and a valid floating charge in the Collateral which constitutes real property, in each case, in which such Loan Party hereafter acquires rights when those rights are acquired by it;

3.                                       the Debentures constitute in favour of the Administrative Agent a valid fixed and specific mortgage and charge of and in all of the right, title, estate and interest of the Loan Party which is a party thereto in and to its real and immoveable property described in Schedule “A” thereto. The Debentures create in favour of the Administrative Agent a valid floating charge in the Province of Alberta over the “Mortgaged Property” as defined therein.

4.                                       the mortgages, charges and security interests (the “Security Interests”) created by the Security Documents have been perfected under the PPSA and have been registered under the provisions of the Law of Property Act (Alberta) by the following registrations:

(a)                                  a financing statement registered against the Borrower in favour of the Administrative Agent at the Alberta Personal Property Registry (“PPR”) on March [•], 2011 as registration number [•] and expiring on March [•], 2021 (re: all present and after-acquired personal property);

(b)                                 financing statement registered against the Borrower in favour of the Administrative Agent at the PPR on March [•], 2011 as registration number [•] with an infinity registration life (re: land charge);

(c)                                  a financing statement registered against the Guarantor in favour of the Administrative Agent at the PPR on March [•], 2011 as registration number [•] and expiring on March [•], 2021 (re: all present and after-acquired personal property);

(d)                                 financing statement registered against the Guarantor in favour of the Administrative Agent at the PPR on March [•], 2011 as registration number [•] with an infinity registration life (re: land charge);

5.                                       financing statements in respect of the Security Documents have been duly registered, filed and recorded at the places and times described in paragraph 4 above, being all of the public offices and

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registries in Alberta where filing, recordation or registration is necessary to establish, preserve and protect the security interests created thereby; and

6.                                       we have conducted searches at the registries and government offices described in Schedule A hereto and, based solely upon the searches, the only encumbrances registered against the Loan Parties in such registries and government offices and which are not in favour of the Administrative Agent are those described in Schedule A hereto.

Qualifications

The opinions expressed herein are subject to the following qualifications:

1.                                       the validity and enforceability of the obligations of each Loan Party under each Document to which it is a party are subject to the following:

(a)                                  any applicable bankruptcy, insolvency, winding up, arrangement, liquidation, reorganization, fraudulent preference, moratorium or other similar laws affecting creditors’ rights and remedies generally;

(b)                                 equitable limitations on the availability of remedies;

(c)                                  the statutory power of a court to grant relief from forfeiture;

(d)                                 applicable laws regarding limitations of actions;

(e)                                  the rights and privileges of the Crown and its agents;

(f)                                    general principles of equity which may apply to any proceeding in equity or at law;

(g)                                 the powers of a court to stay proceedings before it and to stay the execution of judgments;

(h)                                 the discretion which a court may reserve to itself to decline to hear an action if it is contrary to public policy for it to do so or if it is not the proper forum to hear such action;

(i)                                     limitations which may be imposed by law upon the right of a creditor to receive immediate payment of amounts stated to be payable on demand or which have been accelerated;

(j)                                     limitations upon the right of a party to or a recipient of the benefit of any Document to enforce a Document on the basis of a default of a minor or non-substantive nature, such as the failure to produce a document in a timely manner;

(k)                                  provisions of the Documents granting an irrevocable power of attorney may not be enforceable;

(l)                                     provisions of the Documents which provide that delay or failure by a party to exercise any right, remedy or option will not operate as a waiver thereof may not be enforceable; and

(m)                               provisions of the Documents which provide for the waiver of certain legal or equitable rights or which absolve or purport to absolve a party from responsibility for its acts may not be enforceable;

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2.                                       we express no opinion herein as to the enforceability or validity of the Documents or whether an Alberta court would accept jurisdiction in respect of a determination of such enforceability or validity to the extent that such enforceability or validity is governed by any laws other than the laws of the Province of Alberta and the federal laws of Canada applicable therein;

3.                                       Canadian courts will not give a monetary judgment in any currency other than that of Canada and such judgment may be based on a rate of exchange in existence on a day other than the date of payment of such judgment;

4.                                       determinations, calculations, demands, requests, instructions and acts made by a person in the exercise of a discretion given to it under the Documents, or based upon the practice of or publication of certain rates by such person, may not be enforceable if made or performed unreasonably or arbitrarily or if such person’s practices or rates are not ascertainable, and may not be treated as conclusive notwithstanding contrary provisions in the Documents;

5.                                       provisions in the Documents providing for recovery of fees and expenses may be restricted by a court to a reasonable amount and counsel fees are subject to taxation;

6.                                       the enforceability of the Debentures is subject to the terms of the respective Deposit Agreement and notwithstanding the principal amount and rate of interest actually expressed in the Debentures, the amounts owing thereunder will not exceed the amount of the obligations for which such Debenture has been pledged;

7.                                       we express no opinion on provisions of the Documents:

(a)                                  directly or indirectly purporting to exclude unwritten variations, amendments, waivers or consents or to establish evidentiary standards;

(b)                                 which purport to render any person liable for a higher rate of interest after default than before, for the payment of rates and/or fees which may exceed the “criminal interest rate” provisions of the Criminal Code (Canada), or which purport to allow the severance of an invalid, illegal, prohibited or unenforceable provision or restrict its effect;

(c)                                  purporting to allow severance of invalid, illegal or unenforceable provisions; or

(d)                                 which deem a party to be holding certain assets in trust for the Administrative Agent or any Lender since third parties dealing with such person might otherwise have a preferential interest in the assets which are the subject of the deemed trust;

8.                                       under the Judgment Interest Act (Alberta), interest after judgment may be limited to less than the rate provided for contractually;

9.                                       enforceability of rights of indemnity may be limited to the extent that any such indemnity is found by a court to indemnify a party against the consequences of an unlawful act or is found to constitute a penalty or be against public policy;

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10.                                 the opinions expressed herein with respect to the Security Interests are also subject to the following qualifications:

(a)                                  any assignment of debts or monies due or accruing due from the Crown in right of any province or in right of Canada or from any provincial or federal Crown corporation or agent may not be enforceable unless the provisions of applicable provincial or federal statutes are complied with;

(b)                                 the exercise of the remedies and enforcement provisions contained in the Security Documents will be subject to the limitations imposed by the PPSA and all the rights, remedies, duties and obligations of the Administrative Agent under the Security Documents must be exercised and discharged in good faith and in a commercially reasonable manner;

(c)                                  the powers of a receiver, manager or receiver-manager may be circumscribed by or subject to the review of a court;

(d)                                 neither the Borrower Debenture nor the Guarantor Debenture (or in either case a caveat or security notice in respect thereof) have been registered, filed or recorded at the Land Titles Office or any other real property registry to protect the floating charge created thereby over any real property interests of the Loan Parties other than registrations which have been described in opinion paragraph 4 above;

(e)                                  we have not registered the Security Documents under the Patent Act (Canada), the Trade-marks Act (Canada), the Industrial Designs Act (Canada), the Integrated Circuit Topography Act (Canada) or the Copyright Act (Canada), or under the Canada Shipping Act in respect of any vessel which is registered or recorded under that Act, or under the Canada Transportation Act in respect of any rolling stock to which the provisions of that Act apply;

(f)                                    the secured party under the Security Documents must give actual notice to the respective Loan Party’s account debtors of any assignment of accounts due or accruing due contained in the Security Documents in order to require that any such account debtor make payment of the accounts due or accruing due directly to the secured party; and

(g)                                 the validity and perfection of the security interests created by the Security Documents:

(i)                                     in respect of (i) goods; and (ii) possessory security interests in chattel paper, negotiable documents of title, instruments or money is, subject to paragraph (ii) below, governed by the laws of the jurisdiction where such personal property is situated when the Security Interests attach and in this regard we have assumed such personal property was situated in the Province of Alberta at the time of attachment;

(ii)                                  in respect of (i) intangibles; (ii) goods which are of a kind that are normally used in more than one jurisdiction (if such goods are equipment or are inventory leased or held for lease by a Loan Party to others); and (iii) a non-possessory security interest in chattel paper, negotiable documents of title, instruments or money, is governed by the laws of the jurisdiction where the relevant Loan Party is located (as determined in the PPSA) at the time the Security Interests attach and in this regard, we have assumed that each of the Loan Parties was located in the Province of Alberta at the time of attachment; and

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(iii)                               in respect of investment property, is governed by:

(A)                              the laws of the jurisdiction where the certificate is located in the case of certificated securities;

(B)                                the issuer’s jurisdiction in the case of uncertificated securities;

(C)                                the security intermediary’s jurisdiction in the case of a security entitlement or a securities account; and

(D)                               the futures intermediary’s jurisdiction in the case of a futures contract or a futures account;

at the time the Security Interests attach and in this regard we have assumed that each such jurisdiction is the Province of Alberta.

11.                                 we express no opinion and nothing herein shall be construed as providing an opinion:

(a)                                  with respect to the rank or priority of the Security Documents or the security interests constituted thereby;

(b)                                 as to the title of any Loan Party to any Collateral;

(c)                                  as to the validity, enforceability or perfection of any security interest in property consisting of a receivable, license, approval, privilege, franchise, permit, lease or agreement (collectively “Special Property”) to the extent that the terms of the Special Property or any applicable law prohibits its assignment or require consent, approval or authorization or registration which has not been made or given;

(d)                                 as to whether contracts or agreements purporting to be made subject to a security interest pursuant to the Security Documents contain any provisions restricting or limiting the ability of a Loan Party to grant a security interest in its interest thereunder; or

(e)                                  as to the creation or validity of the Security Interests in any Collateral that now or hereafter includes an interest or claim in or under any contract of annuity or policy of insurance other than in respect of the transfer of a right to money or other value payable under a policy of insurance as indemnity or compensation for loss of, or damage to, such Collateral;

12.                                 if any personal property of a Loan Party is in the possession of another secured party (or subsequently becomes so), such secured party may have a superior perfected interest therein;

13.                                 specific notification and registration requirements may apply to the registration of a “purchase money security interest” or to collateral that is or may become “serial number goods” (as that term is defined in the PPSA Regulations), a fixture, an accession, a growing crop, or that may be commingled with other goods. We have received no instructions to carry out any such special notification and registration procedures with respect to the Collateral (if any) that falls within such categories;

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14.                                 we express no opinion and nothing herein shall be construed as providing an opinion as to the validity, enforceability or perfection of any security interest in:

(a)                                  personal property to which the PPSA does not apply or in respect of which there is applicable federal legislation which is paramount (including, without limitation, ships, trademarks, trade names, copyrights, patents, industrial designs and other intellectual property);

(b)                                 property which is proceeds and which is not identifiable or traceable;

(c)                                  credit balances and deposit accounts of the Loan Parties with the secured party under the Security Documents; and

(d)                                 property which, by its nature or by the nature of the business of Canadian Forest, cannot be the subject of a security interest without consent, authorization or approval of third parties; and

15.                                 in order to continue or maintain the perfection of the security interests created by the Security Documents:

(a)                                  financing change statements must be registered

(i)                                     to renew the registration of the financing statements in respect of the Security Documents prior to the expiry dates described in opinion paragraph 4 above;

(ii)                                  within fifteen (15) days of the secured party under the Security Documents first learning of a change in a Loan Party’s name; and

(iii)                               within fifteen (15) days of the secured party under the Security Documents consenting to or learning of the transfer of all or part of the Collateral

(b)                                 if a Loan Party relocates to another jurisdiction or transfers an interest in the Collateral to a person located in another jurisdiction, a security interest perfected in accordance with opinion paragraph 4 above continues perfected in Alberta if it is perfected in the other jurisdiction:

(i)                                     no later than 60 days after the day such Loan Party relocates or transfers an interest in the Collateral to a person in the other jurisdiction;

(ii)                                  no later than 15 days after the day the secured party has knowledge that such Loan Party has relocated or has transferred an interest in the Collateral to a person located in the other jurisdiction; or

(iii)                               prior to the day that perfection ceases under Alberta Law;

whichever is the earliest.

We will not provide any further reminder of these registration requirements, nor do we maintain any diary system for renewals.

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Reliance

This opinion is given solely for the benefit of the addressees and their permitted assigns, relates exclusively to the transactions outlined above and may not be used, relied upon or distributed to any other person or used in connection with any other transaction without our express prior written consent. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of a change in law or fact affecting or bearing upon the opinions rendered herein occurring after the date hereof which may come or be brought to our attention.

Yours truly,

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Schedule A

Canadian Forest Oil Ltd.

1.                                       Personal Property Registry (Alberta) as at March 3, 2011

(a)                                  Security Agreement registered January 31, 1991, with an infinite term, as registration no. 91013101463 in favour of TransCanada Pipelines Limited with respect to, generally, all present and future amounts and accounts payable by certain purchasers of gas from Canadian Forest Oil Ltd. in the United States attributable to present and future amounts payable by Canadian Forest Oil Ltd. to TransCanada Pipelines Limited under an Export Transportation Contract between Canadian Forest Oil Ltd. and TransCanada Pipelines Limited and certain amounts and accounts payable by Alberta Northeast Gas Limited under a certain purchase contract;

(b)                                 Security Agreement registered March 21, 2000, and expiring on March 21, 2015, as registration no. 00032120339 in favour of Tarsus Oils Limited with respect to all petroleum and natural gas now or hereafter provided or supplied to Canadian Forest Oil Ltd. by Tarsus Oils Limited; provided that the registration notes it is made as a precautionary measure and is in respect of a royalty agreement and that no security interest has been created;

(c)                                  Security Agreement registered August 10, 2005, and expiring on August 10, 2011, as registration no. 05081001934 in favour of Ikon Office Solutions Inc. with respect to photocopiers;

(d)                                 Security Agreement registered November 8, 2006, and expiring on November 8, 2011, as registration no. 06110833362 in favour of Talisman Energy Canada with respect to all goods, chattel paper and intangibles relating to the Jupiter Gas Plant;

(e)                                  Security Agreement registered March 25, 2008, and expiring on March 25, 2014, as registration no. 08032512561 in favour of IOS Financial Services with respect to photocopiers;

(f)                                    Security Agreement registered September 26, 2008, and expiring on September 26, 2012, as registration no. 08092626841 in favour of Jim Peplinski’s Auto Leasing Ltd. and Jim Peplinski’s Leasemaster National with respect to a motor vehicle;

(g)                                 Security Agreement registered October 8, 2008, and expiring on October 8, 2012, as registration no. 08100815042 in favour of Jim Peplinski’s Leasemaster and Jim Peplinski’s Auto Leasing Ltd. with respect to a motor vehicle;

(h)                                 Security Agreement registered October 14, 2008, and expiring on October 14, 2011, as registration no. 08101405344 in favour of Propak Systems Ltd. with respect to a compressor;

(i)                                     Security Agreement registered October 20, 2008, and expiring on October 20, 2012, as registration no. 08102022282 in favour of Jim Peplinski’s Leasemaster and Jim Peplinski’s Auto Leasing Ltd. with respect to a motor vehicle;

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(j)                                     Security Agreement registered January 9, 2009, and expiring on January 9, 2013, as registration no. 09010916117 in favour of Jim Peplinski’s Auto Leasing Ltd. and Jim Peplinski’s Leasemaster National with respect to a motor vehicle;

(k)                                  Security Agreement registered January 21, 2009, and expiring on January 21, 2013, as registration no. 09012118630 in favour of Jim Peplinski’s Auto Leasing Ltd. and Jim Peplinski’s Leasemaster National with respect to a motor vehicle;

(l)                                     Security Agreement registered February 18, 2009, and expiring on February 18, 2014, as registration no. 09021826795 in favour of Jim Peplinski’s Leasemaster and Jim Peplinski’s Auto Leasing Ltd. with respect to a motor vehicle;

(m)                               Security Agreement registered February 20, 2009, and expiring on February 20, 2014, as registration no. 09022011002 in favour of Jim Peplinski’s Leasemaster and Jim Peplinski’s Auto Leasing Ltd. with respect to a motor vehicle;

(n)                                 Security Agreement registered February 23, 2009, and expiring on February 23, 2014, as registration no. 09022313858 in favour of Jim Peplinski’s Leasemaster and Jim Peplinski’s Auto Leasing Ltd. with respect to a motor vehicle;

(o)                                 Security Agreement registered February 19, 2010, and expiring on February 19, 2012, as registration no. 10021919193 in favour of Toromont Energy Systems (Rentals) with respect to a compressor;

(p)                                 Security Agreement registered April 13, 2010, and expiring on April 13, 2011, as registration no. 10041324743 in favour of Black Diamond LP, by way of its general partner, with respect to six mobile homes and all equipment, fixtures, furnishings, components, parts, appurtenances, accessories, modules, and other goods or equipment which may from time to time, be incorporated or installed in or attached to the mobile homes; all camp facilities supplied by Black Diamond LP to Canadian Forest Oil Ltd.; and proceeds;

(q)                                 Security Agreement registered November 30, 2010, and expiring on November 30, 2011, as registration no. 10113002269 in favour of Jim Peplinski’s Auto Leasing Ltd. and Jim Peplinski’s Leasemaster National with respect to a motor vehicle;

(r)                                    Security Agreement registered February 22, 2011, and expiring on February 22, 2016, as registration no. 11022217866 in favour of ARI Financial Services Inc. with respect to a motor vehicle.

2.                                       Bank of Canada, Calgary, Alberta as at March 3, 2011

Clear

Forest Oil Energy Corporation

1.                                       Personal Property Registry (Alberta) as at March 14, 2011

Clear

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2.                                       Bank of Canada, Calgary, Alberta as at March 14, 2011

Clear

12

EXHIBIT B

FORM OF LENDER CERTIFICATE

                , 201

To:                              JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Administrative Agent

200 Bay Street, Floor 18

ON1-1800

Toronto, Ontario M5J 2J2

Canada

Attention:              Amanda Vidulich

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, 3rd Floor

Dallas, Texas 75201

Attention:              Brian P. Orlando

Canadian Forest Oil Ltd., Lone Pine Resources Inc., the Administrative Agent and the other Agents and certain Lenders have heretofore entered into a Credit Agreement dated as of March 18, 2011, as amended from time to time (the “Credit Agreement”).  Capitalized terms herein used having the meaning specified in the Credit Agreement.

[Language for Existing Lender]

[               Please be advised that the undersigned has agreed to increase its Commitment under the Credit Agreement effective                     , 201         from C$                                 to C$                         and (b) that it shall continue to be a party in all respect to the Loan Documents.]

[Language for New Lender]

[               Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective                     , 201       with a Commitment of C$                         and (b) that it shall be deemed to be a party in all respect to the Loan Documents.]

Very truly yours,

By:
Name:
Title:

Exhibit B - Page 1

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

CANADIAN FOREST OIL LTD.

By:
Name:
Title:

By:
Name:
Title:

LONE PINE RESOURCES INC.

By:
Name:
Title:

Exhibit B - Page 2

EXHIBIT C

CANADIAN FOREST OIL LTD.

COMPLIANCE CERTIFICATE

In connection with that certain Credit Agreement dated as of March 18, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”, among Lone Pine Resources Inc., a Delaware corporation (“Parent”), Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta, as Borrower, JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, and the Lenders and other agents party thereto, the undersigned, the [title of Authorized Officer] of Parent, does hereby certify, pursuant to Section 5.1(c) of the Credit Agreement, as follows (capitalized terms hereinafter used having the meaning specified in the Credit Agreement):

No condition or event which constitutes a Default or an Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, I have hereunto set my hand as of this              day of                               , 201      .

LONE PINE RESOURCES INC.

By:
[Authorized Officer of Parent]

Exhibit C - Page 1

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to that certain Credit Agreement dated as of March 18, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta (the “Borrower”), Lone Pine Resources Inc., a Delaware corporation,  JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, and the Lenders and other agents party thereto.  Terms defined in the Credit Agreement are used herein with the same meanings, receipt of which is acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions contained in Annex 1 hereto and the terms and conditions of Section 10.4 of the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with any Loan Document and the Financing Transactions, or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b), collectively, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[It is understood by the Assignor and the Assignee that if any Bankers’ Acceptances accepted by the Assignor remain outstanding on the Assignment Date, such Bankers’ Acceptances shall remain the liability and obligation of the Assignor and the Assignor shall be entitled to all of the rights, titles and benefits arising out of the Loan Documents with respect to such Bankers’ Acceptances (including reimbursement rights); provided, however, that the Assignee shall indemnify the Assignor and hold the Assignor harmless from and against any losses or costs paid or incurred by the Assignor in connection with such Bankers’ Acceptances (other than losses or costs which arise out of the gross negligence or willful misconduct of the Assignor) and shall be entitled to a proportionate amount of the fees paid in respect of such Bankers’ Acceptances as agreed between the Assignor and the Assignee.](1)

(1)  To be included if any Bankers’ Acceptances accepted by the Assignor remain outstanding on the Assignment Date.

Exhibit D - Page 1

THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ALBERTA AND OF CANADA APPLICABLE THEREIN.

Legal Name of Assignor:

Legal Name of Assignee:
[and is a Lender/Lender Affiliate of [identify Lender]](2)

Assignee’s Address for Notices:
Borrower:	Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta, Canada

Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Principal Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
C$	C$	%
C$	C$	%
C$	C$	%

Effective Date:                                  , 201       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(2)           Select as applicable.

(3)           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit D - Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as

the Administrative Agent(4)

By:
Name:
Title:

Consented to:

CANADIAN FOREST OIL LTD.

By
Name:
Title:

(4)           Also include Issuing Bank’s consent to the extent required by Section 10.4(b)(i) of the Credit Agreement.

Exhibit D - Page 3

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral, (iii) the financial condition of Borrower or any of its Subsidiaries or Affiliates, or any other Person obligated with respect to the Loan Documents or (iv) the performance or observance by Borrower or any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under the Loan Documents.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements under the Credit Agreement with respect to the transactions contemplated hereby (subject to receipt of such consents as may be required under the Credit Agreement), (iii) subject to acceptance and recording hereof pursuant to Section 10.4(d) of the Credit Agreement, from and after the Effective Date, it shall be party to the Loan Documents and be bound by the provisions of the Credit Agreement as a Lender thereunder and to the other Loan Documents and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the  Administrative Agent or any other Lender, and (v) it is not a Foreign Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

Annex 1 to Exhibit D - Page 1

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

Annex 1 to Exhibit D - Page 2

EXHIBIT E

FORM OF BORROWING REQUEST

                             , 201

JPMorgan Chase Bank, N.A., Toronto Branch

as Administrative Agent for the Lenders referred to below

c/o JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Floor 18

ON1-1800

Toronto, Ontario M5J 2J2

Canada

Attention:	Amanda Vidulich
Facsimile:	416-981-9128

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, 3rd Floor

Dallas, Texas 75201

Attention:	Brian P. Orlando
Facsimile:	214-965-3280

Re:                               Borrowing of Canadian Prime Loan

Dear Sirs:

Reference is made to that certain Credit Agreement dated as of March 18, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta (“Borrower”), Lone Pine Resources Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, and the Lenders and other agents party thereto.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Borrowing Request and Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)          Principal amount of Borrowing(1) :

(B)           Interest rate basis(2) :

(1)           Not less than C$1,000,000 and an integral multiple of C$1,000,000 (or aggregate unused balance of the Commitments in the case of a Canadian Prime Borrowing).

(2)           Canadian Prime Borrowing.

Exhibit E - Page 1

(C)           Effective date (which is a Business Day):

(D)          Date of maturity (which is a Business Day):

(F)           Interest Period(3) :

If the Borrowing results in an increase in the aggregate outstanding principal amount of the Loans, Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 4.3 of the Credit Agreement are satisfied.

Borrower has caused this Borrowing Request to be executed and delivered by its Authorized Officer this         day of                                   , 201         .

Very truly yours,

CANADIAN FOREST OIL LTD.

By:
Name:
Title:

By:
Name:
Title:

(3)           If applicable, selected period must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit E - Page 2

EXHIBIT F-1

[Form of]

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of                   , 2011, is made by FOREST OIL CORPORATION, a New York corporation (the “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent (together with all successors and assigns thereto, the “Administrative Agent”) for each of the Lender Parties.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of March 18, 2011 (together with all amendments, supplements, restatements and other modifications, including, without limitation, any written consents and waivers, from time to time thereafter made thereto to but not including the date hereof, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta, Canada (“Borrower”), Lone Pine Resources Inc., a Delaware corporation, the various Lenders and Agents under (and as defined in) the Credit Agreement, and JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Lenders (the “Administrative Agent”), the Lenders have heretofore agreed to extend Commitments to make Loans to, the Accepting Lenders have heretofore agreed to accept Bankers’ Acceptance from the Borrower, and the Issuing Banks have heretofore agreed to issue Letters of Credit for the account of the Borrower; and

WHEREAS, the Borrower has entered or may enter into Hedging Agreements with one or more Lender Parties pursuant to the terms of the Credit Agreement; and

WHEREAS, the Guarantor owns 80.1% of the Equity Interests of the Borrower; and

WHEREAS, as a condition precedent to the execution and delivery of the Credit Agreement, the acceptance of the initial Bankers’ Acceptance under the Credit Agreement, and to the Lender Parties’ obligations under the Hedging Agreements referred to above, the Guarantor is required to execute and deliver this Guaranty; and

WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Loans made to, and the Bankers’ Acceptances accepted from time to time from, the Borrower, and the Letters of Credit issued from time to time for the account of, the Borrower by the Lenders, the Accepting Lenders and the Issuing Banks, as the case may be, pursuant to the Credit Agreement and the financial accommodations extended from time to time to the Borrower by the Lender Parties pursuant to the Hedging Agreements;

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans (including the initial Loans) to the Borrower, in order to induce the Accepting Lenders to accept Bankers’ Acceptances (including the initial Bankers’ Acceptance) from the Borrower, and to induce the Issuing Banks to issue the Letters of Credit (including the initial Letter of Credit) for the account of, the Borrower pursuant to the Credit Agreement and the Lender Parties to extend financial accommodations, the Guarantor agrees, for the benefit of each Lender Party, as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1                                    Certain Terms.  The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Agreed Currency” is defined in Section 2.9(a).

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of Guarantor hereunder, (a) income, capital or franchise taxes imposed on (or measured by) net income by the federal, or any provincial, government of Canada, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the federal, or any provincial, government of Canada, the United States or any of its political subdivisions, or any similar tax imposed by any other jurisdiction in which Guarantor is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender.

“Guarantor” is defined in the preamble.

“Guaranty” is defined in the preamble.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Judgment Currency” is defined in Section 2.9(b).

“Lender Party” means, as the context may require, any Lender, any Agent, any Issuing Bank, any Accepting Lender, and any Affiliate of a then current Lender that is a party to a Hedging Agreement and each of its respective successors, transferees and assigns.

“Other Currency” is defined in Section 2.9(a).

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“Spin-Off Date” means the date upon which Guarantor no longer holds direct or indirect ownership of the Equity Interests of either the Borrower or Lone Pine Resources Inc., a Delaware corporation.

“Termination Date” is defined in Section 2.5.

SECTION 1.2                                    Credit Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE II
GUARANTY PROVISIONS

SECTION 2.1                                    Guaranty.  The Guarantor hereby absolutely, unconditionally and irrevocably

(a)                                  guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under the Credit Agreement and each other Loan Document to which the Borrower or such other Loan Party is or may become a party, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b), or any equivalent Canadian statute, rule or regulation), and

(b)                                 indemnifies each Lender Party for any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by such Lender or such holder, as the case may be, in enforcing any rights under this Guaranty;

provided, however, that the Guarantor shall be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that any Lender Party exercise any right, assert any claim or demand, or enforce any remedy whatsoever against the Borrower or any other Loan Party (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.  All payments hereunder are to be made in the currency in which the related Obligation is due and payable.

SECTION 2.2                                    Acceleration of Guaranty.  The Guarantor agrees that, in the event that the Obligations have been accelerated pursuant to Section 8.2 of the Credit Agreement, the Guarantor will pay to the Administrative Agent for itself and as agent for the Lender Parties forthwith the full amount of all such Obligations.

SECTION 2.3                                    Guaranty Absolute, etc.  This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full

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force and effect until the Termination Date (as defined below).  The Guarantor guarantees that the Obligations of the Borrower and each other Loan Party will be paid strictly in accordance with the terms of the Credit Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party or any holder of any note with respect thereto.  The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

(a)                                  any lack of validity, legality or enforceability of the Credit Agreement or any other Loan Document;

(b)                                 the failure of any Lender Party

(i)                                     to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Loan Party or any other Person (including any other guarantor) under the provisions of the Credit Agreement, any other Loan Document, or otherwise, or

(ii)                                  to exercise any right or remedy against any other guarantor of, or Collateral securing, any Obligations of the Borrower or any other Loan Party;

(c)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Loan Party, or any other extension, compromise, or renewal of any Obligation of the Borrower or any other Loan Party;

(d)                                 any reduction, limitation, impairment or termination of any Obligations of the Borrower or any other Loan Party for any reason (other than indefeasible payment in full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Loan Party or otherwise;

(e)                                  any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement or any other Loan Document;

(f)                                    any addition, exchange, release, surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender Party securing any of the Obligations of the Borrower or any other Loan Party;

(g)                                 any insolvency, bankruptcy, amalgamation, merger, reorganization, arrangement or other similar proceeding affecting the Guarantor or any other Person or the assets of the Guarantor or any other Person;

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(h)                                 any defense arising by reason of any failure of any Person to make any presentment, demand for performance, notice of non-performance, protest, and any other notice, including notice of: (i) acceptance of this Guaranty; (ii) partial payment or non-payment of all or any part of the Obligations; and (iii) the existence, creation, or incurring of new or additional Obligations; or

(i)                                     any other circumstance (other than indefeasible payment in full of the Obligations) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Loan Party, any surety, any guarantor or any other Person, or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge, limitation or reduction of the obligations of the Guarantor hereunder.

The foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against any other Person for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy.

SECTION 2.4                                    Reinstatement, etc.  Prior to the Termination Date, the Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender Party, upon the insolvency, bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 2.5                                    Termination. Without further action, demand, request, or omission by any Person, this Guaranty shall terminate on, and the Guarantor shall be released from all obligations and duties hereunder upon, the earlier of (i) the date on which all Obligations of the Borrower and each other Loan Party have been paid in full, all obligations of the Guarantor hereunder shall have been paid in full and all Commitments shall have terminated and all Bankers’ Acceptances and Letters of Credit shall have terminated, or expired or cash collateralized as provided in the Credit Agreement and (ii) the occurrence of the Spin-Off Date and the satisfaction in full of the requirements set forth in Section 5.16(a) of the Credit Agreement (the “Termination Date”).

SECTION 2.6                                    Waiver, etc.  The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower or any other Loan Party and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien, or any Property subject thereto, or exhaust any right or take any action against the Borrower, any other Loan Party or any other Person (including any other guarantor) or any Collateral securing the Obligations of the Borrower or any other Loan Party, as the case may be.

SECTION 2.7                                    Waiver of Subrogation.  Until the indefeasible payment in full of all Obligations and the termination, expiration or cash collateralization of all Commitments, Bankers’ Acceptances and Letters of Credit, the Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of the Guarantor’s

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obligations under this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, or indemnification, any right to participate in any claim or remedy of the Lender Parties against the Borrower or any other Loan Party or any Collateral which the Global Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Borrower or any other Loan Party, directly or indirectly, in cash or other Property or by set-off or in any manner, payment or security on account of such claim or other rights.  If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for, the Lender Parties, and shall forthwith be paid to the Global Administrative Agent for the benefit of the Lender Parties to be credited and applied to the Obligations, whether matured or unmatured.  The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

SECTION 2.8                                    Taxes.

(a)                                  Any and all payments by or on account of any obligation of Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) Guarantor shall make such deductions and (iii) Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided that if a Lender Party is in breach of its representations and warranties under Section 2.8(e), then Guarantor shall only be obligated to comply with clauses (ii) and (iii) of this Section 2.8(a) with respect to payments to be made to or for the benefit of such Lender Party.

(b)                                 In addition, Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Guarantor shall indemnify each Lender Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party, as the case may be, on or with respect to any payment by or on account of any obligation of Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if a Lender Party is in breach of its representations under Section 2.8(e), then Guarantor shall have no obligations under this Section 2.8(c) with respect to any payments or liability described herein made or owed by such Lender Party.  A certificate as to the amount of such payment or liability delivered to Guarantor by a Lender Party, or by either the Global Administrative Agent or the Canadian

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Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Guarantor to a Governmental Authority, if available, Guarantor shall deliver to the Global Administrative Agent and the Canadian Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Global Administrative Agent and the Canadian Administrative Agent.

(e)                                  By its acceptance of this Guaranty, each Lender Party represents and warrants that it is not, and will not be at any time, a Foreign Lender.

(f)                                    If Guarantor at any time pays an amount under Section 2.8(a), (b) or (c) to any Lender Party, and such payee receives a refund of or credit for any part of any Indemnified Taxes or Other Taxes with respect to which such amount was paid by Guarantor, such Lender Party shall pay to the Guarantor the amount of such refund or credit promptly, and in any event within 60 days, following the receipt of such refund or credit by such payee.

SECTION 2.9                                    Currency Conversion and Currency Indemnity.

(a)                                  Payments in Agreed Currency.  Guarantor shall make payment relative to any Obligation in the currency (the “Agreed Currency”) in which the Obligation was effected.  If any payment is received on account of any Obligation in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any Collateral or the liquidation of Guarantor or otherwise howsoever), such payment shall constitute a discharge of the liability of Guarantor hereunder and under the other Loan Documents in respect of such Obligation only to the extent of the amount of the Agreed Currency which the relevant Lender Party is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.

(b)                                 Conversion of Agreed Currency into Judgment Currency.  If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency then the conversion shall be made on the basis of the rate of exchange prevailing on the next Business Day following the date such judgment is given and in any event Guarantor shall be obligated to pay the Lender Party any deficiency in accordance with Section 2.9(c).  For the foregoing purposes “rate of exchange” means the rate at which the relevant Lender Party in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.

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(c)                                  Circumstances Giving Rise to Indemnity.  To the fullest extent permitted by applicable law, if (i) any Lender Party receives any payment or payments on account of the liability of Guarantor hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Lender Party is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then Guarantor on demand shall, and Guarantor hereby agrees to, indemnify the Lender Parties from and against any loss, cost or expense arising out of or in connection with such deficiency.

(d)                                 Indemnity Separate Obligation.  To the fullest extent permitted by applicable law, the agreement of indemnity provided for in Section 2.9(c) shall constitute an obligation separate and independent from all other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender Parties or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.1                                    Representations and Warranties.  The Guarantor hereby represents and warrants unto each Lender Party as set forth in this Article.

SECTION 3.1.1                           Organization; Powers.  The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.1.2                           Authorization; Enforceability.  The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document executed or to be executed by it are within the Guarantor’s corporate, unlimited liability company and/or partnership powers, and have been duly authorized by all necessary corporate, unlimited liability company and/or partnership action, and if required, stockholder, member and/or partner action.  This Guaranty has been duly executed and delivered by the Guarantor and constitutes, and each other Loan Document executed or to be executed by the Guarantor, when executed and delivered by the Guarantor, will constitute, a legal, valid and binding obligation of the Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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SECTION 3.1.3                           Approvals; No Conflicts.  The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document executed or to be executed by it, (a) do not require any Governmental Approval or third party approvals, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created in connection with this Guaranty, (b) will not violate any applicable Governmental Rule or the Organic Documents of the Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement, or other instrument binding upon the Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by the Guarantor and (d) will not result in the creation or imposition of any Lien on any asset of the Guarantor except Liens created under the Loan Documents.

SECTION 3.1.4                           Benefit to the Guarantor.  The Guarantor’s guaranty pursuant to this Guaranty reasonably may be expected to benefit, directly or indirectly, the Guarantor; and the Guarantor has determined that this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor and the Borrower.

SECTION 3.1.5                           Litigation Matters.  Except for Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Restricted Subsidiaries or any of their respective Properties, businesses, assets or revenues, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that question the validity or enforceability of any of the Loan Documents or seek to enjoin or prevent the Transactions.  Since the date of this Guaranty, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.1.6                           Solvency.  Immediately after entering into this Guaranty, the Guarantor will be Solvent.

ARTICLE IV
[INTENTIONALLY OMITTED]

ARTICLE V
MISCELLANEOUS PROVISIONS

SECTION 5.1                                    Loan Document.  This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 5.2                                    Binding on Successors, Transferees and Assigns; Assignment.  This Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Administrative Agent, each other Lender Party and their respective successors, transferees and assigns; provided, however, except as permitted by Section 7.3 of the Credit Agreement, that the Guarantor may not assign any of its

9

obligations hereunder without the prior written consent of the Administrative Agent and the Required Lenders.

SECTION 5.3                                    Amendments, etc.  No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent in accordance with Section 10.2(b) of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 5.4                                    Addresses for Notices to the Guarantor.  All notices and other communications hereunder to the Guarantor shall be in writing (including telecopy communication) and mailed or telecopied or delivered to it, addressed to it at the address set forth below its signature hereto, or at such other address as shall be designated by the Guarantor in a written notice to the Administrative Agent at the address specified in the Credit Agreement complying as to delivery with the terms of this Section.  All such notices and other communications shall be effective as provided in Section 10.1 of the Credit Agreement.

SECTION 5.5                                    No Waiver; Remedies.  In addition to, and not in limitation of, Section 2.3 and Section 2.6, no failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 5.6                                    Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

SECTION 5.7                                    Setoff.  If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party to or for the credit or the account of the Guarantor or any of its Restricted Subsidiaries against any of and all the obligations of Guarantor now or hereafter existing under this Guaranty held by such Lender, irrespective of whether or not such Lender Party shall have made any demand under this Guaranty and although such obligations may be unmatured; provided, however, that any such set-off and application shall be subject to the provisions of Section 2.18 of the Credit Agreement.

SECTION 5.8                                    Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 5.9                                    GOVERNING LAWS; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                  THIS GUARANTY AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)                                 GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY LENDER PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 5.10                              WAIVER OF JURY TRIAL.  GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  GUARANTOR

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(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE LENDER PARTIES HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.11                              OFAC. Neither Guarantor nor any of its respective employees, officers or directors is a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), or other Governmental Rule.

SECTION 5.12                              NO ORAL AGREEMENTS.  THIS WRITTEN GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

FOREST OIL CORPORATION

By:
Name:	Michael N. Kennedy
Title:	Executive Vice President and Chief
Financial Officer

Address:	c/o Forest Oil Corporation
707 17TH Street, Suite 3600
Denver, Colorado 80202

Attention:	Michael N. Kennedy, Executive Vice
President and Chief Financial Officer
Telephone:	303-812-1739
Facsimile:	303-812-1510

[SIGNATURE PAGE TO FOREST OIL GUARANTY]

S-1

EXHIBIT F-2

[Form of]

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of                   , 2011, is made by [Lone Pine Resources Inc., a Delaware corporation] [Wiser Delaware LLC, a Delaware limited liability company] [Wiser Oil Delaware LLC, a Delaware limited liability company] (the “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent (together with all successors and assigns thereto, the “Administrative Agent”) for each of the Lender Parties.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of March 18, 2011 (together with all amendments, supplements, restatements and other modifications, including, without limitation, any written consents and waivers, from time to time thereafter made thereto to but not including the date hereof, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta, Canada (“Borrower”), Lone Pine Resources Inc., a Delaware corporation, the various Lenders and Agents under (and as defined in) the Credit Agreement, and JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Lenders (the “Administrative Agent”), the Lenders have heretofore agreed to extend Commitments to make Loans to, the Accepting Lenders have heretofore agreed to accept Bankers’ Acceptance from the Borrower, and the Issuing Banks have heretofore agreed to issue Letters of Credit for the account of the Borrower; and

WHEREAS, the Borrower has entered or may enter into Hedging Agreements with one or more Lender Parties pursuant to the terms of the Credit Agreement; and

WHEREAS, the Borrower is a direct or indirect Subsidiary of Lone Pine Resources Inc.; and

WHEREAS, as a condition precedent to the execution and delivery of the Credit Agreement, the acceptance of the initial Bankers’ Acceptance under the Credit Agreement, and to the Lender Parties’ obligations under the Hedging Agreements referred to above, the Guarantor is required to execute and deliver this Guaranty; and

WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Loans made to, and the Bankers’ Acceptances accepted from time to time from, the Borrower, and the Letters of Credit issued from time to time for the account of, the Borrower by the Lenders, the Accepting Lenders and the Issuing Banks, as the case may be, pursuant to the Credit Agreement and the financial accommodations extended from time to time to the Borrower by the Lender Parties pursuant to the Hedging Agreements;

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans (including the initial Loans) to the Borrower, in order to induce the Accepting Lenders to accept Bankers’ Acceptances (including the initial Bankers’ Acceptance) from the Borrower, and to induce the Issuing Banks to issue the Letters of Credit (including the initial Letter of Credit) for the account of, the Borrower pursuant to the Credit Agreement and the Lender Parties to extend financial accommodations, the Guarantor agrees, for the benefit of each Lender Party, as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1                                    Certain Terms.  The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Agreed Currency” is defined in Section 2.8(a).

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of Guarantor hereunder, (a) income, capital or franchise taxes imposed on (or measured by) net income by the federal, or any provincial, government of Canada,  or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the federal, or any provincial, government of Canada, the United States or any of its political subdivisions, or any similar tax imposed by any other jurisdiction in which Guarantor is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender.

“Guarantor” is defined in the preamble.

“Guaranty” is defined in the preamble.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Judgment Currency” is defined in Section 2.8(b).

“Lender Party” means, as the context may require, any Lender, any Agent, any Issuing Bank, any Accepting Lender, and any Affiliate of a then current Lender that is a party to a Hedging Agreement and each of its respective successors, transferees and assigns.

“Other Currency” is defined in Section 2.8(a).

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SECTION 1.2                                    Credit Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE II
GUARANTY PROVISIONS

SECTION 2.1                                    Guaranty.  The Guarantor hereby absolutely, unconditionally and irrevocably

(a)                                  guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under the Credit Agreement and each other Loan Document to which the Borrower or such other Loan Party is or may become a party, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)), or any equivalent Canadian statute, rule or regulation, and

(b)                                 indemnifies each Lender Party for any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by such Lender or such holder, as the case may be, in enforcing any rights under this Guaranty;

provided, however, that the Guarantor shall be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that any Lender Party exercise any right, assert any claim or demand, or enforce any remedy whatsoever against the Borrower or any other Loan Party (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.  All payments hereunder are to be made in the currency in which the related Obligation is due and payable.

SECTION 2.2                                    Acceleration of Guaranty.  The Guarantor agrees that, in the event that the Obligations have been accelerated pursuant to Section 8.2 of the Credit Agreement, the Guarantor will pay to the Administrative Agent for itself and as agent for the Lender Parties forthwith the full amount of all such Obligations.

SECTION 2.3                                    Guaranty Absolute, etc.  This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrower and each other Loan Party have been paid in full, all obligations of the Guarantor hereunder shall have been paid in full and all Commitments shall have terminated and all Bankers’ Acceptances and Letters of Credit shall have terminated or expired.  The Guarantor guarantees that the Obligations of the Borrower and each other Loan Party will be paid strictly in accordance with the terms of the Credit Agreement

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and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party or any holder of any note with respect thereto.  The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

(a)                                  any lack of validity, legality or enforceability of the Credit Agreement or any other Loan Document;

(b)                                 the failure of any Lender Party

(i)                                     to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Loan Party or any other Person (including any other guarantor) under the provisions of the Credit Agreement, any other Loan Document, or otherwise, or

(ii)                                  to exercise any right or remedy against any other guarantor of, or Collateral securing, any Obligations of the Borrower or any other Loan Party;

(c)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Loan Party, or any other extension, compromise, or renewal of any Obligation of the Borrower or any other Loan Party;

(d)                                 any reduction, limitation, impairment or termination of any Obligations of the Borrower or any other Loan Party for any reason (other than indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Loan Party or otherwise;

(e)                                  any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement or any other Loan Document;

(f)                                    any addition, exchange, release, surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender Party securing any of the Obligations of the Borrower or any other Loan Party;

(g)                                 any insolvency, bankruptcy, amalgamation, merger, reorganization, arrangement or other similar proceeding affecting the Guarantor or any other Person or the assets of the Guarantor or any other Person;

(h)                                 any defense arising by reason of any failure of any Person to make any presentment, demand for performance, notice of non-performance, protest, and any other notice, including notice of: (i) acceptance of this Guaranty; (ii) partial payment or non-

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payment of all or any part of the Obligations; and (iii) the existence, creation, or incurring of new or additional Obligations; or

(i)                                     any other circumstance (other than indefeasible payment in full in cash of the Obligations) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Loan Party, any surety, any guarantor or any other Person, or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge, limitation or reduction of the obligations of the Guarantor hereunder.

The foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against any other Person for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy.

SECTION 2.4                                    Reinstatement, etc.  The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender Party, upon the insolvency, bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 2.5                                    Waiver, etc.  The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower or any other Loan Party and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien, or any Property subject thereto, or exhaust any right or take any action against the Borrower, any other Loan Party or any other Person (including any other guarantor) or any Collateral securing the Obligations of the Borrower or any other Loan Party, as the case may be.

SECTION 2.6                                    Waiver of Subrogation.  Until the indefeasible payment in full in cash of all Obligations and the termination or expiration of all Commitments, Bankers’ Acceptances and Letters of Credit, the Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, or indemnification, any right to participate in any claim or remedy of the Lender Parties against the Borrower or any other Loan Party or any Collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Borrower or any other Loan Party, directly or indirectly, in cash or other Property or by set-off or in any manner, payment or security on account of such claim or other rights.  If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for, the Lender Parties, and shall forthwith be paid to the Administrative Agent for the benefit of the Lender Parties to be credited and applied to the Obligations, whether matured or unmatured.  The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

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SECTION 2.7                                    Taxes.

(a)                                  Any and all payments by or on account of any obligation of Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) Guarantor shall make such deductions and (iii) Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided that if a Lender Party is in breach of its representations and warranties under Section 2.7(e), then Guarantor shall only be obligated to comply with clauses (ii) and (iii) of this Section 2.7(a) with respect to payments to be made to or for the benefit of such Lender Party.

(b)                                 In addition, Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Guarantor shall indemnify each Lender Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party, as the case may be, on or with respect to any payment by or on account of any obligation of Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if a Lender Party is in breach of its representations under Section 2.7(e), then Guarantor shall have no obligations under this Section 2.7(c) with respect to any payments or liability described herein made or owed by such Lender Party.  A certificate as to the amount of such payment or liability delivered to Guarantor by a Lender Party, or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Guarantor to a Governmental Authority, if available, Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  By its acceptance of this Guaranty, each Lender Party represents and warrants that it is not, and will not be at any time, a Foreign Lender.

(f)                                    If Guarantor at any time pays an amount under Section 2.7(a), (b) or (c) to any Lender Party, and such payee receives a refund of or credit for any part of any Indemnified Taxes or Other Taxes with respect to which such amount was paid by

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Guarantor, such Lender Party shall pay to Guarantor the amount of such refund or credit promptly, and in any event within 60 days, following the receipt of such refund or credit by such payee.

SECTION 2.8                                    Currency Conversion and Currency Indemnity.

(a)                                  Payments in Agreed Currency.  Guarantor shall make payment relative to any Obligation in the currency (the “Agreed Currency”) in which the Obligation was effected.  If any payment is received on account of any Obligation in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any Collateral or the liquidation of Guarantor or otherwise howsoever), such payment shall constitute a discharge of the liability of Guarantor hereunder and under the other Loan Documents in respect of such Obligation only to the extent of the amount of the Agreed Currency which the relevant Lender Party is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.

(b)                                 Conversion of Agreed Currency into Judgment Currency.  If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency then the conversion shall be made on the basis of the rate of exchange prevailing on the next Business Day following the date such judgment is given and in any event Guarantor shall be obligated to pay the Lender Party any deficiency in accordance with Section 2.8(c).  For the foregoing purposes “rate of exchange” means the rate at which the relevant Lender Party in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.

(c)                                  Circumstances Giving Rise to Indemnity.  To the fullest extent permitted by applicable law, if (i) any Lender Party receives any payment or payments on account of the liability of Guarantor hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Lender Party is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then Guarantor on demand shall, and Guarantor hereby agrees to, indemnify the Lender Parties from and against any loss, cost or expense arising out of or in connection with such deficiency.

(d)                                 Indemnity Separate Obligation.  To the fullest extent permitted by applicable law, the agreement of indemnity provided for in Section 2.8(c) shall constitute an obligation separate and independent from all other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender Parties or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order

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for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.1                                    Representations and Warranties.  The Guarantor hereby represents and warrants unto each Lender Party as set forth in this Article.

SECTION 3.1.1                           Organization; Powers.  The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.1.2                           Authorization; Enforceability.  The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document executed or to be executed by it are within the Guarantor’s corporate, unlimited liability company and/or partnership powers, and have been duly authorized by all necessary corporate, unlimited liability company and/or partnership action, and if required, stockholder, member and/or partner action.  This Guaranty has been duly executed and delivered by the Guarantor and constitutes, and each other Loan Document executed or to be executed by the Guarantor, when executed and delivered by the Guarantor, will constitute, a legal, valid and binding obligation of the Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.1.3                           Approvals; No Conflicts.  The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document executed or to be executed by it, (a) do not require any Governmental Approval or third party approvals, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created in connection with this Guaranty, (b) will not violate any applicable Governmental Rule or the Organic Documents of the Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement, or other instrument binding upon the Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by the Guarantor and (d) will not result in the creation or imposition of any Lien on any asset of the Guarantor except Liens created under the Loan Documents.

SECTION 3.1.4                           Benefit to the Guarantor.  The Guarantor’s guaranty pursuant to this Guaranty reasonably may be expected to benefit, directly or indirectly, the Guarantor; and the Guarantor has determined that this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor and the Borrower.

SECTION 3.1.5                           Litigation Matters.  Except for Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to

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the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Restricted Subsidiaries or any of their respective Properties, businesses, assets or revenues, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that question the validity or enforceability of any of the Loan Documents or seek to enjoin or prevent the Transactions.  Since the date of this Guaranty, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.1.6                           Solvency.  Immediately after entering into this Guaranty, the Guarantor will be Solvent.

ARTICLE IV
COVENANTS, ETC.

SECTION 4.1                                    Covenants.  Until the payment in full in cash of all Obligations and the termination or expiration of all Commitments, Bankers’ Acceptances and Letters of Credit, the Guarantor covenants and agrees that the Guarantor will cause to be performed, complied with, observed and fulfilled each of the covenants, agreements and obligations contained in the Credit Agreement, including, without limitation, Article V, Article VI and Article VII of the Credit Agreement.  [The Guarantor hereby irrevocably and unconditionally agrees to be bound by such covenants, agreements and obligations as if the Guarantor were a party to the Credit Agreement and such covenants, agreements, and obligations are hereby reaffirmed by the Guarantor. [Wiser Delaware LLC and Wiser Oil Delaware LLC Only]]

ARTICLE V
MISCELLANEOUS PROVISIONS

SECTION 5.1                                    Loan Document.  This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 5.2                                    Binding on Successors, Transferees and Assigns; Assignment.  This Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Administrative Agent, each other Lender Party and their respective successors, transferees and assigns; provided, however, except as permitted by Section 7.3 of the Credit Agreement, that the Guarantor may not assign any of its obligations hereunder without the prior written consent of the Administrative Agent and the Required Lenders.

SECTION 5.3                                    Amendments, etc.  No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent in accordance with Section 10.2(b) of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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SECTION 5.4                                    Addresses for Notices to the Guarantor.  All notices and other communications hereunder to the Guarantor shall be in writing (including telecopy communication) and mailed or telecopied or delivered to it, addressed to it at the address set forth below its signature hereto, or at such other address as shall be designated by the Guarantor in a written notice to the Administrative Agent at the address specified in the Credit Agreement complying as to delivery with the terms of this Section. All such notices and other communications shall be effective as provided in Section 10.1 of the Credit Agreement.

SECTION 5.5                                    No Waiver; Remedies.  In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 5.6                                    Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

SECTION 5.7                                    Setoff.  If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party to or for the credit or the account of the Guarantor or any of its Restricted Subsidiaries against any of and all the obligations of Guarantor now or hereafter existing under this Guaranty held by such Lender, irrespective of whether or not such Lender Party shall have made any demand under this Guaranty and although such obligations may be unmatured; provided, however, that any such set-off and application shall be subject to the provisions of Section 2.18 of the Credit Agreement.

SECTION 5.8                                    Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 5.9                                    GOVERNING LAWS; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                  THIS GUARANTY AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)                                 GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF

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NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY LENDER PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 5.10                                            WAIVER OF JURY TRIAL.  GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE LENDER PARTIES HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SECTION 5.11                              OFAC. Neither Guarantor nor any of its respective employees, officers or directors is a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), or other Governmental Rule.

SECTION 5.12                              NO ORAL AGREEMENTS.  THIS WRITTEN GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[LONE PINE RESOURCES INC.]/[WISER DELAWARE LLC]/ [WISER OIL DELAWARE LLC]

By:
Name:
Title:

Address:	c/o Canadian Forest Oil Ltd.
Suite 2500, 645 - 7th Avenue, S.W.
Calgary, Alberta T2P 4G8
Canada

Attention:	Vice President - Finance
Telephone:	403-292-8000
Facsimile:	403-292-8072

[SIGNATURE PAGE TO [LONE PINE] [WISER DELAWARE] [WISER OIL DELAWARE] GUARANTY]

EXHIBIT F-3

[Form of ]

SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY (this “Guaranty”), dated as of               , 2011, is made by                                                , a                                       ] (the “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent (together with all successors and assigns thereto, the “Administrative Agent”) for each of the Lender Parties.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of March 18, 2011 (together with all amendments, supplements, restatements and other modifications, including, without limitation, any written consents and waivers, from time to time thereafter made thereto to but not including the date hereof, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta, Canada (“Borrower”), Lone Pine Resources Inc., a Delaware corporation, the various Lenders and Agents under (and as defined in) the  Credit Agreement, and JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Lenders (the “Administrative Agent”), the Lenders have heretofore agreed to extend Commitments to make Loans to, the Accepting Lenders have heretofore agreed to accept Bankers’ Acceptance from the Borrower, and the Issuing Banks have heretofore agreed to issue Letters of Credit for the account of the Borrower; and

WHEREAS, the Borrower has entered or may enter into Hedging Agreements with one or more Lender Parties pursuant to the terms of the Credit Agreement; and

WHEREAS, the Guarantor is a wholly-owned Subsidiary of the Borrower; and

WHEREAS, as a condition precedent to the execution and delivery of the Credit Agreement, the acceptance of the initial Bankers’ Acceptance under the Credit Agreement, and to the Lender Parties’ obligations under the Hedging Agreements referred to above, the Guarantor is required to execute and deliver this Guaranty; and

WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Loans made to, and the Bankers’ Acceptances accepted from time to time from, the Borrower, and the Letters of Credit issued from time to time for the account of, the Borrower by the Lenders, the Accepting Lenders and the Issuing Banks, as the case may be, pursuant to the Credit Agreement and the financial accommodations extended from time to time to the Borrower and its Restricted Subsidiaries by the Lender Parties pursuant to the Hedging Agreements;

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans (including the initial Loans) to the Borrower, in order to induce the Accepting Lenders to accept Bankers’ Acceptances (including the initial Bankers’ Acceptance) from the Borrower, and to induce the Issuing Banks to issue the Letters of Credit (including the initial Letter of Credit) for the account of the Borrower, pursuant to the Credit Agreement and the Lender Parties to extend financial accommodations, the Guarantor agrees, for the benefit of each Lender Party, as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.1               Certain Terms.  The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Guarantor” is defined in the preamble.

“Guarantor Claims” is defined in Section 3.1.

“Guaranty” is defined in the preamble.

“Lender Party” means, as the context may require, any Lender, any Agent, any Issuing Bank, any Affiliate of a then current Lender that is a party to a Hedging Agreement or any other Person entitled to the benefits of the Security Documents pursuant to Section 10.14 of the Credit Agreement for as long as such Person is entitled to such benefits and each of its respective successors, transferees and assigns.

SECTION 1.2               Credit Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE 2
GUARANTY PROVISIONS

SECTION 2.1               Guaranty.  The Guarantor hereby absolutely, unconditionally and irrevocably

(a)           guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under the Credit Agreement and each other Loan Document to which the Borrower or such other Loan Party is or may become a party, whether for principal, interest, fees, expenses

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or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b) or any equivalent Canadian statute, rule or regulation), and

(b)           indemnifies each Lender Party for any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by such Lender or such holder, as the case may be, in enforcing any rights under this Guaranty;

This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that any Lender Party exercise any right, assert any claim or demand, or enforce any remedy whatsoever against the Borrower or any other Loan Party (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

SECTION 2.2               Acceleration of Guaranty.  The Guarantor agrees that, in the event that the Obligations have been accelerated pursuant to Section 8.2 of the Credit Agreement, the Guarantor will pay to the Administrative Agent for itself and as agent for the Lender Parties forthwith the full amount of all such Obligations.

SECTION 2.3               Guaranty Absolute, etc.  This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrower and each other Loan Party have been paid in full, all obligations of the Guarantor hereunder shall have been paid in full and all Commitments shall have terminated and all Letters of Credit shall have terminated or expired.  The Guarantor guarantees that the Obligations of the Borrower and each other Loan Party will be paid strictly in accordance with the terms of the Credit Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party or any holder of any note with respect thereto.  The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

(a)           any lack of validity, legality or enforceability of the Credit Agreement or any other Loan Document;

(b)           the failure of any Lender Party

(i)            to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Loan Party or any other Person (including any other guarantor) under the provisions of the Credit Agreement, any other Loan Document, or otherwise, or

(ii)           to exercise any right or remedy against any other guarantor of, or Collateral securing, any Obligations of the Borrower or any other Loan Party;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Loan Party, or any

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other extension, compromise, or renewal of any Obligation of the Borrower or any other Loan Party;

(d)           any reduction, limitation, impairment or termination of any Obligations of the Borrower or any other Loan Party for any reason (other than indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Loan Party or otherwise;

(e)           any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement or any other Loan Document;

(f)            any addition, exchange, release, surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender Party securing any of the Obligations of the Borrower or any other Loan Party;

(g)           any insolvency, bankruptcy, amalgamation, merger, reorganization, arrangement or other similar proceeding affecting the Guarantor or any other Person or the assets of the Guarantor or any other Person;

(h)           any defense arising by reason of any failure of any Person to make any presentment, demand for performance, notice of non-performance, protest, and any other notice, including notice of: (i) acceptance of this Guaranty; (ii) partial payment or non-payment of all or any part of the Obligations; and (iii) the existence, creation, or incurring of new or additional Obligations; or

(i)            any other circumstance (other than indefeasible payment in full in cash of the Obligations) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Loan Party, any surety, any guarantor or any other Person, or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge, limitation or reduction of the obligations of the Guarantor hereunder.

The foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against any other Person for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy.

SECTION 2.4               Reinstatement, etc.  The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender Party, upon the insolvency, bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise, all as though such payment had not been made.

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SECTION 2.5               Waiver, etc.  The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower or any other Loan Party and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien, or any Property subject thereto, or exhaust any right or take any action against the Borrower, any other Loan Party or any other Person (including any other guarantor) or any Collateral securing the Obligations of the Borrower or any other Loan Party, as the case may be.

SECTION 2.6               Waiver of Subrogation.  Until the indefeasible payment in full in cash of all Obligations and the termination or expiration of all Commitments and Letters of Credit, the Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, or indemnification, any right to participate in any claim or remedy of the Lender Parties  against the Borrower or any other Loan Party or any Collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Borrower or any other Loan Party, directly or indirectly, in cash or other Property or by set-off or in any manner, payment or security on account of such claim or other rights.  If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for, the Lender Parties, and shall forthwith be paid to the Administrative Agent for the benefit of the Lender Parties to be credited and applied to the Obligations, whether matured or unmatured.  The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

ARTICLE 3
SUBORDINATION

SECTION 3.1               Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower to the Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. Guarantor agrees that any amount due and owing under the Guarantor Claims is subordinated in right of payment, to the extent and in the manner provided in this section, to the payment, when due of the Obligations under the Loan Documents. Upon the occurrence and during the continuation of an Event of Default, the Guarantor shall not receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.

SECTION 3.2               Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving the

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Guarantor, the Administrative Agent on behalf of the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims.  The Guarantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Lenders for application against the Obligations as provided under the Credit Agreement. The Administrative Agent, on behalf of the Lenders, shall be entitled to receive  payment in full in cash of the Obligations before the Guarantor shall be entitled to receive any payments in respect of the Guarantor Claims. Should the Administrative Agent or any  Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to the Guarantor, and which, as between such Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Lenders to the extent that such payments to the Administrative Agent and the other Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent and the other Lenders had not received dividends or payments upon the Guarantor Claims.

SECTION 3.3               Payments Held in Trust. Notwithstanding Section 3.1 and Section 3.2, in the event that the Guarantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, then it agrees: to hold in trust for the Administrative Agent and the other Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Lenders; and the Guarantor covenants promptly to pay the same to the Administrative Agent.

SECTION 3.4               Agreement Not to Pursue Actions.  Until the Administrative Agent notifies the Guarantor that all Obligations shall have been paid in full, the Guarantor will not commence any action or proceeding against the Borrower to recover all or any part of the Guarantor Claims or join with any other creditor, unless the Administrative Agent shall also join, in bringing any proceedings against such Person under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of any Governmental Authority.

SECTION 3.5               Subordination May Not Be Impaired by Guarantor.  No right of the Administrative Agent or any Lender to enforce the subordination of the Guarantor Claims shall be impaired by any act or failure to act by the Guarantor or by its failure to comply with this Guaranty. The Administrative Agent and the Lenders may extend, renew, modify, or amend the terms of the Obligations and otherwise deal freely with the Guarantor and Borrower, all without affecting the liabilities and obligations of the parties to this Guaranty.

SECTION 3.6               Liens Subordinate. The Guarantor agrees that, until the Obligations are paid in full and the Commitments terminated, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Guarantor, the Administrative Agent or any other Lender presently exist or are hereafter created or attach.

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During the period in which any of the Obligations are outstanding or the Commitments are in effect, the Guarantor shall not, without the prior written consent of the Administrative Agent, exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or  foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

SECTION 3.7               Notation of Records.  Upon the request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by the Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.1               Representations and Warranties.  The Guarantor hereby represents and warrants unto each Lender Party as set forth in this Article.

SECTION 4.1.1              Organization; Powers.  The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.1.2              Authorization; Enforceability.  The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document executed or to be executed by it are within the Guarantor’s corporate, limited liability company and/or partnership powers, and have been duly authorized by all necessary corporate, limited liability company and/or partnership action, and if required, shareholder, member and/or partner action.  This Guaranty has been duly executed and delivered by the Guarantor and constitutes, and each other Loan Document executed or to be executed by the Guarantor, when executed and delivered by the Guarantor, will constitute, a legal, valid and binding obligation of the Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.1.3              Approvals; No Conflicts.  The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document executed or to be executed by it, (a) do not require any Governmental Approval or third party approvals, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created in connection with this Guaranty, (b) will not violate any applicable Governmental Rule or the Organic Documents of the Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement, or other instrument binding upon the Guarantor or its assets, or give rise to a right thereunder to require any payment to be

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made by the Guarantor and (d) will not result in the creation or imposition of any Lien on any asset of the Guarantor except Liens created under the Loan Documents.

SECTION 4.1.4              Benefit to the Guarantor.  The Guarantor is a wholly-owned subsidiary of the Borrower; and the Guarantor’s guaranty pursuant to this Guaranty reasonably may be expected to benefit, directly or indirectly, the Guarantor; and the Guarantor has determined that this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor and the Borrower.

SECTION 4.1.5              Litigation Matters.  Except for Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Restricted Subsidiaries or any of their respective Properties, businesses, assets or revenues, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that question the validity or enforceability of any of the Loan Documents or seek to enjoin or prevent the Financing Transactions.  Since the date of this Guaranty, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.1.6              Solvency.  Immediately after entering into this Guaranty, the Guarantor will be Solvent.

ARTICLE 5
COVENANTS, ETC.

SECTION 5.1               Covenants.  Until the payment in full in cash of all Obligations and the termination or expiration of all Commitments and Letters of Credit, the Guarantor covenants and agrees that the Guarantor will perform, comply with, observe and fulfill each of the covenants, agreements and obligations contained in the Credit Agreement, including, without limitation, Article V, Article VI and Article VII of the Credit Agreement, pertaining or otherwise applicable to the Guarantor in its capacity as a Loan Party and a Restricted Subsidiary of both the Borrower and the Parent.  The Guarantor hereby irrevocably and unconditionally agrees to be bound by such covenants, agreements and obligations applicable to it in such capacities as if the Guarantor were a party to the Credit Agreement and such covenants, agreements, and obligations applicable to it in such capacities are hereby reaffirmed by the Guarantor.

ARTICLE 6
MISCELLANEOUS PROVISIONS

SECTION 6.1               Loan Document.  This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 6.2               Binding on Successors, Transferees and Assigns; Assignment.  This Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Administrative Agent, each other Lender

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Party and their respective successors, transferees and assigns; provided, however, except as permitted by Section 7.3 of the Credit Agreement, that the Guarantor may not assign any of its obligations hereunder without the prior written consent of the Administrative Agent and the Required Lenders.

SECTION 6.3               Amendments, etc.  No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent in accordance with Section 10.2(b) of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 6.4               Addresses for Notices to the Guarantor.  All notices and other communications hereunder to the Guarantor shall be in writing (including telecopy communication) and mailed or telecopied or delivered to it, addressed to it at the address set forth below its signature hereto, or at such other address as shall be designated by the Guarantor in a written notice to the Administrative Agent at the address specified in the Credit Agreement complying as to delivery with the terms of this Section.  All such notices and other communications shall be effective as provided in Section 10.1 of the Credit Agreement.

SECTION 6.5               No Waiver; Remedies.  In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6.6               Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

SECTION 6.7               Setoff.  If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party to or for the credit or the account of the Guarantor or any of its Restricted Subsidiaries against any of and all the obligations of the Guarantor now or hereafter existing under this Guaranty held by such Lender, irrespective of whether or not such Lender Party shall have made any demand under this Guaranty and although such obligations may be unmatured; provided, however, that any such set-off and application shall be subject to the provisions of Section 2.18 of the Credit Agreement.

SECTION 6.8               Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 6.9               GOVERNING LAWS; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS GUARANTY AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ALBERTA AND OF CANADA APPLICABLE THEREIN.

(b)           THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ALBERTA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS OF THE PROVINCE OF ALBERTA.  THE GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           THE GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE PROVINCE OF ALBERTA.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY LENDER PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 6.10             WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THE GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

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LENDER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE LENDER PARTIES HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 6.11             OFAC. Neither the Guarantor nor any of its respective employees, officers or directors is a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), or other Governmental Rule.

SECTION 6.12             NO ORAL AGREEMENTS.  THIS WRITTEN GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Guarantor has caused this Subsidiary Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[ ]
[ ]

By:
Name:
Title:

Address:	c/o Canadian Forest Oil Ltd.
Suite 2500, 645 - 7th Avenue, S.W.
Calgary, Albert T2P 4G8
Canada

Attention:	Vice President - Finance
Telephone:	403-292-8000
Facsimile:	403-292-8072

[SIGNATURE PAGE TO SUBSIDIARY GUARANTY]

S-1

EXHIBIT G

[Form of ]

PLEDGE AGREEMENT AND IRREVOCABLE PROXY

THIS PLEDGE AGREEMENT AND IRREVOCABLE PROXY (this “Pledge Agreement”), dated as of                     , 2011, is made by [LONE PINE RESOURCES INC., a Delaware corporation] [WISER DELAWARE LLC, a Delaware limited liability company] [WISER OIL DELAWARE LLC, a Delaware limited liability company] (the “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent (together with any successor(s) and assign(s) thereto, the “Administrative Agent”) for the Lender Parties (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of March 18, 2011 (together with all amendments, supplements, restatements and other modifications, including, without limitation, any written consents and waivers, from time to time thereafter made thereto to but not including the date hereof, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta, Canada (“Borrower”), [the Pledgor] [Lone Pine Resources Inc.], the various Lenders and Agents under (and as defined in) the  Credit Agreement, and JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent for the Lenders (the “Administrative Agent”), the Lenders have heretofore agreed to extend Commitments to make Loans to, the Accepting Lenders have heretofore agreed to accept Bankers’ Acceptance from the Borrower, and the Issuing Banks have heretofore agreed to issue Letters of Credit for the account of the Borrower; and

WHEREAS, the Borrower has entered or may enter into Hedging Agreements with one or more Lender Parties pursuant to the terms of the Credit Agreement; and

WHEREAS, the Borrower is a direct or indirect Subsidiary of Lone Pine Resources Inc.; and

WHEREAS, as a condition precedent to the execution and delivery of the Credit Agreement, the acceptance of the initial Bankers’ Acceptance under the Credit Agreement, and to the Lender Parties’ obligations under the Hedging Agreements referred to above, the Pledgor is required to execute and deliver this Pledge Agreement; and

WHEREAS, the Pledgor has duly authorized the execution, delivery and performance of this Pledge Agreement.

WHEREAS, the board of directors of the Borrower have authorized and approved this Pledge Agreement and the transfer of its shares.

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans (including the initial Loans) to, the Accepting Lenders to accept Bankers’ Acceptance from, and to induce the Issuing

Banks to issue the Letters of Credit (including the initial Letter of Credit) for the benefit of, the Borrower and its Restricted Subsidiaries pursuant to the Credit Agreement and to induce certain Lender Parties to extend financial accommodations pursuant to the Hedging Agreements, the Pledgor agrees, for the benefit of each Lender Party, as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1                          Certain Terms.  The following terms (whether or not underscored) when used in this Pledge Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Collateral” is defined in Section 2.1.

“Credit Agreement” is defined in the first recital.

“Distributions” means all cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers and consolidations, and all cash distributions or other distributions made in respect of the Pledged Property, whether or not income, return of capital or otherwise, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Interests or other Equity Interests constituting Collateral.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“Issuer” means each Person identified in Attachment 1 hereto as the issuer of the Pledged Interests identified opposite the name of such Person.

“Lender Party” means, as the context may require, any Agent, any Issuing Bank, any Lender, any Affiliate of a then current Lender that is a party to a Hedging Agreement or any other Person entitled to the benefits of the Security Documents pursuant to Section 10.14 of the Credit Agreement for as long as such Person is entitled to such benefits and each of its respective successors, transferees and assigns.

“Pledge Agreement” is defined in the preamble.

“Pledged Interests” means all Equity Interests of any Issuer identified under Attachment 1 which are delivered by the Pledgor to the Administrative Agent as Pledged Property hereunder.

“Pledged Property” means all Pledged Interests and all other pledged shares of capital stock, partnership or membership interests and other securities that are now being delivered by

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the Pledgor to the Administrative Agent or that may from time to time hereafter be delivered by the Pledgor to the Administrative Agent under this Pledge Agreement or any other Loan Document; and all proceeds of any of the foregoing.

“Pledgor” is defined in the preamble.

“Secured Obligations” is defined in Section 2.2.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

SECTION 1.2                          Credit Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Pledge Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3                          U.C.C. Definitions.  Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the U.C.C. are used in this Pledge Agreement, including its preamble and recitals, with such meanings.

ARTICLE II
PLEDGE

SECTION 2.1                          Grant of Security Interest.  The Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent, for its benefit and the ratable benefit of each of the Lender Parties, and hereby grants to the Administrative Agent, for its benefit and the ratable benefit of the Lender Parties, a continuing security interest in, all of the following property (the “Collateral”):

(a)                                  the Pledged Interests;

(b)                                 all other Pledged Property, whether now or hereafter delivered to the Administrative Agent in connection with this Pledge Agreement;

(c)                                  all Distributions, interest, and other payments and rights with respect to any Pledged Property; and

(d)                                 all proceeds of any of the foregoing.

SECTION 2.2                          Security for Obligations.  This Pledge Agreement secures the payment in full of all Obligations now or hereafter existing under the Credit Agreement, the Guaranties and each other Loan Document, whether for principal, interest, costs, fees, expenses, or otherwise, and all obligations of the Pledgor or any other Loan Party to any Lender Party now or hereafter existing, whether direct or indirect, primary or secondary, fixed or absolute or contingent, joint or several, regardless of how evidenced or arising, under this Pledge Agreement and each other Loan Document to which it is or may become a party (all such Obligations and other obligations being the “Secured Obligations”).

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SECTION 2.3                          Delivery of Pledged Property.

(a)                                  All certificates or instruments representing or evidencing any Collateral, including all Pledged Interests, shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary endorsements or instruments of transfer or assignment, duly executed in blank.

(b)                                 To the extent any of the Collateral constitutes a “certificated security” (as defined in Section 8-102(a)(4) of the U.C.C.), an “uncertificated security” (as defined in Section 8-102(a)(18) of the U.C.C.) or a “security entitlement” (as defined in Section 8-102(a)(17) of the U.C.C.), the Pledgor shall cause the issuer thereof or the securities intermediary thereof to take all actions necessary or as reasonably requested by the Administrative Agent to grant “control” (as defined in Section 8-106 of the U.C.C.) of such Collateral to the Administrative Agent over such Collateral.

SECTION 2.4                          Continuing Security Interest; Transfer of Loans.  This Pledge Agreement shall create a continuing security interest in the Collateral and shall

(a)                                  remain in full force and effect until payment in full in cash of all Secured Obligations and the termination of all Commitments and the termination or expiration of all Letters of Credit,

(b)                                 be binding upon the Pledgor and its successors, transferees and assigns, and

(c)                                  inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Lender Party.

Without limiting the foregoing clause (c), if any Lender assigns its Loans in accordance with Section 10.4 of the Credit Agreement (in whole or in part), such assignee, as a Lender, shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender hereunder.  Upon the payment in full of all Secured Obligations and the termination or expiration of all Commitments and Letters of Credit, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Pledgor.  Upon any such payment and termination or expiration, the Administrative Agent will, at the Pledgor’s sole expense, deliver to the Pledgor, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all Pledged Interests, together with all other Collateral held by the Administrative Agent hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants unto each Lender Party, as at the date of each pledge and delivery hereunder (including each pledge and delivery of Pledged Interests) by the Pledgor to the Administrative Agent of any Collateral, as set forth in this Article.

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SECTION 3.1                          State of Incorporation; Name.  (a) The true legal name of the Pledgor as registered in the jurisdiction in which the Pledgor is organized, formed or incorporated is listed on the preamble to this Pledge Agreement; (b) the Pledgor’s state of incorporation, formation or organization, its organizational identification number as designated by the state of its incorporation, formation or organization, and its principal place of business (or, if it has more than one place of business, its chief executive office) are as set forth on Attachment 3 to this Pledge Agreement delivered by the Pledgor; and (c) the Pledgor is not now, and within five years prior to the date hereof, has not been known by any trade name [other than Wiser Oil Delaware, Inc.].  The Pledgor is not now, and within five years prior to the date hereof, has not been known by any legal name different from [Wiser Oil Delaware, Inc. or] the one set forth on the signature page hereto, nor, within five years prior to the date hereof, has the Pledgor been the subject of any merger or other corporate reorganization [other than the contribution of its Equity Interests from Forest Oil Ltd. to Lone Pine Resources Inc.].

SECTION 3.2                          Ownership, No Liens, etc.  The Pledgor is the legal and beneficial owner of, and has good and defensible title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all Liens or options, except any Lien granted pursuant hereto in favor of the Administrative Agent and Liens permitted by Section 7.2 of the Credit Agreement.

SECTION 3.3                          Valid Security Interest.  The delivery of such Collateral to the Administrative Agent is effective to create a valid, perfected, first priority security interest in such Collateral and all proceeds thereof, securing the Secured Obligations.

SECTION 3.4                          As to Pledged Interests.  In the case of any Pledged Interests constituting such Collateral, all of such Pledged Interests are duly authorized and validly issued, fully paid, and non-assessable, and constitute all of the issued and outstanding shares of capital stock of each Issuer set forth across from the name of such Issuer on Attachment 1 hereto.

SECTION 3.5                          Authorization, Approval, etc.  Except as contemplated by Section 2.3(b), no authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the exercise by the Administrative Agent of the voting or other rights provided for in this Pledge Agreement, or, except with respect to any Pledged Interests, as may be required in connection with a disposition of such Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Pledge Agreement.

SECTION 3.6                          Location of Pledgor and Records.  The Pledgor’s chief executive office and principal place of business and the office where the records concerning the Collateral are kept is located at the address set forth [on Schedule 3.14] [in Section 10.1(a)] of the Credit Agreement for the Pledgor or such other address for the Pledgor as the Administrative Agent has been notified pursuant to Section 5.3 of the Credit Agreement.

SECTION 3.7                          As to Pledged Interests.  The Pledged Interests are duly recorded in the records of the applicable Issuer.  All documentary, stamp or other taxes or fees owing in connection with the registration, issuance, transfer or pledge of Collateral (if any) have been paid.  No restrictions or conditions exist with respect to the registration, transfer, voting or

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capital of any Pledged Interests, except as required by applicable law or pursuant to the Loan Documents.

ARTICLE IV
COVENANTS

SECTION 4.1                          Protect Collateral; Further Assurances, etc.  The Pledgor will warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever.  The Pledgor agrees that at any time, and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and/or deliver all further instruments, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

SECTION 4.2                          Stock Powers, etc.  The Pledgor agrees that all certificates and instruments evidencing Pledged Interests constituting certificated securities delivered by the Pledgor pursuant to this Pledge Agreement will be accompanied by duly executed undated blank transfer powers, in substantially the form attached hereto as Attachment 2 or other equivalent instruments of transfer acceptable to the Administrative Agent.  The Pledgor will, from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such transfer powers, instruments and similar documents, satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent after the occurrence of any Event of Default, promptly transfer any Pledged Interests or other shares of stock constituting Collateral into the name of any nominee designated by the Administrative Agent.

SECTION 4.3                          Continuous Pledge.  Subject to Section 2.4, the Pledgor will, at all times, keep pledged to the Administrative Agent pursuant hereto all Pledged Interests, all other Equity Interests constituting Collateral, and all other Collateral and rights from time to time received by or distributable to the Pledgor in respect of any Collateral.

SECTION 4.4                          Voting Rights; Distributions, etc.  The Pledgor agrees:

(a)                                  if an Event of Default shall have occurred and be continuing, promptly upon receipt thereof by the Pledgor and without any request therefor by the Administrative Agent, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions, and all proceeds of the Collateral, all of which shall be held by the Administrative Agent as additional Collateral for use in accordance with Section 6.3; and

(b)                                 if any Event of Default shall have occurred and be continuing and the Administrative Agent has notified the Pledgor of the Administrative Agent’s intention to exercise its voting power under this Section 4.4(b)

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(i)                                     the Administrative Agent may exercise (to the exclusion of the Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Interests or other shares of capital stock, partnership or membership interests and other securities constituting Collateral exercisable under such circumstances, to vote the Pledged Interests and such other Collateral (AND THE PLEDGOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY IS COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL ALL OBLIGATIONS ARE REPAID IN FULL IN CASH, ALL COMMITMENTS SHALL HAVE EXPIRED OR TERMINATED AND ALL LETTERS OF CREDIT SHALL HAVE EXPIRED OR TERMINATED), EXERCISABLE UNDER SUCH CIRCUMSTANCES, TO VOTE THE PLEDGED INTERESTS AND SUCH OTHER COLLATERAL); and

(ii)                                  promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions and proceeds which may at any time and from time to time be held by the Pledgor but which the Pledgor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by the Pledgor separate and apart from its other property in trust for the Administrative Agent.  The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in Section 4.4(b), the Pledgor shall have the exclusive voting power, and is granted a proxy, with respect to any shares of stock (including any of the Pledged Interests) constituting Collateral.  Administrative Agent shall, upon the written request of the Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Pledgor which are necessary to allow the Pledgor to exercise voting power with respect to any such share of stock (including any of the Pledged Interests) constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by the Pledgor that would violate any provision of the Credit Agreement or any other Loan Document (including this Pledge Agreement).

SECTION 4.5                          Filings.  To the fullest extent permitted by applicable law, the Pledgor hereby authorizes the Administrative Agent (a) to file any and all Uniform Commercial Code financing statements covering the Collateral (including, without limitation, referring to the Equity Interests pledged by the Issuers and covering the “general intangibles” of the Pledgor), and (b) to file any and all Uniform Commercial Code financing statements, and continuations and amendments thereto, and other similar documents necessary or desirable in the opinion of the Administrative Agent to perfect, preserve or maintain the perfection of the Administrative Agent’s or any Lender Party’s security interest in the Collateral or any portion thereof, in each of the foregoing cases, without the signature and without further authorization of the Pledgor.  The authorization contained in this Section 4.5 shall be irrevocable and continuing until the payment in full of all Obligations, the termination or expiration of all Commitments and the termination and expiration of all Letters of Credit.

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SECTION 4.6                          Status of Pledged Interests.  The Pledged Interests constituting Equity Interests at all times shall be duly authorized, validly registered, fully paid, and non-assessable ((except in the case of partnership interests), and shall not be registered in violation of the organizational documents of the Pledgor or the preemptive rights of any Person, if any, or of any agreement by which the Pledgor or any Issuer is bound.

ARTICLE V
THE ADMINISTRATIVE AGENT

SECTION 5.1                          Administrative Agent Appointed Attorney-in-Fact.  The Pledgor hereby irrevocably appoints the Administrative Agent as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Administrative Agent’s discretion, to take any action and to execute any writing or paper which the Administrative Agent may deem necessary or advisable following the occurrence and while there is continuing an Event of Default to accomplish the purposes of this Pledge Agreement, including without limitation:

(a)                                  to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)                                 to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; and

(c)                                  to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.

THE PLEDGOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL SUCH TIME THAT ALL OBLIGATIONS ARE REPAID IN FULL IN CASH, ALL COMMITMENTS, SHALL HAVE TERMINATED OR EXPIRED AND ALL LETTERS OF CREDIT SHALL HAVE TERMINATED OR EXPIRED.

SECTION 5.2                          Administrative Agent May Perform.  After the occurrence and during the continuance of any Event of Default, if the Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by the Pledgor pursuant to Section 6.4.

SECTION 5.3                          Administrative Agent Has No Duty.  The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Lender Parties) in the Collateral and shall not impose any duty on it to exercise any such powers.  Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges,

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maturities, tenders or other matters relative to any Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4                          Reasonable Care.  The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as the Pledgor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI
REMEDIES

SECTION 6.1                          Certain Remedies.  If any Event of Default shall have occurred and be continuing:

(a)                                  The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, and upon such other terms as the Administrative Agent may deem commercially reasonable.  The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 The Administrative Agent may:

(i)                                     transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder,

(ii)                                  notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder,

(iii)                               enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

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(iv)                              endorse any checks, drafts, or other writings in the Pledgor’s name to allow collection of the Collateral,

(v)                                 take control of any proceeds of the Collateral, and

(vi)                              execute (in the name, place and stead of the Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

SECTION 6.2                          Compliance with Restrictions.  The Pledgor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to the Pledgor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3                          Application of Proceeds.  All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as additional collateral security for, or then or at any time thereafter be applied (after payment of any amounts payable to the Administrative Agent pursuant to the Credit Agreement and Section 6.4) in whole or in part by the Administrative Agent for the ratable benefit of the Lender Parties against, all or any part of the Secured Obligations in such order as the Administrative Agent shall elect.

Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the Secured Obligations, and the termination of all Commitments, shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 6.4                          Indemnity and Expenses.  The Pledgor hereby indemnifies and holds harmless the Administrative Agent from and against any and all claims, losses, and liabilities arising out of or resulting from this Pledge Agreement (including enforcement of this Pledge Agreement), except claims, losses, or liabilities resulting from the Administrative Agent’s gross negligence or willful misconduct; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR

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CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.  The Pledgor shall pay (i) all legal and other reasonable out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, execution, delivery and administration of this Pledge Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all legal and other reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the filing, recording, refiling or rerecording of the Pledge Agreements and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to, and all releases and terminations of, any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof, and (iv) all out-of-pocket expenses incurred by the Administrative Agent, including the fees, charges and disbursements of any counsel for the Administrative Agent, in connection with the enforcement or protection of its rights in connection with this Pledge Agreement.

ARTICLE VII
MISCELLANEOUS PROVISIONS

SECTION 7.1                          Loan Document.  This Pledge Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 7.2                          Amendments, etc.  No amendment to or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent in accordance with Section 10.2(b) of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

SECTION 7.3                          Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and, if to the Pledgor, mailed or telecopied or delivered to it at the address set forth below its signature hereto, if to the Administrative Agent, mailed or delivered to it, addressed to it at the address of the Administrative Agent specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.  All such notices and other communications shall be effective as provided in Section 10.1 of the Credit Agreement.

SECTION 7.4                          Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Pledge Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Pledge Agreement.

SECTION 7.5                          Severability. Any provision of this Pledge Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality

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and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.6                          Counterparts; Effectiveness.  This Pledge Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Pledge Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Pledge Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Pledge Agreement.

SECTION 7.7                          GOVERNING LAWS.  THIS PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.8                          NO ORAL AGREEMENTS.  THIS WRITTEN PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

SECTION 7.9                          [Intentionally Omitted].

SECTION 7.10                    Filing as a Financing Statement.  At the option of the Administrative Agent, this Pledge Agreement, or a carbon, photographic or other reproduction of this Pledge Agreement or of any Uniform Commercial Code financing statement, continuations and amendments thereto, covering all of the Collateral or any portion thereof shall be sufficient as a Uniform Commercial Code financing statement and may be filed as such without the signature of the Pledgor where and to the full extent permitted by applicable law.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[LONE PINE RESOURCES INC.] [WISER DELAWARE LLC] [WISER OIL DELAWARE LLC]

By:
Name:
Title:

Address:	c/o Canadian Forest Oil Ltd.
Suite 2500, 645 - 7th Avenue, S.W.
Calgary, Alberta T2P 4G8
Canada

Attention:	Vice President - Finance
Telephone:	403-292-8000
Facsimile:	403-292-8072

[SIGNATURE PAGE TO PLEDGE AGREEMENT —

[LONE PINE] [WISER DELAWARE] [WISER OIL DELAWARE]]

S-1

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent

By:
Name:
Title:

Address:

JPMorgan Chase Bank, N.A., Toronto Branch
200 Bay Street, Floor 18
ON1-1800
Toronto, Ontario M5J 2J2
Canada
Attention:	Amanda Vidulich
Telephone:	416-981-9235
Facsimile:	416-981-9128

With a copy to:

JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 3rd Floor
Dallas, Texas 75201
Attention:	Brian P. Orlando
Telephone:	214-965-3245
Facsimile:	214-965-3280

[SIGNATURE PAGE TO PLEDGE AGREEMENT —

[LONE PINE] [WISER DELAWARE] [WISER OIL DELAWARE]]

S-2

ATTACHMENT 1

to Pledge Agreement

Pledged Interests

Issuer	Outstanding Interests	% of Issuer being Pledged	Certificate No.
[Wiser Delaware LLC, a Delaware limited liability company]		100%

[Wiser Oil Delaware LLC, a Delaware limited liability company]		100%

Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta, Canada		100%

Attachment 1 - Page 1

Attachment 2

to Pledge Agreement

[STOCK] [TRANSFER] POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                    (                                    ) [                 shares of common stock in [                          ], a [                            ,                             ] represented by the attached Certificate No.                                        herewith and do hereby irrevocably constitute and appoint                                  as attorney to transfer the said stock on the books of                                                with full power of substitution in the premises.

DATED:                      , 201

By:
Name:
Title:

IN PRESENCE OF:

Attachment 2- Page 1

Attachment 3

to Pledge Agreement

State of Organization, Formation or Incorporation, Etc.

Name	State of Organization, Formation or Incorporation and Organization ID	Principal Place of Business and/or Chief Executive Office
[Lone Pine Resources Inc.]	Delaware	[Lone Pine Resources Inc.]

Organizational ID No.:

Tax ID No.:

[WISER DELAWARE LLC]		[WISER DELAWARE LLC]

[WISER OIL DELAWARE LLC]		[WISER OIL DELAWARE LLC]

Attachment 3 Page 1

EXHIBIT H

[Form of]

DEMAND DEBENTURE AND NEGATIVE PLEDGE

THIS DEBENTURE is issued on [•] by [•], a corporation existing under the laws of [Alberta] (the “Corporation”).

ARTICLE 1

PROMISE TO PAY:  PRINCIPAL AND INTEREST

1.1                                                                               Principal

The Corporation, for value received, hereby acknowledges itself indebted and promises to pay to or to the order of JPMorgan Chase Bank, N.A., Toronto Branch (who and whose successors and assigns as holders of this Debenture are herein called the “Holder”), on demand (or on such earlier date as the Obligations hereby secured may become payable in accordance with Section 12.2), the principal amount of One Billion Five Hundred Million Canadian dollars ($1,500,000,000) at the main office of the Holder at 200 Bay Street, Floor 18, Royal Bank Plaza, South Tower, Toronto, Ontario  M5J 2J2, or at such other place as the Holder may designate from time to time by notice in writing to the Corporation.

1.2                                                                               Agent Capacity

This Debenture is granted to the Holder in its capacity as administrative agent for the Lenders. All of the covenants, representations, warranties, rights, benefits and protections made or given in favour of the Holder hereunder are acknowledged to be for the joint and several benefit of the Holder and each of the Lenders from time to time.

1.3                                                                               Interest

The Corporation shall pay to the Holder at the same place interest on the Principal Amount at a rate equal to the Prime Rate plus five percent (5%) per annum.  Such interest shall accrue on a daily basis and shall be calculated and payable monthly in arrears on the first Banking Day of each month in respect of the immediately preceding calendar month, based on the actual number of days elapsed.  If payment of the Principal Amount is demanded, or otherwise becomes payable in accordance with Section 12.2, all accrued and unpaid interest shall also be payable on the date for payment of the Principal Amount.

Each change in the Prime Rate shall, for the purposes hereof, be effective at 12:01 a.m. on the date upon which such change occurs, without any requirement for notice to the Corporation of such change.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1                                                                               Definitions

In this Debenture, unless there is something in the subject matter or context inconsistent therewith:

“Affiliate” has the meaning attributed thereto in the Credit Agreement;

“Applicable Laws” means, in relation to any person, transaction or event:

(a)                                  all applicable provisions of laws, statutes, rules and regulations from time to time in effect of any Governmental/Judicial Body, and

(b)                                 all judgments, orders, awards, decrees, official directives, writs and injunctions from time to time in effect of any Governmental/Judicial Body in an action, proceeding or matter in which the person is a party or by which it or its property is bound or having application to the transaction or event;

“Banking Day” means a day on which banks are open for business in Calgary, Alberta, but does not include a Saturday or a Sunday;

[“Borrower” means Canadian Forest Oil Ltd. and its permitted successors and assigns;] [NTD: to be included for guarantors only]

“Credit Agreement” means the Credit Agreement dated March 18, 2011 among Lone Pine Resources Inc., as Parent, the [Corporation/Borrower], as Borrower, the Lenders and Agents party thereto and defined therein, including, JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, as amended, modified, restated or supplemented from time to time;

“Deposit Agreement” means that certain deposit agreement issued by the Corporation in favour of the Holder dated the date hereof;

“Event of Default” means any event or circumstance enumerated in Section 12.1;

“Governmental/Judicial Body” means:

(a)                                  any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances,

(b)                                 any person acting under the authority of any of the foregoing or under a statute, rule or regulation thereof, and

(c)                                  any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

“Hedging Agreement” has the meaning attributed thereto in the Credit Agreement;

“lease” includes sublease and any other agreements in the nature of a lease;

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“Lenders” has the meaning attributed thereto in the Credit Agreement and includes any Affiliate of a Lender which is a counterparty to any Hedging Agreement, but only to the extent permitted under Section 10.14 of the Credit Agreement;

“lien hereof” means the Security Interests created or expressed to be created or required to be created by the Corporation pursuant to this Debenture;

“Mortgaged Property” means the property, assets and undertakings of the Corporation which are subject to the lien hereof; such term shall be deemed to refer to such property, assets and undertakings or any part thereof;

“Obligations” means all of the indebtedness, liabilities and obligations, present and future, matured or not, of the Corporation under this Debenture, including payment of the Principal Amount, interest thereon and interest on overdue interest, payment of all other amounts required to be paid hereunder, and observance and performance of all other covenants, indemnities, terms, conditions, agreements and other requirements herein contained, both monetary and non-monetary;

“person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, union, government or any agency, department or instrumentality thereof, the executors or legal representatives of an individual, or any other entity;

“PPSA” means the Personal Property Security Act (Alberta); and the terms “accessions”, “account” “chattel paper”, “document of title”, “intangible”, “instrument”, “investment property”, “money”, “proceeds” and “securities intermediary” shall, when used herein, have the same meanings as are ascribed thereto in the PPSA;

“Prime Rate” shall mean the greater of (a) the per annum floating rate of interest established from time to time by JPMorgan Chase Bank, N.A., Toronto Branch as the base rate it will use to determine rates of interest on Canadian dollar loans to its customers in Canada, (b) the per annum floating rate of interest established from time to time by the Reference Lender as the base rate it will use to determine rates of interest on Canadian dollar loans to its customers in Canada, and (c) the sum of (i) the discount rate expressed as a rate of interest per annum payable to the purchasers of thirty-day bankers’ acceptances, duly accepted by JPMorgan Chase Bank, N.A., Toronto Branch, as established by JPMorgan Chase Bank, N.A., Toronto Branch, and (ii) 100 basis points;

“Principal Amount” means the principal amount payable by the Corporation pursuant to Section 1.1 (or, subject to Section 3.2, so much thereof as remains from time to time unpaid);

“Receiver” means any receiver or receivers of the Mortgaged Property appointed by the Holder pursuant to this Debenture or by a court at the request of the Holder; such term shall be deemed to refer to a receiver or receiver-manager;

“Reference Lender” has the meaning attributed thereto in the Credit Agreement;

“Security Interest” means with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property (including advance payment or similar arrangements with respect to minerals in place). For these purposes, a property shall be deemed to be subject to a Security Interest if a person has acquired or holds that property subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such property; and

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“STA” means the Securities Transfer Act (Alberta); and the terms “control”, “entitlement orders”, “securities account” and “securities intermediary” shall, when used herein, have the same meanings as are ascribed thereto in the STA.

Derivations of any of the foregoing defined terms shall have a corresponding meaning.

2.2                                                                               Headings and References

(a)                                  The division of this Debenture into Articles and Sections and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

(b)                                 The terms “this Debenture”, “hereof”, “hereunder” and similar expressions refer to this Debenture and not to any particular Article, Section or other portion hereof and include any amendments or supplements hereto.  Unless otherwise stated, references herein to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Debenture.

2.3                                                                               Number and Gender

Words importing the singular number shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

2.4                                                                               Per Annum Calculations; Currency; Time; “Including”

(a)                                  Unless otherwise stated, interest specified as a rate “per annum” shall be computed on the basis of a calendar year of 365 days or 366 days, as the case may be.

(b)                                 The theory of “deemed reinvestment” shall not apply to the computation of interest hereunder and no allowance, reduction or deduction shall be made for the deemed reinvestment of interest in respect of any payments hereunder.  Calculation of interest hereunder shall be made using the nominal rate method, and not the effective rate method, of calculation.

(c)                                  Unless otherwise stated, references herein to dollar amounts or $ shall be deemed to be references to Canadian dollars.

(d)                                 Unless otherwise stated, references herein to time shall mean local time in Calgary, Alberta.

(e)                                  The word “including” shall not be construed to limit or restrict the generality of the matter that precedes it.

2.5                                                                               Statute References

References herein to a statute include, unless otherwise stated, regulations passed or in force pursuant thereto and any amendments to such statute or to such regulations from time to time, and any legislation or regulations substantially replacing the same or substantially replacing any specific provision to which such reference is made.

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ARTICLE 3

DEPOSIT OF DEBENTURE

3.1                                                                               Deposit of Debenture as Collateral Security

This Debenture may be issued, pledged, hypothecated or deposited by the Corporation as collateral security for any indebtedness, liabilities or obligations (direct or indirect, present or future, absolute or contingent, matured or not, extended or renewed) of the Corporation, and may only be cancelled by the Corporation when physically redelivered by the Holder to the Corporation upon satisfaction of all such liabilities, indebtedness or obligations.  While this Debenture is so issued, pledged, hypothecated or deposited, it shall not be redeemed by reason of the account of the Corporation having ceased to be in debit, or by reason of the liabilities, indebtedness or obligations in respect of which this Debenture is issued, pledged, hypothecated or deposited being repaid or satisfied from time to time.

3.2                                                                               Debenture is Outstanding for Full Face Amount

Notwithstanding anything in Sections 3.1, 3.3 or elsewhere contained, this Debenture shall constitute a secured promise of the Corporation to pay the full face Principal Amount referred to in Section 1.1 irrespective of whether any liabilities, indebtedness or obligations in respect of which this Debenture may have been issued, pledged, hypothecated or deposited as collateral security are less than such amount.  The Corporation agrees and confirms that no payment by the Corporation to the Holder on account of any such liabilities, indebtedness or obligations shall reduce the Principal Amount owing under this Debenture unless such payment is specifically and expressly in writing appropriated by the Holder to this Debenture.

3.3                                                                               Debenture Secures Revolving Line

This Debenture secures, among other things, a revolving line of credit in the aggregate principal amount of up to the Principal Amount, and both present and future advances, and accordingly the Holder shall be entitled to all priorities and advantages conferred pursuant to the Land Titles Act (Alberta), the PPSA or such other similar or replacement legislation enacted in Saskatchewan from time to time.

ARTICLE 4

SECURITY

4.1                                                                               Security for Obligations

As continuing security for the due payment, observance and performance of all Obligations of the Corporation, but subject to the exceptions contained in Sections 7.1 and 7.2, the Corporation hereby:

(a)                                  floating charge on real property:  grants, assigns, transfers, mortgages and charges as and by way of a first floating charge to and in favour of the Holder, all of the Corporation’s real property of whatsoever nature and kind and wheresoever situate, now or hereafter owned by the Corporation or in which the Corporation now has or hereafter acquires any interest of any nature whatsoever, including the Corporation’s present and after-acquired right, title, estate and interest (whether freehold, leasehold, profit à prendre or otherwise, and whether legal or equitable, corporeal or incorporeal) in and to all real property and the  buildings, structures, improvements, expansions, erections, works and fixtures situate thereon, wherever located;

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(b)                                 personal property:  grants, assigns, conveys, transfers, mortgages and charges as and by way of a first fixed and specific mortgage, charge and security interest to and in favour of the Holder, and the Holder hereby takes a continuing security interest in, all of the Corporation’s present and after-acquired personal property (including all present and after-acquired intellectual property and rights thereto and therein, all present and after-acquired franchises, privileges, permits, grants, licenses, consents, authorizations, contracts and agreements, and all present and after acquired goods, chattel paper, investment property, documents of title, instruments, money and intangibles (including debts, accounts, claims and receivables)), wherever located;

(c)                                  increases and additions:  grants, assigns, conveys, transfers, mortgages and charges as and by way of a first fixed and specific mortgage and charge to and in favour of the Holder, and the Holder hereby takes a continuing security interest in, all increases, additions, accretions, attachments, parts, profits and accessions to any of the foregoing personal property, together with all substitutions for and replacements and renewals of any of the foregoing personal property; and

(d)                                 proceeds:  grants, assigns, conveys, transfers, mortgages and charges as and by way of a first fixed and specific mortgage and charge to and in favour of the Holder, and the Holder hereby takes a continuing security interest in, all proceeds of any of the foregoing personal property;

it being the intent hereof that all of the property, assets and undertaking of the Corporation, real and personal, present and future, tangible and intangible, wherever located, is subject to the lien hereof subject to Section 7.1.

The Corporation acknowledges that:

(i)                                     value has been given;

(ii)                                  the Corporation has rights in the Mortgaged Property or power to transfer rights in the Mortgaged Property;

(iii)                               the time of attachment of the lien hereof has not been postponed; and

(iv)                              the lien hereof is effective forthwith on the Corporation’s execution of this Debenture.

4.2                                                                               Habendum

The Holder shall have and hold the Mortgaged Property and the rights hereby conferred on the Holder for the use and purpose and with the powers and authorities herein expressed.

4.3                                                                               Holder Not Liable on Corporation’s Agreements

Nothing contained in this Debenture shall be construed as rendering the Holder liable, directly or indirectly, for any obligations of the Corporation under any agreement, instrument, permit, lease, license or other document subject to the lien hereof, or any judgment, decree or order of any Governmental/Judicial Body.

4.4                                                                               Charge Valid Irrespective of Advance of Moneys

The liens hereof shall be and be deemed to be effective whether or not the moneys hereby secured or any part thereof shall be advanced before, upon or after the date of execution and issuance of this Debenture.

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ARTICLE 5

PROVISIONS APPLICABLE TO ASSIGNED ACCOUNTS

5.1                                                                               Assigned Accounts

The following provisions shall apply to all debts, accounts, claims, moneys, receivables and other similar items of personal property assigned and transferred to the Holder as part of the Mortgaged Property (in this Section called the “assigned accounts”):

(a)                                  collection: following the occurrence and during the continuance of an Event of Default, the Holder may collect, realize, sell or otherwise deal with the assigned accounts or any part thereof in such manner, upon such terms and conditions and at such time or times as may seem to it advisable and without notice to the Corporation (except as otherwise required by Applicable Law);

(b)                                 not bound to collect:  the Holder shall not be liable or accountable for any failure to collect, realize, sell or otherwise deal with or obtain payment of the assigned accounts or any part thereof and shall not be bound to institute proceedings for the purpose of collecting, realizing, selling or otherwise dealing with or obtaining payment of the same or for the purpose of preserving any rights of the Holder, the Corporation or any other person in respect of the same;

(c)                                  application:  all moneys collected or received by the Holder in respect of the assigned accounts shall be applied on account of such parts of the Obligations as the Holder in its discretion determines;

(d)                                 trustee:  following the occurrence and during the continuance of an Event of Default, all moneys collected or received by the Corporation in respect of the assigned accounts shall be held in trust by the Corporation for the benefit of the Holder, and paid over to the Holder forthwith on demand;

(e)                                  information:  the Corporation shall from time to time forthwith on request of the Holder furnish to the Holder any information relating to the assigned accounts, and the Holder shall be entitled from time to time to inspect any documents pertaining thereto and take temporary custody thereof;

(f)                                    notifications:  following the occurrence and during the continuance of an Event of Default, the Holder may notify any account debtor to make payment of the assigned accounts to or to the order of the Holder; and

(g)                                 control of proceeds:  following the occurrence and during the continuance of an Event of Default, the Holder may take control of any proceeds of the assigned accounts.

ARTICLE 6

POSSESSION AND USE UNTIL DEFAULT

6.1                                                                               Possession

Unless and until an Event of Default shall have occurred and is continuing, the Corporation may, subject to the express terms hereof and of the Credit Agreement:

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(a)                                  possess, operate, manage, use and enjoy the Mortgaged Property and control the conduct of its business, and take and use the incomes and profits thereof, and

(b)                                 exercise, enjoy and enforce all of its rights and remedies under any agreement subject to the lien hereof;

but nothing herein shall be construed as subordinating the lien hereof to any other present or future creditor of the Corporation, whether secured or unsecured.

ARTICLE 7

LEASES, UNLIMITED LIABILITY SHARES AND INVESTMENT PROPERTY

7.1                                                                               Leases

The last day of the term of any lease, oral or written, or any agreement therefor, now held or hereafter acquired by the Corporation shall be excepted from the lien hereof and shall not form part of the Mortgaged Property, but the Corporation shall stand possessed of such one day upon trust for the Holder, to assign and dispose of the same as the Holder or any assignee from the Holder of such lease or agreement shall direct.  The Holder may at any time after the occurrence and during the continuance of an Event of Default remove the Corporation as trustee and appoint another in its place.

7.2                                                                               Unlimited Liability Shares

Notwithstanding any other provision in this Debenture, to the extent that any shares (the “Unlimited Liability Shares”) in an unlimited liability company (a “Unlimited Company”) constitute Mortgaged Property, the Holder shall not become or be deemed to become a member or shareholder, or obtain or have the right to obtain any other indicia of ownership of any Unlimited Company, and no provision in this Debenture (except this Section 7.2) or actions taken by the Holder pursuant to this Debenture which might provide or be deemed to provide otherwise, in whole or in part, shall, without the express written consent of the Holder, apply in respect of Unlimited Liability Shares. For the avoidance of doubt, and except as otherwise provided in the last sentence of this Section 7.2, no provision of this Debenture or actions taken by the Holder pursuant to this Debenture shall apply or be deemed to apply so as to cause the Holder to be, and the Holder shall not be or be deemed to be, or entitled to:

(a)           be registered as a shareholder or member, or apply to be registered as a shareholder or member, of any Unlimited Company;

(b)           request or assent to a notation being entered in its favour in the share register in respect of Unlimited Liability Shares;

(c)           hold itself out as a shareholder or member of any Unlimited Company; or

(d)           act or purport to act as a member of any Unlimited Company, or obtain, exercise or attempt to exercise any rights of a shareholder or member, including the right to attend a meeting of, or to vote any Unlimited Liability Shares or to be entitled to receive any distribution in respect of Unlimited Liability Shares.

The foregoing limitation shall not restrict the Holder from exercising the rights which it is entitled to exercise hereunder in respect of any Unlimited Liability Shares constituting Mortgaged Property at any time that the Holder shall be entitled to realize on all or any portion of the Mortgaged Property.

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7.3                                                                               Investment Property

If the Mortgaged Property at any time includes investment property which is or is to be credited to a securities account established by the Corporation with a securities intermediary, the Corporation shall notify the Holder and, at the request of the Holder, shall procure that the relevant securities intermediary shall enter into an agreement with the Holder which includes such terms as may be required by the Holder to ensure that the Holder has exclusive control over all investment property held in the relevant securities account following the occurrence of an Event of Default, including, but not limited to, an agreement of the securities intermediary that it will comply with entitlement orders that are originated by the Holder without the further consent of the Corporation.

All securities intermediaries that are required to act upon entitlement orders of the Corporation are entitled to treat and regard the Holder as the entitlement holder, entitled in the place and stead of the Corporation to give entitlement orders. The Holder may give notice to each securities intermediary with whom the Corporation maintains a securities account and require each such securities intermediary to act in accordance with entitlement orders of the Holder in relation to the investment property held in such securities account; and all such securities intermediaries shall be fully protected in treating and regarding the Holder as the entitlement holder and will be under no obligation to see to the application in any particular manner by the Holder of any investment property of the Corporation held by the securities intermediary. The Corporation will, at the request of the Holder, furnish the Holder with a list of all securities intermediaries with whom the Corporation maintains accounts together with all relevant account information.

ARTICLE 8

RESTRICTIONS ON ASSIGNMENT

8.1                                                                               Prohibitions on Assignment

If any lease, agreement, license or permit contains a clause which provides in legal effect that it can not be encumbered in the manner herein provided without the consent or approval of the other party thereto or the issuer thereof, then the effectiveness of the lien hereof (vis-á-vis such party or issuer only and in respect to such lease, agreement, license or permit only) shall be conditional upon such consent or approval having been obtained.

8.2                                                                               Realization on Agreements

Nothing in Section 8.1 or elsewhere in this Debenture shall be construed as limiting the rights of the Holder or any Receiver to rely upon provisions in any agreement or instrument subject to the lien hereof where such provisions are more favourable to the Holder or a Receiver than those contained herein (notwithstanding any inconsistency herewith), nor as requiring the Holder or any Receiver to comply with any restrictions of the nature referred to in Section 8.1 in connection with any realization on the Mortgaged Property where such compliance is not otherwise required by the law relating to realization of security.

ARTICLE 9

NEGATIVE PLEDGE

9.1                                                                               Negative Pledge

The Corporation shall not create, grant, assume or suffer to exist any Security Interest on the Mortgaged Property in contravention of Section 7.2 of the Credit Agreement.

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ARTICLE 10

APPLICATION OF PAYMENTS

10.1                                                                        Application of Payment

All payments made by the Corporation hereunder, whether before or after the occurrence of an Event of Default, including any proceeds of realization on security received by the Holder, shall be applied to the Obligations in such order as the Holder determines in its discretion, and the Corporation agrees not to direct any payment to be accepted in any order contrary to this provision.

ARTICLE 11

TITLE

11.1                                                                        Claims Against Title

If the lien hereof, or the Corporation’s title to, or the rights of the Holder in or to, any material part of the Mortgaged Property shall be endangered or shall be attacked directly or indirectly, or if any legal proceedings are instituted against the Corporation with respect thereto, the Corporation shall take all necessary and proper steps for the defence of the Corporation’s title to the Mortgaged Property and the lien of this Debenture thereon and will take such action as is reasonably appropriate to the defence of any such legal proceedings including the employment of counsel, the prosecution or defence of litigation and the release or discharge of claims made against the title to the Mortgaged Property or the lien hereof.

ARTICLE 12

EVENTS OF DEFAULT

12.1                                                                        Events of Default

The happening of any of the following events or circumstances shall be an “Event of Default”:

(a)                                  non-payment on demand:  the Corporation shall fail to pay the Principal Amount or interest thereon when demanded by the Holder; or

(b)                                 insolvency:  the Corporation shall

(i)                                     generally fail to pay, or admit in writing its inability or unwillingness to generally pay, debts as they become due;

(ii)                                  apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, receiver and manager, sequestrator or other custodian for the Corporation, or any substantial part of its property, or make a general assignment for the benefit of creditors;

(iii)                               in the absence of an application, consent or acquiescence referred to in Section 12.1(b)(ii), permit or suffer to exist the appointment of a trustee, receiver, receiver and manager, sequestrator or other custodian for the Corporation, or for a substantial part of its property and such trustee, receiver, receiver and manager, sequestrator or other custodian shall not be discharged within 60 days, provided that the Corporation hereby expressly authorizes the Holder to appear in any court conducting any relevant

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proceeding during such 60-day period to preserve, protect and defend the rights of the Lenders under the Credit Agreement;

(iv)                             permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other cause or proceeding under any bankruptcy or insolvency law (including the Bankruptcy and Insolvency Act (Canada)), or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if any such case or proceeding is not commenced by the Corporation, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided the Corporation hereby expressly authorizes the Holder to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend the rights of the Lenders under the Credit Agreement; or

(v)                                 take any corporate action authorizing, or in furtherance of, any of the foregoing.

12.2                                                                        Automatic Acceleration

Upon the occurrence of an Event of Default, all of the Obligations for the payment of any money hereunder (including the Principal Amount and interest thereon) shall automatically be and become immediately due and payable without presentment, demand (except the demand referred to in Section 12.1(a)) or notice of any kind, all of which are hereby waived by the Corporation.

12.3                                                                        No Waiver

No delay or omission of the Holder in exercising any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such default or acquiescence therein, and no act or omission of the Holder shall extend to or be taken in any manner whatsoever to affect any subsequent default hereunder or the Holder’s rights resulting therefrom.

12.4                                                                        Waiver of Covenants

The Holder may waive any breach by the Corporation of any of the provisions contained in this Debenture or any failure by the Corporation in the observance or performance of any covenant or condition required to be observed or performed by the Corporation hereunder; provided that no such waiver or act by the Holder shall be binding on the Holder or shall extend to or be taken in any manner, in either case, to affect any subsequent breach or failure or the Holder’s rights resulting therefrom.

12.5                                                                        British Columbia Land Title Act

For the purposes of Section 203 of the Land Title Act (British Columbia), the floating charge created by this Debenture over real property shall become a fixed charge thereon upon the earlier of:

(a)                                  the occurrence of an event described in Section 12.1(b); or

(b)                                 the Holder taking any action to enforce the lien hereof.

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ARTICLE 13

REMEDIES

13.1                                                                        Remedies

Upon the occurrence of an Event of Default, the lien hereof shall immediately become enforceable.  If the lien hereof becomes enforceable and the Holder has determined to enforce the same, the Holder may itself (or through an agent) to the fullest extent permitted by law, and a Receiver appointed by the Holder pursuant to Section 13.2 hereof may:

(a)                                  possession of Mortgaged Property and power of entry:  take possession of the Mortgaged Property to the exclusion of the Corporation and to that end the Corporation agrees that the Holder or Receiver may at any time enter upon lands and premises comprising the Mortgaged Property or where the Mortgaged Property may be found for the purpose of taking possession of and/or removing the Mortgaged Property.  In the event that the Holder or Receiver takes possession of the Mortgaged Property, it shall have the right to seize, repossess and maintain the same upon the premises on which the Mortgaged Property may then be situate without removal to other premises, and may dispose of the same from such premises;

(b)                                 power of disposition:  sell, lease or otherwise dispose of the Mortgaged Property either as a whole or in separate parcels, units or parts, by public sale (including public auction) or private or closed tender or by private contract, with only those notices, if any, as are required by Applicable Law, and with or without advertising and without any other formality (except as otherwise required by Applicable Law), and such sale, lease or disposition shall be for the best cash price bid without recourse to the Holder.  The Holder may itself purchase or lease the Mortgaged Property, unless prohibited from doing so by Applicable Law.  The Holder or Receiver may delay any disposition of the Mortgaged Property in whole or in part;

(c)                                  carrying on business:  carry on or concur in the carrying on, or cease the carrying on, of all or any part of the business or undertaking of the Corporation and may to the exclusion of the Corporation enter upon, occupy and use all or any of the premises, buildings, plants and undertakings of or occupied or used by the Corporation and may use any or all of the machinery, equipment, tools and other assets of the Corporation for such time as the Holder or Receiver sees fit, free of charge, to carry on the business of the Corporation and, if applicable, to produce or manufacture or complete the production or manufacture of any resources or products, to pack and ship or transport the resources or products, to employ and discharge any persons upon such terms and remuneration as it deems appropriate, and generally to have the same rights and powers as the Corporation would have in carrying on such business were it not in default hereunder;

(d)                                 pay encumbrances:  pay all or any part of any indebtedness of the Corporation secured by a Security Interest against the Mortgaged Property, whether prior to or subordinate to the lien hereof;

(e)                                 foreclosure:  foreclose or otherwise realize upon the Mortgaged Property pursuant to Applicable Law;

(f)                                   deal with Mortgaged Property:  obtain, hold, maintain, release to third parties, repair, replace, substitute, protect, preserve, process, prepare, or otherwise deal with the Mortgaged Property in such manner, upon such terms and conditions and at such time or times as may seem advisable to the Holder or Receiver without notice to the Corporation (except as otherwise required by Applicable Law);

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(g)                                 file proofs of claim:  file such proofs of claim and other documents as may be necessary or advisable in order to prove the claim of the Holder in any bankruptcy, proposal, plan of arrangement, winding-up or other proceeding relating to the Corporation or its property;

(h)                                 commence actions:  commence and proceed with any actions or judicial proceedings seeking such legal and/or equitable remedies as the Holder or Receiver deems advisable to protect and enforce its rights hereunder;

(i)                                     expenses of realization:  charge on its own behalf and pay to others amounts incurred (including reasonable legal fees on a solicitor and his own client basis, and reasonable Receivers’ and accounting fees) in or in connection with any dealing with the Mortgaged Property or acts in respect thereof referred to in the preceding paragraphs, and in connection with the protection and enforcement of its rights hereunder (including in connection with advice with regard to any of the foregoing); the Holder or Receiver may deduct such amounts from the proceeds of realization or may add such amounts to the Obligations, whereupon the same shall be payable by the Corporation to the Holder on demand and shall bear interest at the rate set forth herein in respect of the Principal Amount calculated from the date incurred by the Holder or Receiver to the date paid by the Corporation and such amounts and such interest shall be secured by the lien hereof; and

(j)                                     enforcement:  otherwise enforce this Debenture by any method permitted by Applicable Law.

13.2                                                                        Receiver

(a)                                  Private appointment:  The Holder may, at any time after the lien hereof has become enforceable and whether or not the Holder shall itself or through its agents have taken possession of the Mortgaged Property or taken any other actions or steps with regard thereto, appoint by instrument in writing a Receiver of the Mortgaged Property.  Any such Receiver shall have all of the powers, remedies and rights set forth in Section 13.1, and the powers, remedies and rights of the Holder hereunder, in addition to those possessed by a receiver or receiver-manager, as applicable, at law or in equity, unless any of such powers, remedies and rights are expressly limited in the instrument appointing the Receiver or in amendments thereto.  The Holder may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver appointed by the Holder may but need not be appointed or supervised in any way by a court, and may be appointed with or without bond or security.  Every such Receiver shall be entitled to reasonable and customary remuneration and the Holder may direct the payment thereof out of the Mortgaged Property or the proceeds thereof in priority to payment of the Obligations.

(b)                                 Receiver’s certificates:  A Receiver appointed pursuant to paragraph (a) may, with the consent in writing of the Holder, borrow money for the maintenance, protection or preservation of the Mortgaged Property or for the carrying on of the business or undertaking of the Corporation, and any Receiver may issue certificates (in this paragraph called “Receiver’s Certificates”) for such amounts as will in the opinion of the Holder be sufficient for obtaining upon the security of the Mortgaged Property the amounts from time to time required, and such Receiver’s Certificates may be payable either to order or bearer and may be payable at such time or times as the Holder may consider expedient, and shall bear such interest as shall therein be provided and the Receiver may sell, deposit, pledge or otherwise dispose of the same in such manner as the Holder may consider advisable and may pay such commission on the sale thereof as he may consider reasonable, and the amounts from time to time payable by virtue of such Receiver’s Certificates

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shall at the option of the Holder be entitled to the security of the lien hereof in priority to the Obligations.

(c)                                  Agent for Corporation:  Any Receiver appointed pursuant to paragraph (a) shall, so far as concerns responsibility for its acts, be deemed the agent of the Corporation and the Holder shall not be responsible for any misconduct or negligence on the part of any such Receiver.

(d)                                 Power of attorney:  To enable the Holder to exercise the powers granted to it hereunder, the Corporation hereby irrevocably appoints the Holder as its attorney and on its behalf to effect any sale, lease or other disposition of the Mortgaged Property (including any real property subject to the lien hereof) and to otherwise deal with the Mortgaged Property, and to execute all instruments and deeds, and do all acts, matters and things that may be necessary or advisable in the name of or on behalf of the Corporation or otherwise.  The power of attorney hereby granted shall be effective upon the occurrence of an Event of Default and shall continue throughout the continuance of any Event of Default.  Any deed, lease, agreement or other instrument required to be signed under seal and signed by the Holder under its seal pursuant hereto shall have the same effect as if it were signed under the corporate seal of the Corporation.  The Holder shall have full power of substitution, and may provide the Receiver with the power to exercise such rights as attorney hereunder, and may at any time revoke any such substitution.

(e)                                  Court appointment:  The Holder may, in its sole discretion, either before or after the private appointment of a Receiver hereunder, institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Mortgaged Property, and in such case the Receiver shall have the powers expressed in the order appointing it, as such order may be varied from time to time.

(f)                                    Power of directors:  Upon the appointment of any Receiver, all powers, functions, rights and privileges of the directors of the Corporation with respect to the Mortgaged Property shall cease unless specifically continued by the written consent of the Holder.

13.3                                                                        Dealing with Security

(a)                                  The Holder may grant renewals, extensions of time and other indulgences, take, release and give up securities, accept compositions, grant releases and discharges, perfect or fail to perfect any securities, release the Mortgaged Property and otherwise deal or fail to deal with the Corporation, debtors of the Corporation, guarantors, sureties and others and with the Mortgaged Property and other securities as the Holder may see fit, all without prejudice to the liability of the Corporation to the Holder or the Holder’s rights and powers under this Debenture.

(b)                                 Nothing in this Debenture shall be construed as requiring the Holder to exercise all or any of its possession or realization rights hereunder in respect of all or any particular part of the Mortgaged Property.  Such possession or realization rights may be exercised by the Holder in such manner and in respect of all or any particular part of the Mortgaged Property as the Holder may determine in its sole discretion, and the Holder may specifically elect not to take possession or control over, or appoint a Receiver in respect of, any such assets while exercising all remedies available to it in respect of any other Mortgaged Property. The Holder may also, of its own volition, release or discharge from the lien hereof any Mortgaged Property that it desires to release to the Corporation, and the Corporation covenants to accept such release and execute any acknowledgments as the Holder may require in respect thereof.

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13.4                                                                        Cash Collateral Account

The Holder shall be entitled, when in its sole discretion it considers doing so advantageous to it at any time during the term hereof (including in the course of realizing on the lien hereof), to retain any realization proceeds in a cash collateral account maintained by it, such cash collateral account to be subject to the lien hereof, and amounts so retained ultimately to be applied (with any accrued interest) to the Obligations.

13.5                                                                        Validity of Sale

No person dealing with the Holder or any Receiver shall be concerned to inquire whether the lien hereof has become enforceable or whether the powers which the Holder or any Receiver is purporting to exercise have become exercisable or whether any money remains due on the security of the Mortgaged Property or as to the necessity or expedience of the stipulations and conditions subject to which any sale, lease or other disposition shall be made or otherwise as to the propriety or regularity of any sale or any other dealing by the Holder with the Mortgaged Property or to see to the application of any moneys paid to the Holder or Receiver.

13.6                                                                        Rights and Remedies in Addition

Each and every right, remedy and power conferred by this Article is in supplement of and in addition to and not in substitution for any other right, remedy or power the Holder or any Receiver may have from time to time under this Article or elsewhere in this Debenture, or in any other agreement or under Applicable Law at the time of the exercise of such right, remedy or power.  The Holder or Receiver may proceed by way of any action, suit, remedy or other proceeding at law or in equity (including specific performance of any covenant and injunctions against violations of any covenant) and no such remedy for the enforcement of the rights of the Holder or Receiver shall be exclusive of or dependent on any other such remedy.  Any one or more of such remedies may from time to time be exercised separately or in combination and in particular the power of sale and other realization remedies contained herein may be exercised without the Holder entering into possession of or exercising control over the Mortgaged Property.  Notwithstanding the foregoing, the Holder shall not be bound to deal with the Mortgaged Property, to exercise any right or remedy as aforesaid, or to preserve rights against other persons.

ARTICLE 14

LIMITATION OF LIABILITY

14.1                                                                        Limitation of Liability

(a)                                  Subject to paragraph (c), the Holder and any Receiver shall not be liable, accountable or responsible for any loss or damage suffered or incurred by the Corporation as a result of:

(i)                                    the failure by the Holder or a Receiver to exercise any rights or remedies provided for herein, or to exercise any right or remedy in lieu of any other right or remedy; or

(ii)                                 the taking and maintaining of possession by the Holder or a Receiver of the Mortgaged Property pursuant to the terms of this Debenture, or the carrying on of the business of the Corporation as herein provided.

(b)                                 Subject to paragraph (c), the Holder and any Receiver shall not be liable, accountable or responsible:

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(i)                                    to account as mortgagee in possession or otherwise upon entry into possession hereunder, other than for actual receipts;

(ii)                                 to observe or perform, or to see to the observance or performance by the Corporation of any agreements or obligations to which the Corporation is a party or by which it is bound, whether before or during any period when the Holder or a Receiver has entered into possession hereunder;

(iii)                              for loss or damage to the Mortgaged Property while in the possession of the Holder or a Receiver, the risk of which is hereby expressly agreed to be on the Corporation, except to the extent such loss or damage results from the gross negligence or wilful misconduct of the Holder or a Receiver while such Mortgaged Property is in the possession of either of them;

(iv)                             to keep the Mortgaged Property identifiable or separate from other property which it owns or holds, whether fungible or not, while in the possession of the Holder or a Receiver; or

(v)                                in the case of chattel paper, investment property or an instrument in the possession of the Holder or a Receiver, to take any steps to preserve rights against other persons.

(c)                                  Notwithstanding any exclusion or limitation herein contained, to the extent that the provisions of any statute impose a duty or onus upon a person or restrict his rights or remedies in relation hereto, and such provisions are under Applicable Law incapable of waiver or variance by the Corporation, the provisions of such Applicable Law shall govern and the affected provisions hereof shall be deemed to be amended to the extent necessary to give effect to such Applicable Law without in any way affecting any other provision hereof.

ARTICLE 15

ASSIGN FREE OF EQUITIES

15.1                                                                        Payment Free from Equities

The Obligations shall be paid by the Corporation, and may be assigned by the Holder, absolutely free and clear of all equities, rights of set-off, claims, defenses, counterclaims, rights or other matters whatsoever, whether existing between the Holder and the Corporation and/or any third parties or intermediate holders, and whether now existing or hereafter arising (before or after notice to the Corporation of any assignment) which could impair or adversely affect in any way the entitlement of the Holder to enforce the Obligations strictly in accordance with the terms and provisions hereof.

ARTICLE 16

EXPENSES

16.1                                                                        Expenses

(a)                                  All documents or information required to be furnished by the Corporation to the Holder under this Debenture shall be supplied without cost to the Holder.

(b)                                 The Corporation shall pay to the Holder all reasonable out-of-pocket costs and expenses, including all legal fees (on a solicitor and his own client basis) and consultants’ fees and other expenses incurred by the Holder from time to time in the preparation, registration, enforcement,

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realization and collection of or in respect of this Debenture (including all reasonable out-of-pocket costs and expenses associated with the Holder considering the provision of consents, waivers or other acknowledgements hereunder) but only to the extent and as required by the Credit Agreement. All such amounts shall become part of the Obligations, shall be payable by the Corporation on demand, shall bear interest at the rate set forth herein in respect of the Principal Amount calculated from the date incurred by the Holder to the date paid by the Corporation, and such amounts and interest shall be secured by the lien hereof. This provision shall not be construed to limit any other provisions of this Debenture dealing with the charge-back to the Corporation of expenses incurred by the Holder.

ARTICLE 17

INTEREST ON OVERDUE AMOUNTS; CALCULATION OF INTEREST

17.1                                                                        Interest

(a)                                  The Corporation shall pay interest on all unpaid amounts hereunder (including interest on overdue interest, indemnities and expenses), on demand, from the date such unpaid amount is due until such unpaid amount is paid in full, calculated at the same rate per annum provided herein in respect of the Principal Amount.

(b)                                 In no event shall any interest or fee to be paid hereunder exceed the maximum rate permitted by Applicable Law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under Applicable Law. It is further agreed that any excess actually received by the Holder shall be credited against the Principal Amount or, if the Principal Amount shall have been or would thereby be paid in full, the remaining amount shall be credited to the Corporation.

(c)                                  All interest (including interest on overdue interest) payable by the Corporation to the Holder hereunder shall accrue from day to day, computed as provided herein, and shall be payable after as well as before maturity, demand, default and judgment.

ARTICLE 18

EFFECTIVE NOTICE

18.1                                                                        Notice

Any and all notices or other communications required or permitted to be given to the Corporation pursuant to this Debenture shall be given as provided for in Section 10.1 of the Credit Agreement.

ARTICLE 19

MISCELLANEOUS

19.1                                                                       No Merger

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Corporation to make payment of, or to satisfy the Obligations, nor shall the acceptance of any payment or alternate security constitute or create any novation, and the taking of a judgment or judgments under any of the covenants herein contained shall not operate as a merger of such covenants.

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19.2                                                                        No Discharges Unless Specifically Provided

No postponement or partial release or discharge of the lien hereof in respect of the Mortgaged Property shall in any way operate or be construed to release or discharge the security hereby constituted in respect of the Mortgaged Property except as therein specifically provided, or to release or discharge the Corporation from its liability to the Holder to fully pay and satisfy the Obligations.

19.3                                                                        Payments or Deliveries Due on Non-Banking Days

(a)                                  If any payment to be made by the Corporation hereunder shall become due and payable on a day which is not a Banking Day, such payment shall be made on the immediately following day which is a Banking Day, and any extension of time shall in such case be included in computing interest payable hereunder relating to such payment.  All payments due hereunder shall be made in immediately available funds before 11:00 a.m. on the due date, and if made after 11:00 a.m. shall be deemed to have been made on the next Banking Day.

(b)                                 If any notice, certificate or other document is required to be delivered by the Corporation hereunder on a day which is not a Banking Day, such delivery may be made on the immediately following day which is a Banking Day.

19.4                                                                        Governing Law

(a)                                  This Debenture and any other documents or instruments delivered in accordance herewith shall be governed by and interpreted in accordance with the laws of Alberta and the laws of Canada applicable therein and shall be treated as Alberta contracts, except to the extent otherwise required by the laws of a jurisdiction in which any of the Mortgaged Property may be situate.

(b)                                 The Corporation agrees that the courts of Alberta shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with the aforesaid documents and it irrevocably submits to the non-exclusive jurisdiction of such courts, without prejudice to the rights of the Holder to take proceedings in any other jurisdictions, whether concurrently or not.

19.5                                                                        Assignment by Corporation

The Corporation shall not and cannot assign its Obligations under this Debenture, or take any steps or enter into any transaction of any nature which would have that effect, without the prior written consent of the Holder and, if such assignment is permitted by the Credit Agreement, the Holder shall promptly provide its consent pursuant hereto. Subject thereto, all Obligations of the Corporation hereunder shall bind the Corporation and its successors and assigns.

19.6                                                                        Acknowledgment by the Corporation

The Corporation acknowledges and agrees that this Debenture may be assigned by the Holder, without the consent of and without notice to the Corporation, to such person as the Holder may determine and, in such event such person shall be entitled to all of the rights and remedies of the Holder hereunder and the Holder shall be released and discharged from its obligations hereunder and the Corporation agrees not to assert against any assignee of the Holder and the rights of such assignee are not subject to any claims, defence, demand, set-off or other rights, whether at law or in equity, that the Corporation has or may have against the Holder.

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19.7                                                                        Time of Essence

Time is of the essence of this Debenture.

19.8                                                                        Copy Received

The Corporation acknowledges having received and retained a copy of this Debenture. The Corporation waives its right to receive a copy of any financing statement or financing change statement (and any verification statements issued in respect thereof) that may be registered by the Holder from time to time in respect of the lien hereof.

19.9                                                                        Waiver of Presentment

Except as provided herein, the Corporation waives presentment of this Debenture for payment, diligence, notice of non-payment, protest and notice of protest.

19.10                                                                 Severability

If one or more of the provisions of this Debenture is, or is adjudged to be, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and such invalid, illegal or unenforceable provision shall, to the extent permitted at law, be severable.

19.11                                                                 Security in Addition

The security hereby constituted is not in substitution for any other security for the Obligations, or for any other agreement between the parties whether or not creating any Security Interest in the Mortgaged Property whether heretofore or hereafter made, and such security and such agreement shall be deemed to be continued and not affected hereby unless expressly provided to the contrary in a writing signed by the Corporation and the Holder. The taking of any action or proceedings or refraining from so doing, or any other dealing with any other security for the Obligations or any part thereof shall not release or affect the lien hereof and none of the creation of this Debenture nor the taking of any proceedings hereunder or thereunder for the realization of the security hereby constituted shall release or affect any other security held by the Holder for the payment or performance of the Obligations.

19.12                                                                 Waivers and Consents

No waiver of any provision hereof, or consent to any action or inaction shall be effective unless the same is in writing and signed by the party granting the same.  Such waivers and consents shall not extend to any matters other than those in respect of which the same were given, and the same may be subject to such conditions as the party giving the same may stipulate.

19.13                                                                 Holder Not Bound To Advance

Neither the execution and delivery nor the registration of this Debenture shall for any reason whatsoever obligate or bind the Holder to advance any moneys or, having advanced a portion, obligate the Holder in any way to advance the balance or any portion thereof, but nevertheless the lien hereof shall take effect forthwith upon execution of this Debenture and shall operate as security for the Obligations.

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19.14                                                                 Holder Exclusively Entitled

The Holder of this Debenture from time to time will be regarded as exclusively entitled to the benefit of this Debenture, and all persons may act accordingly.

19.15                                                                 Negotiable Instrument

This Debenture is to be treated as a negotiable instrument and all of the rights hereunder are exercisable by any holder hereof, and all persons may act accordingly.

19.16                                                                 Discharge

Once the Corporation has permanently satisfied all of the Obligations, the Holder shall, at the written request and expense of the Corporation, discharge the lien hereof and execute and deliver to the Corporation such deeds or other instruments as shall be required to give effect to such discharge, other than those Obligations which by the terms hereof survive such discharge and any termination.

19.17                                                                 Further Assurances

The Corporation shall, forthwith at the request of the Holder and at the Corporation’s sole cost and expense, do, execute and deliver or cause to be done, executed and delivered to the Holder all acts and every such further instrument as the Holder shall reasonably require to give effect to these presents and shall cause this Debenture and each of those further instruments to be registered, filed or recorded wherever, in the opinion of the Holder, such registration, filing or recording may be reasonably required or advisable to preserve, perfect or validate or continue the perfected status of any Security Interest granted pursuant hereto or thereto or to enable the Holder to exercise and enforce its rights hereunder or thereunder with respect to such Security Interest and shall, where appropriate, duly endorse the same for transfer in blank or as the Holder may direct and shall make all reasonable efforts to forthwith deliver to the Holder any and all consents or other instruments or documents necessary to comply with any restrictions on the transfer thereof in order to transfer the same to the Holder.

19.18                                                                 Attorney-in-Fact

The Holder is hereby appointed the attorney-in-fact of the Corporation for the purpose of carrying out the provisions of Section 19.17 and taking any action and executing any instruments which the Holder may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

19.19                                                                 Waivers of Applicable Law

(a)                                  To the extent not prohibited by Applicable Law, the Corporation hereby waives its rights, if any, under all provisions of Applicable Law that would in any manner, limit, restrict or otherwise affect the Holder’s rights and remedies hereunder or impose any additional obligations on the Holder or any Lender.

(b)                                The Corporation hereby authorizes the Holder to provide information to any person who requests information under the PPSA or similar legislation and the Holder will not be required to investigate whether or not the inquiring person is in fact a person entitled to request information pursuant to the PPSA or similar legislation.

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(c)                                  To the full extent that it may lawfully do so, the Corporation hereby:

(i)                                    waives and disclaims any benefit of, and shall not have or assert any right under any statute or rule of law pertaining to, the marshalling of assets or any other matter whatever, to defeat, reduce or affect the rights of the Holder under the terms of this Debenture to a sale of the Mortgaged Property or any part thereof or for the collection of all amounts secured hereby;

(ii)                                 agrees that it shall not have or assert any right or equity of redemption or any right under any statute or otherwise to redeem the Mortgaged Property or any part thereof after the sale hereunder to any person whether such sale is by the Holder, any Receiver or otherwise, notwithstanding that the Holder or any Lender may have purchased same;

(iii)                              agrees that the Land Contracts (Actions) Act (Saskatchewan) shall have no application to any action, as defined in the Land Contracts (Actions) Act with respect to this Debenture; and

(iv)                             agrees that the Limitation of Civil Rights Act (Saskatchewan) shall have no application to:

(A)                             this Debenture;

(B)                               any mortgage, charge or other security for the payment of money made, given or created by this Debenture;

(C)                               any agreement or instrument renewing or extending or collateral to this Debenture or renewing or extending or collateral to any mortgage, charge or other security referred to or mentioned in clause (B) of this subparagraph (c)(iv); or

(D)                              the rights, powers, or remedies of the Holder under this Debenture or under any mortgage, charge or other security, agreement or instrument referred to or mentioned in clauses (A), (B) or (C) of this subparagraph (c)(iv).

19.20                                                                 Conflict

In the event of a conflict between: (i) the terms hereof and the terms of the Deposit Agreement, the terms of the Deposit Agreement shall govern and (ii) the terms hereof and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

IN WITNESS WHEREOF the Corporation has executed this Debenture as of the date first above written.

[•]

Per:
Name:
Title:
Per:
Name:
Title:

21

EXHIBIT I

[Form of]

DEPOSIT AGREEMENT

THIS DEPOSIT AGREEMENT is made this [•] day of [•], [•], by[•], a corporation existing under the laws of [Alberta] (the “Corporation”) in favour of JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Administrative Agent for the Lenders party to the Credit Agreement referred to below (who and whose successors and assigns are herein called the “Holder”).

WHEREAS Lone Pine Resources Inc., [the Corporation/Canadian Forest Oil Ltd. (“Canadian Forest”)], the Lenders and the Agents, including JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, entered into a Credit Agreement dated as of March 18, 2011 providing for credit facilities in favour of [the Corporation/Canadian Forest] (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”);

[AND WHEREAS the Corporation has, inter alia, guaranteed the obligations of Canadian Forest under the Credit Agreement pursuant to a guaranty dated [•] made by the Corporation in favour of JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent under the Credit Agreement (such guaranty as amended, modified, restated or supplemented from time to time is herein called the “Guarantee”);]

AND WHEREAS the Corporation has issued a Demand Debenture and Negative Pledge dated [•] in the principal amount of Cdn. $1,500,000,000 (such debenture as amended, supplemented or reissued and all renewals thereof, substitutions therefor, accretions thereto, interest thereon and proceeds thereof is herein called the “Debenture”); and

AND WHEREAS the Corporation has agreed to deposit the Debenture with the Holder as general and continuing collateral security for the present and future indebtedness and obligations of the Corporation to the Holder, as Administrative Agent, the Lenders, and any Affiliate of a Lender which is a counterparty to any Hedging Agreement, but only to the extent permitted under Section 10.14 of the Credit Agreement (collectively, the “Lender Parties” and individually, a “Lender Party”);

NOW THEREFORE in consideration of the premises and of the sum of $10.00 now paid by the Holder to the Corporation, the receipt and sufficiency of which are hereby acknowledged, the Corporation agrees with the Holder as follows:

1.                                      Defined Terms; Headings

(a)                                  Terms and expressions which are defined in the Credit Agreement shall, when used herein, and unless otherwise defined, have the meanings as therein ascribed to them.

(b)                                 The division of this Agreement into Sections and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)                                  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Deposit Agreement and not to any particular Section or other portion hereof and include any amendments or supplements hereto. Unless otherwise stated, references herein to Sections are to Sections of this Agreement.

(d)                                 Words importing the singular number shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

(e)                                  The word “including” shall not be construed to limit or restrict the matter that precedes it.

2.                                      Deposit of Debenture

The Corporation hereby transfers, assigns, mortgages, charges, hypothecates, grants a security interest in and pledges and delivers the Debenture to and deposits the Debenture with the Holder to be held by the Holder as general and continuing collateral security for the payment and performance by the Corporation of all its obligations, indebtedness and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, to the Lender Parties pursuant to the Credit Agreement (including future advances) and the other Loan Documents (other than the Principal Amount under and as defined in the Debenture), wheresoever and howsoever incurred and any ultimate unpaid balance thereof and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and whether the Corporation be bound alone or with another or others and whether as principal or surety (collectively, the “Liabilities”).

This Agreement is granted to the Holder on its own behalf and in its capacity as Administrative Agent for and on behalf of the Lender Parties. All of the covenants, representations, warranties, rights, benefits and protections made or given in favour of the Holder hereunder are acknowledged to be for the joint and several benefit of the Holder and each of the Lender Parties from time to time.

The Corporation acknowledges that:

(a)                                  value has been given;

(b)                                 the Corporation has rights in the Debenture;

(c)                                  the time of attachment of the security interest created by this Agreement has not been postponed; and

(d)                                 the security interest created by this Agreement is effective forthwith on the Corporation’s execution of this Agreement.

3.                                      Rights as Holder to Enforce Debenture

The Holder is hereby authorized as the holder of the Debenture, and without selling or purchasing the Debenture, to exercise any and all rights of a holder of the Debenture, both before and after the occurrence of an Event of Default, to enforce all terms, covenants, provisions and agreements therein contained, and after an Event of Default has occurred and during its continuance, to enforce the security thereby constituted and to exercise or cause to be exercised for its benefit all or any of the remedies therein provided for the benefit of the holder of the Debenture.  Except as provided in Section 7 hereof, nothing herein shall be deemed to suspend or otherwise modify or affect the obligations of the Corporation or the rights of a holder of the Debenture, all as provided therein.

The Holder shall not be responsible for any loss occasioned by any sale or other dealing with the Debenture or by the retention of or failure to sell or otherwise deal with the same and the Holder shall not be bound to protect the Mortgaged Property (as that term is defined in the Debenture) from depreciating in value or becoming worthless.

2

4.                                      Realization by Sale

In addition to the foregoing rights and remedies, the Holder shall be entitled, upon an Event of Default occurring and during its continuance, to sell or otherwise dispose of the Debenture by public sale (including public auction) or private or closed tender or by private contract, with only those notices, if any, as are required by Applicable Law, and with or without advertising and without any other formality (except as otherwise required by Applicable Law), and such sale or disposition shall be for the best cash price bid without recourse to the Holder.  The Holder may itself purchase the Debenture unless prohibited from doing so by Applicable Law.  The Holder may delay any sale or disposition of the Debenture in whole or in part.

5.                                      Power of Attorney

To give full effect hereto, the Holder or any officer of the Holder is hereby irrevocably appointed attorney of the Corporation, with full power of substitution, for and in the name of the Corporation to sign and seal all documents and to fill in all blanks in signed powers of attorney and transfers necessary in order to complete the transfer of the Debenture to the Holder or its officers or to any purchaser.

6.                                      Records of Holder

The records of the Holder as to payment of any Liabilities being in default or of any demand for payment having been made will be conclusive evidence of such default or demand, absent manifest error.

7.                                      Satisfaction of Interest and Other Matters

(a)                                  Full payment of interest by the Corporation under the Credit Agreement for any period shall be deemed to satisfy the interest payable for that same period under the Debenture.

(b)                                 Notwithstanding the provisions of the Debenture and the provisions of this Agreement, the Holder shall not claim or realize an amount under or in respect of the Debenture in excess of the aggregate of the Liabilities from time to time of the Corporation to the Holder or the Lender Parties and upon full, final and indefeasible payment of the Liabilities, all obligations in respect of the Debenture, including without limitation the obligation to make payment of principal and interest thereunder, shall terminate and the Holder shall deliver to the Corporation the Debenture for cancellation and any releases, discharges or other instruments executed by the Holder as may be required to effectively release any lien or security interest or other encumbrance created thereunder and to reassign and reconvey the collateral subject thereto to the Corporation.

8.                                      Charges and Expenses

The Corporation shall pay to the Holder all reasonable out-of-pocket costs and expenses, including all legal fees (on a solicitor and his own client basis) and other reasonable expenses incurred by the Holder from time to time in the documentation, execution, registration, enforcement, realization and collection of or in respect of this Agreement.  All such amounts shall become part of the Liabilities, shall be payable by the Corporation on demand, shall bear interest at the rate set forth in the Debenture in respect of the principal amount thereof calculated from the date incurred by the Holder to the date paid by the Corporation, and such amounts and interest shall be secured by the Debenture and be a first charge on the proceeds of any such enforcement, realization or collection.  This provision shall not be construed to limit any other provisions of the Credit Agreement or the Debenture dealing with the charge-back to the Corporation of expenses incurred by the Holder.

3

9.                                      Remedies Not Exclusive

Each and every right, remedy and power conferred by this Agreement is in supplement of and in addition to and not in substitution for any other right, remedy or power the Holder or the Lender Parties may have from time to time under this Agreement, the Credit Agreement, the Debenture or in any other agreement or under the law in force at the time of the exercise of such right, remedy or power.  The Holder or any Lender Party may proceed by way of any action, suit, remedy or other proceeding at law or in equity and no such remedy for the enforcement of the rights of the Holder shall be exclusive of or dependent on any other such remedy.  Any one or more of such remedies may from time to time be exercised separately or in combination.  Notwithstanding the foregoing, the Holder shall not be bound to deal with the Debenture, to exercise any right or remedy as aforesaid, or to preserve rights against other Persons.

The Holder shall not be obliged to exhaust its recourse against the Corporation or any other Person or Persons, or against any other security it may hold in respect of the Liabilities before realizing upon or otherwise dealing with the Debenture in such manner as the Holder considers desirable.

10.                               Extensions

The Holder and the Lender Parties may grant renewals, extensions of time and other indulgences, take, release and give up securities, accept compositions, grant releases and discharges, perfect or fail to perfect any securities, and otherwise deal or fail to deal with the Corporation, guarantors, sureties and others and with the Debenture and other securities as the Holder and the Lender Parties, as applicable, may see fit, all without prejudice to the liability of the Corporation to the Holder or the Holder’s rights and powers under this Agreement or the Debenture.

11.                               Application of Proceeds

The proceeds of the Debenture shall be applied by the Holder on account of the Liabilities in accordance with the Credit Agreement.  If there is a deficiency, then the Corporation shall remain liable for that deficiency and shall pay the amount of that deficiency to the Holder forthwith.

12.                               Amendments or Supplemental Debentures

Any amendments or supplements to the Debenture shall, upon execution by the Corporation and delivery to the Holder, be deemed to be deposited hereunder and included in the term “Debenture” for the purposes hereof, unless expressly provided otherwise.

13.                               No Merger

Neither the taking of any judgment nor the exercise of any power of sale shall operate to extinguish the liability of the Corporation to make payment of, or to satisfy the Liabilities nor shall the acceptance of any payment or alternate security constitute or create any novation, and it is further agreed that the taking of a judgment or judgments under any of the covenants herein contained shall not operate as a merger of such covenants.

14.                              Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated as an Alberta contract.  The

4

Corporation irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta, without prejudice to the rights of the Holder to take proceedings in any other jurisdictions.

15.                               Assignment by Corporation

Except as permitted by Section 10.4 of the Credit Agreement, the Corporation shall not and cannot assign its obligations under this Agreement, or take any steps or enter into any transaction of any nature which would have that effect, without the prior written consent of the Holder.  Subject thereto, all obligations of the Corporation hereunder shall bind the Corporation and its successors and assigns.

16.                               Assignment by Holder

This Agreement shall extend to and enure to the benefit of the Holder and its successors and assigns.  The Holder may at any time assign this Agreement in accordance with the provisions of the Credit Agreement.

17.                               Copy Received

The Corporation acknowledges having received from the Holder a copy of this executed Agreement and waives its rights to receive a copy of any financing, financing change or other registration statement resulting from any registration of this Agreement or any verification statement issued with respect thereto where such waiver is not otherwise prohibited by law.

18.                               Severability

If one or more of the provisions of this Agreement is, or is adjudged to be, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and such invalid, illegal or unenforceable provision shall, to the extent permitted at law, be severable.

19.                               Security in Addition

The rights hereby constituted are in addition to and not in substitution for any other security for the Liabilities, or for any other agreement between the Corporation and the Holder or any Lender Party whether or not creating any security interest in all or part of the property of the Corporation whether heretofore or hereafter made, and such security and such agreement shall be deemed to be continued and not affected hereby unless expressly provided to the contrary in a writing signed by the Corporation and the Holder.  The taking of any action or proceedings or refraining from so doing, or any other dealing with any other security for the Liabilities or any part thereof shall not release or affect this Agreement and neither the taking of any proceedings hereunder or under the Debenture for the realization of any security shall release or affect any other security held by the Holder or any Lender Party for the payment or performance of the Liabilities.

20.                               Waivers and Consents

No waiver of any provision hereof, or consent to any action or inaction shall be effective unless the same is in writing and signed by the party granting the same.  Such waivers and consents shall not extend to any matters other than those in respect of which the same were given, and the same may be subject to such conditions as the party giving the same may stipulate.

5

21.                               Not Bound to Advance

Neither the execution and delivery nor the registration of the Debenture or this Agreement shall for any reason whatsoever obligate or bind the Holder or any Lender Party to advance any moneys or, having advanced a portion, obligate the Holder or any Lender Party in any way to advance the balance or any further portion thereof; but nevertheless this Agreement, the Debenture and the mortgages, charges and security interests thereby constituted shall take effect forthwith upon execution of the Debenture and shall operate as security for the Liabilities.

22.                               Further Assurances

The Corporation shall from time to time, whether before or after default being made in the payment of any part of the Liabilities or the occurrence of any default in the performance of any other obligation of the Corporation to the Holder and the Lender Parties, do all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments as the Holder may reasonably request for perfecting the security constituted hereby or by the Debenture, for facilitating the sale of the Debenture in connection with any realization thereof and for exercising all powers, authorities and discretions hereby conferred upon the Holder.

23.                               Effective Notice

Any and all notices or other communications required or permitted pursuant to this Agreement shall be in writing and shall be given in the manner stipulated in the Debenture.

24.                               Conflict

In the event of a conflict between: (i) the terms hereof and the terms of the Debenture, the terms hereof shall govern and (ii) the terms hereof and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

IN WITNESS WHEREOF the Corporation has executed this Agreement as of the date first above written.

[•]

Per:
Name:
Title:

Per:
Name:
Title:

6

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral, (iii) the financial condition of Borrower or any of its Subsidiaries or Affiliates, or any other Person obligated with respect to the Loan Documents or (iv) the performance or observance by Borrower or any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under the Loan Documents.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements under the Credit Agreement with respect to the transactions contemplated hereby (subject to receipt of such consents as may be required under the Credit Agreement), (iii) subject to acceptance and recording hereof pursuant to Section 10.4(d) of the Credit Agreement, from and after the Effective Date, it shall be party to the Loan Documents and be bound by the provisions of the Credit Agreement as a Lender thereunder and to the other Loan Documents and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the  Administrative Agent or any other Lender, and (v) it is not a Foreign Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

Annex 1 to Exhibit D - Page 1

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

Annex 1 to Exhibit D - Page 2

EXHIBIT E

FORM OF BORROWING REQUEST

                             , 201

JPMorgan Chase Bank, N.A., Toronto Branch

as Administrative Agent for the Lenders referred to below

c/o JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Floor 18

ON1-1800

Toronto, Ontario M5J 2J2

Canada

Attention:	Amanda Vidulich
Facsimile:	416-981-9128

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, 3rd Floor

Dallas, Texas 75201

Attention:	Brian P. Orlando
Facsimile:	214-965-3280

Re:                               Borrowing of Canadian Prime Loan

Dear Sirs:

Reference is made to that certain Credit Agreement dated as of March 18, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta (“Borrower”), Lone Pine Resources Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, and the Lenders and other agents party thereto.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Borrowing Request and Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)          Principal amount of Borrowing(1) :

(B)           Interest rate basis(2) :

(1)           Not less than C$1,000,000 and an integral multiple of C$1,000,000 (or aggregate unused balance of the Commitments in the case of a Canadian Prime Borrowing).

(2)           Canadian Prime Borrowing.

Exhibit E - Page 1

(C)           Effective date (which is a Business Day):

(D)          Date of maturity (which is a Business Day):

(F)           Interest Period(3) :

If the Borrowing results in an increase in the aggregate outstanding principal amount of the Loans, Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 4.3 of the Credit Agreement are satisfied.

Borrower has caused this Borrowing Request to be executed and delivered by its Authorized Officer this         day of                                   , 201         .

Very truly yours,

CANADIAN FOREST OIL LTD.

By:
Name:
Title:

By:
Name:
Title:

(3)           If applicable, selected period must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit E - Page 2

EXHIBIT J

POWER OF ATTORNEY TERMS - BANKERS’ ACCEPTANCES

In order to facilitate the acceptance of Bankers’ Acceptances pursuant to the terms of that certain Credit Agreement dated as of March 18, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta (“Borrower”), Lone Pine Resources Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, and the Lenders and other agents party thereto, Borrower hereby appoints each Lender (individually, the “Lender”), acting by its duly authorized signatories (the “Attorney”) for the time being at the Lender’s main branch in Toronto, Ontario (the “Branch of Account”), the attorney of the Borrower:

1.                                       to sign for and on behalf and in the name of Borrower as drawer, drafts in the Lender’s standard form (“Drafts”) which may be “depository bills” under and as defined in the Depository Bills and Notes Act (the “DBNA”) drawn on the Lender payable to the order of the Borrower or to the order of the Lender or to a “clearing house” under the DBNA or its nominee for deposit by the Lender with the “clearing house” after acceptance thereof by the Lender; and

2.                                       to fill in the amount, date and maturity date of such Drafts;

provided that such acts in each case are to be undertaken by the Lender in strict accordance with instructions given to the Lender by Borrower as provided in this power of attorney.

Instructions to the Lender relating to the execution, completion, endorsement, discount and/or deposit by the Lender on behalf of Borrower of Drafts which Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by the Administrative Agent and/or Borrower to the Lender in writing at the Branch of Account following delivery by the Borrower of a notice in respect of a drawdown, conversion or rollover pursuant to the Credit Agreement and shall specify the following information:

1.                                       a Canadian Dollar amount, which shall be the aggregate face amount of the Drafts to be accepted by the Lender in respect of a particular drawdown, conversion or rollover;

2.                                       a specified period of time, as provided in the Credit Agreement, which shall be the number of days after the date of such Drafts that such Drafts are to be payable, and the dates of issue and maturity of such Drafts; and

3.                                       payment instructions specifying the account number of Borrower and the financial institution at which the proceeds from the sale of such Drafts are to be credited.

The communication in writing by Borrower to the Lender of the instructions referred to above shall constitute the authorization and instruction of Borrower to the Lender to complete,

Exhibit J- Page 1

execute and, if applicable, endorse Drafts in accordance with such information as set out above and the request of Borrower to the Lender to accept such Drafts and deliver the same, or deposit the same with a “clearing house” under the DBNA, against payment as set out in the instructions.  Borrower acknowledges that the Lender shall not be obligated to accept any such Drafts except in accordance with the provisions of the Credit Agreement.  The Lender shall be and is hereby authorized to act on behalf of Borrower upon and in compliance with instructions communicated to the Lender as provided herein if the Lender reasonably believes them to be genuine.

Borrower agrees to indemnify the Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby including the deposit of any draft with a “clearing house” under the DBNA; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the gross negligence or willful misconduct of the Lender or any of its directors, officers, employees, affiliates or agents.

This power of attorney may be revoked by Borrower at any time upon not less than five (5) Business Days’ written notice served upon the Lender at the Branch of Account, provided that (i) it may be replaced with another power of attorney forthwith in accordance with the requirements of the Credit Agreement; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of Borrower in respect of any Draft executed, completed, endorsed, discounted and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.  This power of attorney may be terminated by the Lender at any time upon not less than five (5) Business Days’ written notice to Borrower in accordance with Section 2.23 of the Credit Agreement.

No revocation or termination of this power of attorney shall affect the rights of the Lender and the obligations of Borrower with respect to the indemnities of Borrower above stated with respect to all matters arising prior in time to any such revocation or termination.

This power of attorney is in addition to and not in substitution for any agreement to which the Lender and Borrower are parties.

This power of attorney shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable therein and Borrower and the Lender hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect of all matters arising out of this power of attorney.

In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement, the Credit Agreement shall prevail.

Exhibit J- Page 2

EXHIBIT K

FORM OF BANKERS’ ACCEPTANCE REQUEST

[Date]

To: JPMorgan Chase Bank, N.A., Toronto Branch,

as Administrative Agent to the Lenders

party to the Credit Agreement referred

to below

c/o JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Floor 18

ON1-1800

Toronto, Ontario M5J 2J2

Canada

Attention:	Amanda Vidulich
Facsimile:	416-981-9128

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, 3rd Floor

Dallas, Texas 75201

Attention:	Brian P. Orlando

Re:                               Credit Agreement dated as of March 18, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta (“Borrower”), Lone Pine Resources Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, and the Lenders and other agents party thereto.

Dear Ladies and Gentlemen:

We request that the Lenders accept and issue the following Bankers’ Acceptances.

TOTAL PRINCIPAL AMOUNT:
ACCEPTANCE DATE:
MATURITY DATE:
RESULTING TERM IN DAYS:

[We intend to arrange the sale of the Bankers’ Acceptances subject to this Bankers’ Acceptance Request in accordance with the provisions of Section 2.23(i) of the Credit Agreement.](1)

(1)                                  Insert if applicable.

Exhibit K- Page 1

If the Borrowing results in an increase in the aggregate outstanding principal amount of the Loans, Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 4.3 of the Credit Agreement are satisfied.

Borrower has caused this Bankers’ Acceptance Request to be executed and delivered by its Authorized Officer this        day of                            , 201         .

Very truly yours,

CANADIAN FOREST OIL LTD.

By:
Name:
Title:

Exhibit K- Page 2

EXHIBIT L

CALCULATION OF NET PROCEEDS OF BANKERS’ ACCEPTANCE

The BA Net Proceeds of any Bankers’ Acceptance shall be equal to the amount determined in accordance with the following formula:

BA Net Proceeds	=	Principal Amount of Bankers’ Acceptance X Price
Price	=
1
1 + (Bankers’ Acceptance Rate X (Term/365))

The Price of any Bankers’ Acceptance shall expressed as a decimal and be rounded to nearest 1/10000 of 1% with 0.000005 being rounded up.

Exhibit L- Page 1

EXHIBIT M

DETAILS OF ISSUE OF BANKERS’ ACCEPTANCE

DETAILS OF ISSUE

[Date]

Canadian Forest Oil Ltd.

600-800 Sixth Avenue, S.W.

Calgary, Alberta  T2P 3G3

Canada

[Forest Oil Corporation

707 17th Street, Suite 3600

Denver, Colorado  80202

Attention:                                         General Counsel] [APPLICABLE PRIOR TO THE SPIN-OFF DATE]

Re:                               Credit Agreement dated as of March 18, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Canadian Forest Oil Ltd., a corporation amalgamated under the laws of the Province of Alberta (“Borrower”), Lone Pine Resources Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, and the Lenders and other agents party thereto.

Dear Ladies and Gentlemen:

The details of issue with respect to the Bankers’ Acceptance Request dated                        are as follows:

1.                                       Principal Amount of Bankers’ Acceptances Issued:

2.                                       BA Maturity Date:

3.                                       Bankers’ Acceptance Rate:

4.                                       Stamping Fee:

5.                                       BA Net Proceeds:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent

By:
Name:
Title:

Exhibit M - Page 1